SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement	☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

AMERICAN POWER CONVERSION CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies: Common Stock, $0.01 par value

(2)	Aggregate number of securities to which transaction applies: 193,483,289 shares of Common Stock (including 1,146,332 shares underlying restricted stock units) and options to purchase 8,189,399 shares of Common Stock

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): Calculated as of the close of business on November 9, 2006, based on the sum of (i) 193,483,289 shares of Common Stock outstanding on that date (including 1,146,332 shares underlying restricted stock units) at $31.00 per share, and (ii) options outstanding on that date to purchase 8,189,399 shares of Common Stock multiplied by $14.71 (which is the difference between $31.00 and the weighted average exercise price of such options of $16.29 per share).

(4)	Proposed maximum aggregate value of transaction: $6,118,448,019

(5)	Total fee paid: $654,674

☐	Fee paid previously with written preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

PRELIMINARY PROXY STATEMENT

[•], 2006

AMERICAN POWER CONVERSION CORPORATION

132 Fairgrounds Road

West Kingston, Rhode Island 02892

Dear Shareholder:

You are cordially invited to attend the Special Meeting of shareholders of American Power Conversion Corporation (“APC”), to be held on [•] at 10:00 a.m., local time, at 31 West 52nd Street, New York, New York.

At the Special Meeting, you will be asked to vote to approve the merger (the “Merger”) of Trianon Inc., an indirect wholly-owned subsidiary of Schneider Electric SA, with and into APC, pursuant to an Agreement and Plan of Merger dated as of October 28, 2006 (the “Merger Agreement”). If the Merger is completed, APC’s shareholders will have the right to receive $31.00 in cash, without interest, for each share of APC common stock they own.

Our board of directors unanimously recommends that you vote FOR the approval of the Merger Agreement and FOR the adjournment or postponement of the Special Meeting, if necessary or appropriate, to solicit additional proxies.

Your vote is important. We cannot complete the Merger unless, among other things, the holders of two-thirds of the shares of APC common stock outstanding and entitled to vote at the Special Meeting vote to approve the Merger Agreement. Failure to submit a signed proxy or vote in person at the Special Meeting will have the same effect as a vote against the approval of the Merger Agreement. Whether or not you plan to attend the Special Meeting, please take the time to vote by completing the enclosed proxy card and mailing it to us or, where available, vote by telephone or via the internet. Only holders of record of APC common stock at the close of business on [•], 2006 will be entitled to vote at the Special Meeting.

To indicate their support for the Merger, two of our directors have entered into a voting agreement in which they agreed to vote shares of our common stock currently representing, in the aggregate, approximately 10.0% of our outstanding shares for the approval of the Merger Agreement.

This proxy statement explains the proposed Merger and the Merger Agreement, and provides specific information concerning the Special Meeting. Please review this document carefully.

Sincerely,

Robert J. Johnson

President and Chief Executive Officer

This proxy statement is dated [•], 2006, and is first being mailed to APC shareholders on or about [•], 2006.

AMERICAN POWER CONVERSION CORPORATION

132 Fairgrounds Road

West Kingston, Rhode Island 02892

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To be Held on [•]

Dear Shareholders:

We will hold a Special Meeting of Shareholders of American Power Conversion Corporation, a Massachusetts corporation (“APC”), at 31 West 52nd Street, New York, New York, on [•] at 10:00 a.m., local time, to consider and vote upon the following:

1. A proposal to approve the Agreement and Plan of Merger, dated as of October 28, 2006, by and among Schneider Electric SA, Trianon Inc., an indirect wholly-owned subsidiary of Schneider Electric, and APC (the “Merger Agreement”), providing for a merger (the “Merger”) in which each share of APC common stock, par value $.01 per share, will be converted into the right to receive $31.00 in cash, without interest;

2. A proposal to adjourn or postpone the Special Meeting to a later time, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the Merger Agreement; and

3. Such other proposals, if any, as may properly be brought before the Special Meeting or any adjournment or postponement thereof.

We will transact no other business at the Special Meeting except such business as may properly be brought before the Special Meeting or any adjournments or postponements thereof.

The record date for the purpose of determining the shareholders who are entitled to receive notice of and to vote at the Special Meeting is [•], 2006. Only holders of record of APC common stock at the close of business on that date will be entitled to notice of and to vote at the Special Meeting or any adjournments or postponements thereof.

THE AFFIRMATIVE VOTE OF THE HOLDERS OF TWO-THIRDS OF THE OUTSTANDING SHARES OF APC COMMON STOCK ENTITLED TO VOTE IS REQUIRED TO APPROVE THE MERGER AGREEMENT. This proxy statement describes the proposed Merger and the Merger Agreement and the actions to be taken in connection with the Merger and provides additional information about the parties involved. Please give this information your careful attention.

We believe that appraisal rights under the Massachusetts Business Corporation Act should not be available to our shareholders with respect to the Merger. We have concluded, however, that because of ambiguities in the law, it is possible that our shareholders may be entitled to appraisal rights. Any shareholder seeking to assert appraisal rights will be required to give written notice, before the shareholders vote on whether to approve the Merger Agreement, of the shareholder’s intent to demand payment pursuant to statutory appraisal rights, and to comply with the requirement to not vote to approve the Merger Agreement.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR SHAREHOLDERS VOTE FOR THE APPROVAL OF THE MERGER AGREEMENT AND FOR THE ADJOURNMENT OR POSTPONEMENT OF THE SPECIAL MEETING, IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES.

If you plan to attend the Special Meeting in person, please be aware that seating may be limited. Registration and seating will begin at 9:00 a.m. Please bring valid picture identification, such as a driver’s license or passport. You may be required to provide this identification upon entry to the meeting. Shareholders holding stock in brokerage accounts (“street name” holders) will also need to bring a copy of a brokerage statement reflecting their stock ownership as of the record date. Cameras, cell phones, recording devices and other electronic devices will not be permitted at the Special Meeting.

Whether or not you plan to attend the Special Meeting, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed postage-paid return envelope or, where available, vote by telephone or via the internet. You may revoke the proxy at any time prior to its exercise in the manner described in this proxy statement. Any shareholder present at the Special Meeting, including any adjournments or postponements of it, may revoke any previously-granted proxy and vote personally on the proposal to approve the Merger Agreement. Executed proxy cards that are not marked with any instructions will be voted for the approval of the Merger Agreement and for the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies. If you fail to return a properly-signed proxy card or to vote in person at the Special Meeting, your shares effectively will be counted as a vote against the approval of the Merger Agreement.

PLEASE DO NOT SEND ANY SHARE CERTIFICATES AT THIS TIME.

By order of the board of directors,

Sincerely,

Jeffrey J. Giguere

Vice President, General Counsel & Secretary

[•], 2006

i

ii

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

Q:	What am I being asked to vote on?

A:	You are being asked to vote to approve a merger agreement that provides for the acquisition of APC by Schneider Electric. The proposed transaction is to be accomplished through a merger of Trianon, an indirect wholly-owned subsidiary of Schneider Electric, with and into APC, with APC surviving, which we refer to as the merger. As a result of the merger:

•	APC will become an indirect wholly-owned subsidiary of Schneider Electric;

•	our common stock will cease to be listed on the NASDAQ Global Select Market, and no longer will be publicly traded;

•	we will no longer be obligated to file periodic reports with the Securities and Exchange Commission; and

•	each outstanding share of our common stock will be converted into the right to receive $31.00 in cash, without interest.

Q:	Why is my vote important?

A:	Your vote is important because, among other things, in order for us to complete the merger at least two-thirds of our outstanding shares have to be voted in favor of approving the merger agreement. Accordingly, your failure to vote, including by abstaining or as a result of broker non-votes, will have the same effect as a vote against the proposal to approve the merger agreement.

Q:	Who is entitled to vote at the Special Meeting?

A:	Holders of record of shares of APC common stock as of the close of business on [•], 2006, the record date for the special meeting, are entitled to vote at the special meeting, or at any adjournments or postponements of the special meeting.

Q:	What vote is required to approve the merger agreement?

A:	Shareholders holding at least two-thirds of the outstanding shares of our common stock must vote FOR approval of the merger agreement for it to be validly approved.

Q:	How does our board of directors recommend that I vote?

A:	Our board of directors unanimously recommends that our shareholders vote FOR the approval of the merger agreement and FOR the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the merger agreement. You should read “The Merger—Reasons for the Merger,” beginning on page 18, for a discussion of the factors that our board of directors considered in deciding to recommend the approval of the merger agreement.

Q:	What will I receive in the merger?

A:	Subject to the terms of the merger agreement, in the merger each issued and outstanding share of APC common stock automatically will be converted into the right to receive $31.00 in cash, without interest. The actual payment to you may be reduced by the amount of any required tax withholding.

Q:	What will happen to my outstanding stock options and restricted stock units?

A:	In the merger, any vesting remaining to be completed on any APC stock options or restricted stock units will be accelerated, and:

•	each outstanding option will be canceled in exchange for an amount in cash determined by multiplying (i) the excess, if any, of $31.00 over the per share exercise price of the option by (ii) the number of shares of APC common stock issuable upon exercise of the option; and

•	each outstanding restricted stock unit will be canceled in exchange for an amount in cash determined by multiplying (i) $31.00 by (ii) the number of shares of APC common stock then underlying the restricted stock unit.

The payments due to the holders of APC stock options and restricted stock units may be reduced by the amount of any required tax withholding.

Q:	What do I need to do now?

A:	After carefully reading and considering the information contained in this proxy statement, please complete, sign and date the enclosed proxy card and return it in the enclosed postage-paid return envelope as soon as possible. If you sign and send in your proxy card and do not mark it to show how you want to vote, we will count your proxy as a vote in favor of the approval of the merger agreement and in favor of any proposal to adjourn or postpone the special meeting to solicit additional proxies.

Q:	Can I change my vote after I have mailed my signed proxy?

A:	Yes. You can change your vote at any time before your proxy is voted at the Special Meeting. You can do this in one of three ways. First, you can send a written notice stating that you would like to revoke your proxy. Second, you can complete and submit a new proxy bearing a later date. If you choose either of these two methods, then you must submit your notice of revocation or your new proxy to us before the special meeting at American Power Conversion Corporation, 132 Fairgrounds Road, West Kingston, Rhode Island 02892, Attention: Investor Relations. Third, you can attend the special meeting and deliver a signed notice of revocation, deliver a later-dated duly executed proxy or vote in person. Your attendance at the special meeting will not, in and of itself, result in the revocation of a proxy or cause your shares to be voted.

Q:	What happens if I do not submit a proxy or vote in person at the special meeting?

A:	Because the required vote of our shareholders is based upon the number of outstanding shares of our common stock, rather than upon the number of shares actually voted, any failure by a holder of APC shares to vote for the approval of the merger agreement, in person at the special meeting or by proxy, including abstentions and broker non-votes, will have the same effect as a vote against the approval of the merger agreement.

Q:	If my shares are held in “street name” by my broker or bank, will my broker or bank automatically vote my shares for me?

A:	No. Your broker or bank is allowed to vote your shares only if you provide instructions on how to vote. You should follow the directions provided by your broker or bank regarding how to instruct your broker or bank to vote your shares. Without instructions, your shares will not be voted, which will have the same effect as a vote against the approval of the merger agreement.

Q:	When is the special meeting and where will it be held?

A:	The special meeting will take place on [•] at 10:00 a.m., local time, at 31 West 52nd Street, New York, New York. You may attend the special meeting and vote your shares in person, rather than completing, signing, dating and returning your proxy. If you wish to vote in person and your shares are held by a broker or other nominee, you need to obtain a proxy from the broker or other nominee authorizing you to vote your shares held in the broker’s name.

Q:	May I vote via the Internet or telephone?

A:

Yes, if your shares are held through a broker or bank and such a service is provided by your broker or bank, you may vote by completing and returning the voting form provided by your broker or bank or via the

Internet or by telephone through your broker or bank. You should follow the instructions on the voting form provided by your broker or bank. If your shares are registered in your name, you may vote only by returning a signed proxy card or by voting in person at the special meeting, and you will not be able to vote via the Internet or telephone.

Q:	Should I send in my stock certificates now?

A:	No. Shareholders who hold their shares in certificated form will need to exchange their APC stock certificates for cash after the merger is completed. We will send shareholders instructions for exchanging their share certificates at that time. Shareholders who hold their shares in book-entry form also will receive instructions for exchanging their shares after we complete the merger. Please do not send in your stock certificates with your proxy.

Q:	When do you expect the merger to be completed?

A:	In addition to obtaining shareholder approval, we must satisfy various other customary closing conditions, including the expiration or termination of applicable regulatory waiting periods and receipt of certain other required regulatory clearances, before the merger can be completed. We expect to complete the merger promptly following satisfaction of those closing conditions, which we currently expect to occur in the first calendar quarter of 2007.

Q:	Where can I learn more about Schneider Electric?

A:	Information about Schneider Electric is available from its 2005 Annual Report, which can be obtained for free from its website at www.schneider-electric.com.

Q:	Who can help answer my questions?

A:	If you have any questions about the merger, including the procedures for voting your shares, or if you need additional copies of this proxy statement or the enclosed proxy (which will be provided without charge) you should contact Morrow & Co., Inc., our proxy solicitor for the special meeting, or us, as follows:

Morrow & Co., Inc.

470 West Avenue

Stamford, Connecticut 06902

Telephone: (203) 658-9400

Email: apcc.info@morrowco.com

Banks and Brokerage Firms, please call: (203) 658-9400

Stockholders call toll free: (800) 607-0088

American Power Conversion Corporation Investor Relations 132 Fairgrounds Road West Kingston, Rhode Island 02892 Telephone: (401) 789-5735 ext. 2994 Email: investorrelations@apcc.com

SUMMARY

This summary highlights selected information from this proxy statement and may not contain all the information that is important to you. You should carefully read this entire proxy statement and the other documents to which we have referred you. See “Where You Can Find Additional Information” on page 52. Each item in this summary refers to the page of this document on which the applicable subject is discussed in more detail.

The Companies (see page 10)

American Power Conversion Corporation, 132 Fairgrounds Road, West Kingston, Rhode Island 02892, Telephone: (401) 789-5735 (see page 10). American Power Conversion Corporation (“APC”) provides protection against many of the primary causes of data loss, hardware damage and downtime. Founded in 1981, APC is a leading provider of global, end-to-end AC and DC-based back-up power products and services, which include surge suppressors, uninterruptible power supplies (UPS), power conditioning equipment, power management software and DC power systems as well as precision cooling equipment and professional and consulting services for Nonstop Networking™. APC, known for Legendary Reliability™, sets the standard for quality, innovation and support for power protection solutions from desktop systems to data center operations to entire facilities. Its comprehensive solutions, which are designed for both home and corporate environments, improve the manageability, availability and performance of sensitive electronic, network, communication and industrial equipment of all sizes.

Schneider Electric SA, 43-45, boulevard Franklin-Roosevelt, 92500 Rueil-Malmaison, France, Telephone: +33 (0) 1 41 29 70 00 (see page 11). Schneider Electric SA (“Schneider Electric”) is a world leader in electricity and automation management. Through its global brands, Merlin Gerin, Square D and Telemecanique, Schneider Electric meets its customers’ requirements in the residential, building, industry and energy and infrastructure markets. With 92,000 employees, Schneider Electric generates sales through 13,000 distributor outlets and operations in 130 countries.

Trianon Inc., 1415 S. Roselle Road, Palatine, Illinois 60067, USA, Telephone: (847) 397-2600 (see page 8). Trianon Inc. (“Trianon”) is an indirect wholly-owned subsidiary of Schneider Electric. Trianon was formed solely for the purpose of facilitating the acquisition of our company by Schneider Electric.

Our Reasons for the Merger (see page 18)

Our board of directors carefully considered the terms of the merger and the other strategic alternatives available to our company in deciding to enter into the merger agreement and to recommend that shareholders vote FOR approval of the merger agreement. Among others, the significant factors considered by our board of directors included:

•	the consideration of $31.00 per share in cash to be paid in the proposed merger;

•	APC’s financial condition, results of operations and business and earnings prospects;

•	the terms and conditions of the merger agreement;

•	the opinion of Goldman Sachs that the $31.00 in cash per share of APC common stock to be received by the holders of APC common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders; and

•	the interests of certain of our directors and executive officers that are different from, or in addition to, the interests of our shareholders generally.

Recommendation of our Board of Directors (see page 20)

Our board of directors, at a meeting at which all directors but one were present, unanimously determined that the terms of the merger agreement and the transactions described in the merger agreement are fair to, and in the best interests of, our shareholders. Our board of directors unanimously recommends that our shareholders vote FOR the approval of the merger agreement and FOR the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the merger agreement.

Opinion of our Financial Advisor (see page 20)

Goldman, Sachs & Co. delivered an oral opinion to our board of directors, which was subsequently confirmed in writing, that, as of the date of its opinion and based upon and subject to the factors and assumptions set forth in its written opinion dated October 28, 2006, the $31.00 in cash per share of APC common stock to be received by the holders of APC common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders.

The full text of the written opinion of Goldman Sachs, dated October 28, 2006, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex C. Goldman Sachs provided its opinion for the information and assistance of APC’s board of directors in connection with its consideration of the transaction. The Goldman Sachs opinion is not a recommendation as to how any holder of APC common stock should vote with respect to the transaction. Pursuant to an engagement letter between APC and Goldman Sachs, APC has agreed to pay Goldman Sachs a customary transaction fee, all of which is payable upon consummation of the transaction.

The Special Meeting (see page 13)

Date, Time and Place (see page 13). The special meeting of our shareholders will be held on [•] at 10:00 a.m., local time, at 31 West 52nd Street, New York, New York. At the special meeting, our shareholders will be asked to approve the merger agreement.

Record Date, Voting Power (see page 13). Our shareholders are entitled to vote at the special meeting if they are shown by our records to have owned shares of our common stock as of the close of business on [•], 2006, the record date. On the record date, there were [•] shares of our common stock entitled to vote at the special meeting. Shareholders will have one vote at the special meeting for each share of our common stock that they owned on the record date.

Vote Required (see page 13). The approval of the merger agreement requires the affirmative vote of shareholders holding at least two-thirds of the shares of our common stock outstanding at the close of business on the record date.

Voting and Revocability of Proxies (see pages 13 and 14). We are asking our shareholders to complete, date and sign the accompanying proxy card and promptly return it in the pre-addressed accompanying envelope. Brokers or banks holding shares in “street name” may vote the shares on our merger proposal only if the shareholder provides instructions on how to vote. Brokers or banks will provide shareholders for whom they hold shares with directions on how to give instructions to vote the shares. All properly executed proxies that we receive before the vote at the special meeting, and that are not revoked, will be voted in accordance with the instructions indicated on the proxies. If no direction is indicated on a properly executed proxy returned to us, then the underlying shares will be voted FOR the approval of the merger agreement and FOR the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies. Failure to submit a signed proxy or vote in person at the special meeting will have the same effect as a vote against approval of the merger agreement.

We do not expect any other business to come before the special meeting. If other business properly comes before the special meeting, then the persons named as proxies will vote in accordance with their judgment.

A shareholder may revoke a previously-given proxy at any time prior to its use by delivering a signed notice of revocation or a later-dated, signed proxy to APC’s Secretary. In addition, a shareholder may revoke a previously-given proxy by delivering, on the day of the special meeting, a signed notice of revocation or a later-dated signed proxy to the Secretary of APC. A shareholder also may revoke a previously-given proxy by attending the special meeting and voting in person. A shareholder’s attendance at the special meeting does not in itself result in the revocation of a previously-given proxy or cause the shareholder’s shares to be voted.

Solicitation of Proxies and Expenses (see page 14). We will bear the cost and expense associated with the solicitation of proxies from our shareholders. In addition to solicitation by mail, our directors, officers and employees may solicit proxies from our shareholders by telephone, internet, facsimile or other electronic means or in person. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable expenses incurred in sending proxy materials to beneficial owners. Morrow & Co., Inc. will assist in our solicitation of proxies.

The Merger (see page 15)

The Merger Agreement (see page 37); Structure of the Merger (see page 33). The merger agreement being submitted for our shareholders’ approval as described in this proxy statement relates to the proposed acquisition of our company by Schneider Electric. If the merger is completed, Trianon, an indirect wholly-owned subsidiary of Schneider Electric, will be merged with and into APC, we will become an indirect wholly-owned subsidiary of Schneider Electric and our outstanding shares will be converted into the right to receive the cash consideration described below (see page 34). Among other things, the merger agreement contains detailed representations and warranties made by us to Schneider Electric, covenants regarding the conduct of our business pending completion of the merger, consents and approvals required for and conditions to the completion of the merger and our ability to consider other acquisition proposals.

Consideration (see page 34). With effect from the closing of the merger, our shareholders will be entitled to receive, for each share of our common stock they hold, $31.00 in cash, without interest. Based on the number of shares of our common stock outstanding on November 9, 2006 and giving effect to the treatment provided for in the merger agreement of all stock options exercisable for our common stock and all restricted stock units, the aggregate consideration payable by Schneider Electric to our shareholders and to the holders of APC options and restricted stock units will be approximately $6.1 billion. The payments due to our shareholders, as well as to the holders of APC stock options or restricted stock units as described below, may be reduced by the amount of any required tax withholding.

Stock Options (see page 34). Each stock option to acquire shares of our common stock that is outstanding immediately before the completion of the merger will be canceled and the holder of that option will be entitled to receive a cash payment equal to the excess, if any, of the $31.00 per share merger consideration over the per share exercise price of the option. No payment will be made with respect to stock options that have per share exercise prices equal to or greater than $31.00.

Restricted Stock Units (see page 34). Each restricted stock unit that is outstanding immediately before the completion of the merger will be canceled and the holder of that restricted stock unit will be entitled to receive a cash payment equal to the number of shares of our common stock underlying that restricted stock unit, multiplied by $31.00.

Employee Stock Purchase Plan (see page 34). Participants in our Employee Stock Purchase Plan will not be permitted to increase their payroll deductions or purchase elections from those in effect on the date of the merger agreement, which is October 28, 2006, and no offering or purchase period will be commenced after that date.

Anticipated Closing (see page 33). We expect to close the merger promptly after the approval of the merger agreement by our shareholders and after all other conditions to the merger have been satisfied or waived. At present, we anticipate that the closing will occur in the first quarter of 2007.

Interests of Our Directors and Executive Officers in the Merger (see page 26)

In considering the recommendation of our board of directors to vote for the proposal to approve the merger agreement, you should be aware that some of our directors and executive officers have personal interests in the merger that are, or may be, different from, or in addition to, your interests. We currently have change in control severance agreements in place with Aaron L. Davis, David R. Johnson, Robert J. Johnson, Edward W. Machala, Neil E. Rasmussen and Richard J. Thompson, which are described in more detail in “The Merger—Interests of Our Directors and Executive Officers in the Merger—Employment Agreements with Executive Officers” on page 26. Upon completion of the merger, each outstanding stock option, whether or not it is vested, to purchase shares of our common stock will be canceled in exchange for a cash payment equal to the excess, if any, of the $31.00 per share merger consideration over the per share option exercise price, multiplied by the number of shares of our common stock subject to the option. In addition, upon completion of the merger, each outstanding restricted stock unit will be canceled in exchange for a cash payment equal to the number of shares of our common stock underlying such restricted stock unit, multiplied by the $31.00 per share merger consideration. Finally, the terms of the merger agreement provide for the continuation of indemnification rights (for actions both before and after the merger) and liability insurance coverage for our current and former directors and executive officers. Our board of directors was aware of these interests and considered them, among other matters, when approving the merger agreement. For a more complete description, see “The Merger—Interests of Our Directors and Executive Officers in the Merger.”

Shares Owned by Our Directors and Executive Officers (see page 13). On the record date, our directors and executive officers beneficially owned and were entitled to vote shares of our common stock representing approximately [•]% of the shares of our common stock outstanding on that date.

Voting Agreement (see page 48). Mr. Dowdell (the chairman of our board of directors) and Mr. Rasmussen (who is both an officer and director) have entered into a voting agreement with Schneider Electric. Under the terms of the voting agreement, Messrs. Dowdell and Rasmussen have agreed to vote shares of our common stock currently representing, in the aggregate, approximately 10.0% of our outstanding shares in favor of the merger agreement and to take or refrain from taking certain related actions. A copy of the voting agreement is included in this proxy statement as Annex B.

Material U.S. Federal Income Tax Consequences of the Merger (see page 28)

The receipt of $31.00 in cash for each share of our common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. For U.S. federal income tax purposes, generally you will realize a taxable gain or loss as a result of the merger measured by the difference, if any, between $31.00 per share and your adjusted tax basis in that share. Generally, your adjusted tax basis in a share is the amount you paid for it. The receipt of cash in exchange for the outstanding stock options will be a taxable transaction for U.S. federal income tax purposes. Holders of stock options (other than those persons who received such options in connection with their employment by, or provision of services to, us) will generally recognize a gain or loss equal to the difference between the amount of cash they receive over their adjusted tax basis, if any, in the options surrendered. Persons who received their stock options in connection with their employment by, or provision of services to, us generally will recognize ordinary income equal to the excess of the amount of cash they receive over their adjusted tax basis, if any, in the options surrendered. Payments in exchange for options received in connection with employment by us generally will be subject to applicable income and employment tax withholding. In general, a U.S. holder who surrenders restricted stock units for cash in connection with the merger will recognize ordinary income equal to the amount of cash received. The cash that a U.S. holder receives in exchange for his restricted stock units generally will be subject to applicable income and employment tax withholding.

You should read “The Merger—Material U.S. Federal Income Tax Consequences” beginning on page 28 for a more complete discussion of the U.S. federal income tax consequences of the merger. Tax matters can be complicated and the tax consequences of the merger to you will depend on your particular tax situation. You are urged to consult your tax advisor as to the specific tax consequences to you of the merger, including the applicability of federal, state, local, foreign and other tax laws.

Appraisal Rights (see page 30)

We believe that appraisal rights should not be available to our shareholders with respect to the merger. We have concluded, however, that because of ambiguities in the law, it is possible that our shareholders may be entitled to appraisal rights. Under Massachusetts law, appraisal rights are not available in respect of an all-cash merger such as this one unless a director, officer or controlling shareholder has a direct or indirect material financial interest in the merger other than in his capacity as (i) a shareholder; (ii) a director, officer, employee or consultant if his financial interest is pursuant to bona fide arrangements; or (iii) in any other capacity “so long as the shareholder owns not more than 5% of all voting shares of the corporation.” We are not aware of any material financial interest of a type that would cause appraisal rights to be available. For this reason, we reserve the right to challenge any purported exercise of appraisal rights in respect of the merger. If you want to consider asserting appraisal rights, you should obtain legal advice.

If you believe you are entitled to appraisal rights under Massachusetts law, in order to exercise these rights you must:

•	deliver to us, before the vote to approve the merger agreement is taken, written notice of your intent to demand payment for your shares in an amount to be determined pursuant to the statutory appraisal procedure;

•	not vote your shares in favor of the proposal to approve the merger agreement; and

•	comply with the other procedures specified in Part 13 of the Massachusetts Business Corporation Act, a copy of which is attached to this proxy statement as Annex D.

Because a submitted proxy not marked “against” or “abstain” will be voted FOR the approval of the merger agreement and FOR the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies, the submission of a proxy card not marked “against” or “abstain” will result in the waiver of appraisal rights, to the extent such rights are available. If you hold shares in the name of a broker or other nominee and you want to attempt to assert appraisal rights, you must instruct your nominee to take the steps necessary to enable you to assert appraisal rights. If you or your nominee fails to follow all of the steps required by the statute, you will lose your right of appraisal, (to the extent such right otherwise would be available).

Conditions to Completing the Merger (see page 37)

Among other conditions that will need to be satisfied or waived in order to complete the merger, at least two-thirds of our outstanding shares as of the record date must be voted FOR approval of the merger agreement.

The merger is also subject to customary discretionary review by the Antitrust Division of the U.S. Department of Justice and the U.S. Federal Trade Commission. The Hart-Scott-Rodino Antitrust Improvements Act of 1976 prohibits us from completing the merger until we have furnished certain information and materials to the Antitrust Division of the Department of Justice and the Federal Trade Commission, and the required waiting period has expired or been terminated. Both Schneider Electric and we filed the required notification and report forms on November 9, 2006.

The completion of the merger also is subject to compliance with applicable state, European Commission and other foreign rules. The European Union requires notification to and approval by the European Commission of mergers or acquisitions involving parties with aggregate worldwide sales and individual European Union sales exceeding specified thresholds. Such approval by the European Commission is a condition to the completion of the merger.

Schneider Electric has agreed to use its best efforts to avoid or eliminate each and every impediment under any antitrust, competition or trade regulation law with respect to the merger so as to allow the merger to be completed as soon as reasonably possible.

Competing Acquisition Proposals (see page 38)

The merger agreement provides that if, at any time before obtaining shareholder approval of the merger agreement, we receive an acquisition proposal which our board of directors determines to be a superior proposal (as defined in the merger agreement), our board of directors may terminate the merger agreement to enter into a definitive agreement with respect to the superior proposal if they determine in good faith, after consultation with outside counsel and financial advisors, that failing to take such action would be inconsistent with the board’s fiduciary duties to the shareholders of APC under applicable law. If our board of directors terminates the merger agreement in order for APC to enter into a superior acquisition agreement with a third party, as well as in certain other circumstances, we would be obligated to pay Schneider Electric a termination fee of $180,000,000. See “The Merger Agreement—Fees and Expenses” on page 41.

Termination of the Merger Agreement (see page 40); Fees and Expenses (see page 41)

The merger agreement contains provisions addressing the circumstances under which we or Schneider Electric may terminate the merger agreement. In addition, the merger agreement provides that, in certain circumstances, we may be required to pay Schneider Electric a termination fee of $180,000,000.

A COPY OF THE MERGER AGREEMENT IS INCLUDED IN THIS PROXY STATEMENT AS ANNEX A. YOU ARE STRONGLY ENCOURAGED TO READ IT CAREFULLY AND IN ITS ENTIRETY.

THE COMPANIES

American Power Conversion Corporation

We are a leading provider of global, end-to-end infrastructure availability solutions. Our comprehensive products and services offering for both home and corporate environments improve the availability, manageability and performance of sensitive electronic, network, communication and industrial equipment of all sizes.

We design, develop, manufacture, and market solutions for computer, communication and electronic applications worldwide. Our products include:

•	uninterruptible power supply products, commonly known as UPSs;

•	electrical surge protection devices, also known as surge suppressors;

•	power conditioning products;

•	DC-power systems;

•	management and monitoring, including environmental and video monitoring, tools;

•	racks and enclosures;

•	cooling solutions;

•	IP-based solutions for environmental monitoring, video surveillance and access control;

•	services; and

•	network, desktop and notebook personal computer (“PC”) and mobile accessories.

These products are primarily used with sensitive electronic devices that rely on electric utility power including, but not limited to, home electronics (including high-end audio/visual equipment), PCs, high-performance computer workstations, servers, networking equipment, communications equipment, internetworking equipment, storage systems, data centers, mainframe computers, and facilities.

Our UPS products regulate the flow of utility power to ensure safe and clean power to the protected equipment, and provide seamless back-up power in the event of the loss of utility power. The back-up power lasts for a period of time sufficient to enable the user to continue computer operations, conduct an orderly shutdown of the protected equipment, preserve data, work through short power outages or continue operating for several hours or longer.

Our surge protection devices and power conditioning products provide protection from electrical power surges and noise in the flow of utility power. Our cooling equipment regulates temperature and humidity and provides air flow distribution. Our DC-power systems monitor and isolate equipment from utility voltage fluctuations, frequency variations and electrical noise. In the event of a power failure, our DC products provide back-up power for communications networks. Our management tools enhance monitoring, including remote monitoring of APC systems as well as environmental and video monitoring, UPS and physical infrastructure management, and performance of our products; our racks and enclosures provide a high-availability environment for integrating and housing information technology equipment; our service offerings assist the end-user with the installation, configuration, and maintenance of our products; and our network, desktop and notebook PC and mobile accessories provide a range of power, connectivity and productivity enhancing products.

Additionally, we have pioneered integrated systems for physical infrastructure for data centers. These integrated systems are the foundation upon which Information Technology (IT) and telecommunication networks reside. It is the “backbone” of a business, as its elements provide the power, cooling, physical housing, cabling and other elements which allow the IT systems to function. APC offers stand-alone products within several of the physical infrastructure categories. Additionally, we offer the industry’s first integrated physical infrastructure system for data centers, sold under the InfraStruXure® architecture.

We were incorporated in the Commonwealth of Massachusetts in 1981. The address of our principal executive offices is 132 Fairgrounds Road, West Kingston, Rhode Island 02892, and the telephone number at that address is (401) 789-5735. Additional information regarding our business is contained in our filings with the Securities and Exchange Commission. See “Where You Can Find Additional Information” on page 52.

Schneider Electric SA

Schneider Electric is a world leader in electricity and automation management, providing comprehensive solutions that combine software, communication and services. Schneider Electric employs 92,000 employees and operates in 130 countries where it generates sales through 13,000 distributor outlets. Schneider Electric’s leading global brands—Merlin Gerin, Square D and Telemecanique—enjoy a strong reputation with distributors, electricians, contractors, panelbuilders, specifiers and other partners around the world.

Schneider Electric works to anticipate and satisfy its customers’ requirements in four main markets: energy and infrastructure, industry, buildings and residential. In the energy and infrastructure market, Schneider Electric offers products, equipment and systems to optimize the generation, transmission, distribution and sale of electricity. Schneider Electric’s goal in this market is to ensure that installations are reliable, safe and extremely energy efficient. In the industry market, Schneider Electric works closely with customers to get a thorough understanding of their applications and to combine products, software and services into solutions that improve energy efficiency, while ensuring a safe, reliable supply of electricity. In the buildings market, the requirements range from electrical distribution, management, optimization and reliability to data transmission networks, building automation and control systems and solutions to reduce energy consumption. The residential market tends to be a reliable, steady market which offers significant growth opportunities related to the development of new technologies and the immense housing needs of emerging countries.

Schneider Electric SA is a Société Anonyme (joint-stock corporation) organized under the French Commercial Code. Its principal executive offices are located at 43-45 boulevard Franklin-Roosevelt, 92500 Rueil-Malmaison, France. The telephone number at that address is +33 (0) 1 41 29 70 00.

Trianon Inc.

Trianon is an indirect wholly-owned subsidiary of Schneider Electric. Trianon is a Massachusetts corporation that was formed solely for the purpose of facilitating the acquisition of our company by Schneider Electric. The address of its principal executive offices is 1415 S. Roselle Road, Palatine, Illinois 60067, USA, and the telephone number at that address is (847) 397-2600.

FINANCIAL FORECASTS PROVIDED TO SCHNEIDER ELECTRIC

Prior to the execution of the merger agreement, we provided to representatives of Schneider Electric and certain other companies that expressed an interest in acquiring our company certain non-public business and financial information about us. This information included the following financial forecasts for the years ended December 31, 2006, 2007 and 2008, and assumed that we would remain an independent company:

	2006	2007	2008
	(dollars in millions, except per share numbers)
Net revenue	$2,329.4	$2,709.6	$3,129.2
Net income*	123.9	234.0	295.0
Earnings before interest, taxes depreciation and amortization	200.0	353.5	432.7
Diluted earnings per share**	$0.65	$1.22	$1.54

*	Excludes non-recurring items.
**	Based on 192,000,000 fully diluted shares outstanding for each of the three years.

We do not, as a matter of course, make public any projections as to future performance or earnings, and the forecasts set forth above are included in this proxy statement only because this information was provided to Schneider Electric. The forecasts were not prepared with a view to public disclosure or compliance with the published guidelines of the Securities and Exchange Commission or the guidelines established by the Public Company Accounting Oversight Board (United States) regarding projections or forecasts. The forecasts do not purport to present operations in accordance with generally accepted accounting principles, or GAAP, and our independent auditor has not examined or compiled the forecasts and accordingly assumes no responsibility for them. Our internal financial forecasts (upon which these forecasts were based in part) are, in general, prepared solely for internal use and capital budgeting and other management decisions and are subjective in many respects and thus susceptible to interpretations and periodic revision based on actual experience and business developments.

The forecasts also reflect numerous assumptions made by our management about APC, including assumptions with respect to the market for our products, general business, economic, market and financial conditions and other matters, including effective tax rates consistent with historical levels for us and interest rates and the anticipated amount of borrowings by us, all of which are difficult to predict and many of which are beyond our control. Accordingly, there can be no assurance that the assumptions made in preparing the forecasts will prove accurate. It is expected that there will be differences between actual and forecasted results, and actual results may be materially greater or less than those contained in the forecasts. The inclusion of the forecasts herein should not be regarded as an indication that any of APC, Schneider Electric or Trianon or their respective representatives considered or consider the forecasts to be a reliable prediction of future events, and the forecasts should not be relied upon as such.

We believe that the forecasts were reasonable at the time they were made; however, you should not assume that the forecasts continue to be accurate or reflective of our management’s current view. We have been considering various changes to our business strategy, several of which were reflected in the forecasts disclosed to Schneider Electric. We do not know whether we would have been successful in implementing those changes as forecasted. The forecasts were disclosed to Schneider Electric and its representatives as a matter of Schneider Electric’s due diligence, and are included in this proxy statement for that reason only. None of APC, Schneider Electric or Trianon or any of their respective representatives has made or makes any representation to any person regarding our ultimate performance compared to the information contained in the forecasts, and none of them intends to update or otherwise revise the forecasts to reflect circumstances existing after the date when made or to reflect the occurrence of future events even if any or all of the assumptions underlying the forecasts are shown to be in error.

THE SPECIAL MEETING

We are furnishing this proxy statement to our shareholders, as of the record date, as part of the solicitation of proxies by our board of directors for use at the special meeting.

Date, Time and Place

The special meeting of our shareholders will be held on [•] at 10:00 a.m., local time, at 31 West 52nd Street, New York, New York.

Purpose of the Special Meeting

At the special meeting, we will ask our shareholders to approve the merger agreement. Our board of directors unanimously recommends that our shareholders vote FOR the approval of the merger agreement and FOR the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies.

Record Date; Shares Entitled to Vote; Quorum

Only holders of record of our common stock at the close of business on [•], 2006, the record date, are entitled to notice of and to vote at the special meeting. On the record date, [•] shares of our common stock were issued and outstanding and held by approximately [•] holders of record. A quorum will be considered present at the special meeting if a majority of all the shares of our common stock issued and outstanding on the record date and entitled to vote at the special meeting are represented at the special meeting in person or by a properly executed proxy. If a quorum is not present at the special meeting, then it is expected that the meeting will be adjourned or postponed to solicit additional proxies. Holders of record of our common stock on the record date are entitled to one vote per share on each matter submitted to a vote at the special meeting.

All votes will be tabulated by the inspector of election appointed for the special meeting who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions and broker non-votes are counted for the purposes of determining whether a quorum exists at the special meeting.

Vote Required

The approval of the merger agreement requires the affirmative vote of shareholders holding at least two-thirds of the shares of our common stock outstanding on the record date. Because the required vote of our shareholders is based upon the number of outstanding shares of our common stock, rather than upon the shares actually voted, the failure by the holder of any such shares to submit a proxy or to vote in person at the special meeting, including abstentions and broker non-votes, will have the same effect as a vote against the approval of the merger agreement.

Shares Owned by Our Directors and Executive Officers

At the close of business on the record date, our directors and executive officers beneficially owned and were entitled to vote, in the aggregate, shares of our common stock representing approximately [•]% of the shares of our common stock outstanding on that date. Under the terms of the voting agreement, two of our directors have agreed to vote shares of our common stock currently representing, in the aggregate, approximately 10.0% of our shares outstanding in favor of the proposal to approve the merger agreement.

Voting of Proxies

All shares represented by properly executed proxies received before the special meeting will be voted at the special meeting in the manner specified by such proxies. Properly executed proxy cards that do not contain voting instructions will be voted FOR the approval of the merger agreement and FOR the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies. Shares of our common stock represented at the special meeting but not voting, including shares of our common stock for which proxies have been received but with respect to which holders of shares have abstained, will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business.

Only shares affirmatively voted for the approval of the merger agreement, including shares represented by properly executed proxy cards that do not contain voting instructions, will be counted as favorable votes for that proposal. If a shareholder abstains from voting or does not furnish a valid proxy, the shareholder’s shares effectively will count as voted against the approval of the merger agreement. Brokers or banks who hold shares of our common stock in “street name” for customers who are the beneficial owners of such shares may not give a proxy to vote those customers’ shares in the absence of specific instructions from those customers. If no instructions are given to the broker or bank holding shares, or if instructions are given to the broker or bank indicating that the broker or bank does not have authority to vote on the proposal to approve the merger agreement, then, in either case, the shares will be counted as present for purposes of determining whether a quorum exists, will not be voted on the proposal to approve the merger agreement and will effectively count as votes against the approval of the merger agreement.

We do not expect that any matter other than the proposal to approve the merger agreement will be brought before the special meeting. If, however, other matters are brought before the special meeting, the persons named as proxies will vote in accordance with their judgment.

Revocability of Proxies

A shareholder can change a vote or revoke a previously-given proxy at any time before the proxy is voted at the special meeting. A shareholder may accomplish this in one of three ways. First, a shareholder can send a written notice stating that the shareholder would like to revoke the shareholder’s previously-given proxy. Second, a shareholder can complete and submit a new proxy bearing a later date. If a shareholder chooses either of these two methods, the shareholder must submit the notice of revocation or new proxy to us prior to the special meeting at American Power Conversion Corporation, 132 Fairgrounds Road, West Kingston, Rhode Island 02892, Attention: Investor Relations. Third, a shareholder can attend the special meeting and deliver a signed notice of revocation or deliver a later-dated duly executed proxy to the Secretary of APC, or vote in person. Attendance at the special meeting will not in and of itself result in the revocation of a proxy or cause your shares to be voted. If you have instructed your broker to vote your shares, you must follow the directions provided by your broker to change these instructions.

Solicitation of Proxies

We will bear the cost of the solicitation of proxies from our shareholders. In addition to solicitation by mail, our directors, officers and employees may solicit proxies from shareholders by telephone or other electronic means or in person. We will cause brokerage houses and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of stock held of record by such persons. We will reimburse such custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in doing so.

Morrow & Co., Inc. will assist us in our solicitation of proxies. We will pay Morrow & Co., Inc. a fee (which we do not expect will exceed $10,000), and will reimburse Morrow & Co., Inc. for certain out-of-pocket expenses.

SHAREHOLDERS SHOULD NOT SEND STOCK CERTIFICATES WITH THEIR PROXIES. A transmittal form with instructions for the surrender of certificates representing shares of our common stock in exchange for the $31.00 per share merger consideration will be mailed to shareholders shortly after completion of the merger.

THE MERGER

While we believe that the following description covers the material terms of the merger and the related transactions, this summary may not contain all of the information that is important to you. You should carefully read this entire document, including the annexes, and the other documents we refer to for a more complete understanding of the merger and the related transactions.

Background of the Merger

We and Schneider Electric both participate in the uninterruptible power supply and power availability industries, and as a result we are generally familiar with each other’s businesses. Each of us routinely evaluate business alternatives and strategic opportunities as part of our ongoing evaluation of changes in the marketplaces in which we operate, and opportunities to strengthen our respective businesses and increase shareholder value, including expansion of our respective product lines and asset portfolios.

On August 15, 2006, we announced that Rodger B. Dowdell, Jr. was retiring as President and Chief Executive Officer of APC, but would continue to serve in a non-executive capacity as Chairman of the Board of Directors of APC. At the same time, we announced that Robert J. Johnson had been appointed to act as President and Chief Executive Officer on an interim basis until APC completed a search for a permanent replacement for Mr. Dowdell.

Following the announcement of Mr. Dowdell’s retirement, two companies communicated their interest in acquiring APC. The first company to approach APC, Company A, attempted to reach Mr. Dowdell by telephone on August 17 and 18, 2006, and then sent Mr. Dowdell a letter dated August 21, 2006, in which Company A’s chairman explained that he had been trying to reach Mr. Dowdell to discuss a possible business combination between the two companies. After speaking with a representative of Company A, Mr. Dowdell subsequently agreed to meet with representatives of Company A on September 6, 2006, together with Mr. Johnson, to hear a presentation on Company A’s interest in acquiring APC. Subsequently, after discussing the matter with our board of directors, Mr. Dowdell canceled the meeting. The chairman of Company A then sent Mr. Dowdell a letter, dated September 6, 2006, confirming Company A’s strong interest in a potential combination with APC. Shortly thereafter, Company A sent another letter, dated September 15, 2006, in which it proposed to acquire APC in an all-cash transaction at a price of $24.00 per share. That proposal was subject to various conditions, including a due diligence condition.

The second company to communicate an interest in acquiring us was Schneider Electric. Schneider Electric first approached Mr. Dowdell by means of an email sent on August 30, 2006, requesting a telephone call between Mr. Jean-Pascal Tricoire (the President and Chief Executive Officer of Schneider Electric) and Mr. Dowdell. After speaking with Mr. Tricoire, Mr. Dowdell agreed to hold a meeting with representatives of Schneider Electric on September 7, 2006, together with Mr. Johnson, but subsequently, after discussing the matter with our board of directors, Mr. Dowdell canceled the meeting. On September 13, 2006, Mr. Tricoire wrote to Messrs. Dowdell and Johnson confirming Schneider Electric’s strong interest in acquiring APC, and stating that Schneider Electric was ready to make a proposal for an all-cash acquisition of APC at a value of $21.00 to $22.00 per share. The proposal was subject to various contingencies, including completion by Schneider Electric of due diligence with respect to APC.

On September 11, 2006, APC received a letter addressed to our board of directors from Matrix Asset Advisors. In the letter, Matrix, which said it was a significant shareholder of APC, was critical of our financial performance and suggested, among other things, that our board of directors should consider selling APC. On September 12, 2006, various media outlets published excerpts from the Matrix letter.

At a meeting held in Boston, Massachusetts, on September 19, 2006, APC’s board of directors discussed the events that had occurred since the August 15 announcements. At the meeting, our management team shared with our board of directors a newly-developed preliminary draft, dated September 18, 2006, of a plan that included a series of new initiatives designed to enhance our profitability while at the same time continuing the revenue growth we have achieved in recent years, together with projections of the financial results that might be attained if the plan were successfully implemented. The board of directors was joined for the discussion of the indications of interest that had been made by Schneider Electric and Company A by representatives of Goldman, Sachs & Co. and Clifford Chance US LLP.

After hearing a comprehensive presentation on the financial and other implications of the two proposals, the members of the board then discussed various alternative courses of action. One possible course of action that the board discussed was to decline to enter into discussions with either Schneider Electric or Company A, and to proceed instead to further develop the preliminary business plan that had been presented to the board of directors by our management team. This approach potentially could allow APC’s existing shareholders to share in any additional value that might be created over time by implementation of a new business plan, but conversely the approach might cause our shareholders to lose an opportunity to realize the substantial, near-term financial benefits that might be realized if APC could be sold for a sufficiently attractive price. Another possible course of action considered by our board was to commence a publicly announced auction of APC. Our board of directors expressed concern that while a public process could be an efficient means of maximizing the number of potential acquirors and thereby potentially maximizing the price that might be obtained for APC, such a process also could be very distracting for our employees as well as our management team, and could adversely affect customer relationships, and this in turn could harm shareholder value. After considering these and other alternatives, the board of directors decided to authorize a brief, focused process in which Company A, Schneider Electric and a limited number of other potential acquirors would be invited to perform due diligence and to submit firm proposals to acquire APC. In deciding on this approach, our board determined that it was in the best interests of our shareholders to find out how serious Company A and Schneider were about acquiring APC, and the price that they and other potential acquirors would be willing to pay for APC, particularly because the process would be relatively swift and would not harm APC or its business. If and when proposals were received, the board of directors would decide whether to sell APC or seek to remain independent. Our board further directed that while that process was being conducted, management was to continue to work on its new business plan and related financial forecasts.

Acting pursuant to these directions, APC’s management team, together with its outside advisors, organized a process designed to elicit acquisition proposals. In addition to Company A and Schneider Electric, Goldman Sachs contacted five other companies that our management had identified in consultation with Goldman Sachs as potentially likely to have an interest in acquiring APC. Only one of these companies, Company C, expressed a willingness to participate in the process. The potential acquirors that were contacted generally participate to some extent in the same industry as, or a complementary industry to, APC. Financial sponsors were not approached because our board concluded, after consultation with management and its advisors, that only an acquiror that could generate substantial synergies from an acquisition of APC would be willing to offer the level of value that already had been communicated by Company A and Schneider Electric.

We then proceeded, during the period of October 2, 2006 through October 27, 2006, to make information available to Company A, Schneider Electric and Company C, through a virtual data room and a series of management presentations and interviews. The information provided to prospective acquirors included a business plan and related financial projections, dated October 6, 2006, that were updated from the materials shared with our board on September 19, 2006 to reflect our management’s latest thinking. Our board of directors met on October 18, 2006, to receive an interim report on the process and to give direction as to how the remainder of the process would be handled.

On October 20, 2006, pursuant to the process established by our board with input from Goldman Sachs, Company A, Schneider Electric and Company C produced preliminary mark-ups of a form of merger agreement previously provided to each of them on our behalf by Clifford Chance. Clifford Chance then provided input to counsel for each of the three prospective acquirors. The principal points emphasized by Clifford Chance in these discussions were certainty of completion and the ability of our board of directors to accept a superior proposal should one emerge after a merger agreement was signed.

Subsequently, on October 25, 2006, each of the three potential acquirors submitted definitive proposals to acquire APC, accompanied by revised mark-ups of the merger agreement. Each of the proposals was for an all-cash acquisition. Proposals ranged from $25.25 to $29.00 per share. Each of the potential acquirors requested that Messrs. Dowdell and Rasmussen enter into an agreement to vote their shares in favor of the proposed transaction and against any competing transaction.

Our board of directors met on the morning of the next day, October 26, 2006, to review the three proposals. At the meeting, the board received presentations from Goldman Sachs and Clifford Chance regarding the proposals. The presentations included extensive financial analysis of APC and a detailed discussion of contract terms. The board discussed, among other things, how the value implied by the three proposals compared to the value that might be realized for our shareholders if we were to seek to remain independent. The board of directors directed that Schneider Electric and the other potential acquirors each should be pushed to improve their proposals. Our board authorized Messrs. Dowdell and Rasmussen to discuss the voting commitments requested by each of the potential acquirors, after confirming that neither had held any such discussion prior to that time.

Subsequently, at the board’s direction, our advisors contacted each of the three potential acquirors and encouraged each of them to improve all aspects of their proposals, price and non-price, and to confirm that the revised proposals represented their highest and best offers. The potential acquirors were asked to submit any improvements to their proposals by 9:00 a.m. on October 27, 2006. Each of the three potential acquirors submitted revised proposals. Company A increased its offer to $28.25 per share, Company C increased its offer to $29.00 per share and Schneider Electric increased its offer to $31.00 per share. Schneider Electric also stated that if a definitive agreement were reached by midnight on October 27, 2006, it would agree to use its best efforts to avoid or eliminate each and every impediment under any antitrust, competition or trade regulation law with respect to the merger so as to allow the merger to be completed as soon as reasonably possible (Company A previously had indicated its preparedness to agree to a similar provision). Schneider Electric also stated that its revised proposal represented its highest and best offer.

Our management team and advisors reviewed the revised proposals shortly after they were received, and based on the attractiveness of Schneider Electric’s offer, invited Schneider Electric’s negotiating team to meet at Clifford Chance’s offices in New York with a view to finalizing the merger agreement, and notified the other two potential acquirors that their respective revised proposals were not the best received. Our representatives then met with Schneider Electric’s representatives beginning at around noon on October 27, 2006, during which meeting they completed their negotiation of contract terms and addressed various outstanding due diligence items.

At 8:00 p.m. on October 27, 2006, our board of directors held a meeting at which it received an update on the revised proposals received earlier that morning from the three potential acquirors and on the status of negotiations with Schneider Electric. Our management team and advisors informed the board that agreement in principle had been reached with Schneider Electric on all significant outstanding contract points. Clifford Chance described for the board how the various contract issues had been resolved. Goldman Sachs reviewed the financial aspects of Schneider Electric’s improved proposal and rendered its opinion (orally, which was subsequently confirmed in writing) that the price of $31.00 per share proposed by Schneider Electric was fair, from a financial point of view, to holders of APC’s common stock. The board of directors adopted the merger agreement at that price and on the terms presented to it, and authorized management to finalize negotiations on the merger agreement consistent with these terms. Contract terms were finalized, and the merger agreement and related voting agreement signed, at approximately 6:00 a.m. on the morning of October 28, 2006.

Reasons for the Merger

Our board of directors consulted with our senior management team and with APC’s financial and legal advisors and considered a number of factors, including (but not limited to) those set forth below, in reaching its decision to adopt the merger agreement and to recommend that APC’s shareholders vote FOR approval of the merger agreement:

•	Information already known to our board of directors, as to our business, financial condition, results of operations and competitive position, the nature of our business and the industry in which we compete, economic and market conditions on both a historical and a prospective basis, as well as our strategic and financial objectives and the risks that would be involved in achieving those objectives if we were to remain independent.

•	The business plans developed by our management team following Mr. Dowdell’s retirement, the prospects of significantly increasing our profitability through implementation of those plans, and the risk that those plans might not be implemented as forecast.

•	The results of the process in which five potential strategic partners were contacted in addition to Schneider Electric and Company A, after they made their unsolicited proposals to acquire APC, and the fact that of those five additional parties only one party, Company C, had expressed an interest in a potential transaction with APC.

•	The fact that the final price proposals received were substantially higher than the prices reflected in the two unsolicited indications of interest originally made by Company A and Schneider Electric, and also were significantly higher than the proposals made on October 25, 2006 as described above in “—Background of the Merger.”

•	The judgment of our board of directors, after consultation with management and our advisors, that financial sponsors would be unlikely to be interested in purchasing APC because the inability of financial sponsors to realize significant synergies would make the valuation implicit in Schneider Electric’s proposal unattractive to a financial sponsor.

•	The merger consideration is all cash, which provides certainty of value to our shareholders and immediate liquidity.

•	The relationship between the $31.00 price per share and the recent historical market prices of our common stock—namely a premium of approximately:

•	31.0% above the closing trading price of APC shares on October 26, 2006, two days before the merger agreement was signed;

•	70.2% above the closing trading price of APC shares on September 11, 2006, the day before excerpts from Matrix’s letter were published in the press;

•	79.8% above the average trading price of APC shares for the one-month period prior to September 12, 2006, the date on which excerpts from Matrix’s letter were published;

•	57.9% above the average trading price of APC shares for the six-month period prior to September 12, 2006, the date on which excerpts from Matrix’s letter were published; and

•	46.9% above the average trading price of APC shares for the one-year period prior to September 12, 2006, the date on which excerpts from Matrix’s letter were published.

•	The judgment of our board of directors that $31.00 per share represented the highest consideration that Company A, Schneider Electric or Company C was willing to pay, and the highest per share value realistically obtainable on October 27, 2006, the date on which the board approved the merger agreement.

•	The conclusion of our board of directors that continuing discussions with either or both of Company A or Company C, or soliciting interest from additional third parties, would be unlikely to lead to an equivalent or better offer and could lead to the loss of the proposed offer from Schneider Electric.

•	The familiarity of Schneider Electric, and the complementary nature of its product lines and business, with the product lines and business of APC.

•	The terms of the merger agreement, which provide APC with an ability to respond to an unsolicited offer that is superior to the merger, and to terminate the merger agreement and enter into an agreement with respect to such an offer, as described under “The Merger Agreement—Acquisition Proposals.”

•	The financial presentation and analysis of Goldman Sachs and its oral opinion delivered to our board of directors, which was subsequently confirmed in writing, that, as of the date of its opinion and based upon and subject to the factors and assumptions set forth in its written opinion dated October 28, 2006, the $31.00 per share in cash to be received pursuant to the merger agreement by holders of APC common stock was fair, from a financial point of view, to such holders, as described under “—Opinion of Our Financial Advisor—Goldman, Sachs & Co.” The full text of this written opinion letter is attached to this proxy statement as Annex C.

•	The closing conditions included in the merger agreement, including the likelihood that the merger would be approved by the requisite regulatory authorities and that the merger agreement would be approved by our shareholders.

•	Schneider Electric’s commitment to use its best efforts to avoid or eliminate each and every impediment under any antitrust, competition or trade regulation law with respect to the merger so as to allow the merger to be completed as soon as reasonably possible.

•	The other terms of the merger agreement, as reviewed by our board of directors with its legal advisors, including the absence of a financing condition and the respective representations, warranties and covenants of both parties.

•	The effects of the merger on our employees, and the terms of the merger agreement relating to employee benefit matters.

•	Schneider Electric’s experience in completing acquisitions and integrating acquired companies.

•	The voting agreement entered into by Messrs. Dowdell and Rasmussen, two of our largest shareholders, pursuant to which they agreed to vote their shares to approve the merger agreement.

In addition to taking into account the foregoing factors, our board of directors considered the following potentially negative factors in reaching its decision to adopt the merger agreement:

•	The possible effect of the public announcement of the transaction on the continuing commitment of our employees and management pending the vote of our shareholders to approve the merger agreement and completion of the merger.

•	The fact that the merger will be a taxable transaction to our shareholders for U.S. federal income tax purposes.

•	The fact that because our shareholders are receiving cash for their shares of APC common stock they will not participate in any potential future growth of either APC or Schneider Electric.

•	The terms of the merger agreement that prohibit the solicitation of other acquisition proposals.

•	The fact that, under the terms of the merger agreement, APC is required to pay Schneider Electric a termination fee if it were to terminate the merger agreement to accept a superior proposal for a business combination or acquisition of APC, and that its obligation to pay the termination fee might discourage other parties from proposing a business combination with, or an acquisition of, APC, as described under “The Merger Agreement—Termination; Fees and Expenses.”

•	The risks and costs to APC if the merger does not close, including the diversion of management and employee attention, employee attrition and the potential negative effects on other business relationships with customers, suppliers and otherwise.

•	The interests of certain of our directors and executive officers that are different from, or in addition to, the interests of our shareholders generally, as described under “—Interests of Our Directors and Executive Officers in the Merger.”

•	The customary restrictions on the conduct of our business prior to the consummation of the merger, requiring us to conduct our business in the ordinary course, subject to specific limitations, which may delay or prevent us from taking certain actions prior to completing the merger that we otherwise would be free to take.

•	That there can be no assurance that all conditions to the parties’ obligations to complete the merger will be satisfied, and as a result, it is possible that the merger may not be completed even if approved by our shareholders.

The foregoing discussion of the information and factors considered by our board of directors, while not exhaustive, includes the material factors considered by our board of directors in determining whether to adopt the merger agreement and recommend approval of the merger agreement to our shareholders. In view of the variety of factors considered in connection with its evaluation of the merger, our board of directors did not find it practicable to, and did not, quantify, rank or otherwise assign relative or specific weight or values to any of these factors, and individual directors may have given different weights to different factors. Our board of directors considered all of the factors as a whole and considered the factors in their totality to be favorable to and supportive of its decision to adopt the merger agreement and to recommend that our shareholders approve the merger agreement.

The foregoing discussion of our board of directors’ considerations relating to the merger is forward-looking in nature. This information should be read in light of the discussions under the heading “Cautionary Statement Concerning Forward-Looking Information.”

Recommendation of Our Board of Directors

Our board of directors has determined that the merger and the other transactions described in the merger agreement are fair to, and in the best interests of, our shareholders, and unanimously recommends that our shareholders vote FOR the approval of the merger agreement and FOR the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the approval of the merger agreement.

Opinion of Our Financial Advisor—Goldman, Sachs & Co.

Goldman Sachs delivered an oral opinion to our board of directors, which was subsequently confirmed in writing, that, as of the date of its opinion and based upon and subject to the factors and assumptions set forth in its written opinion dated October 28, 2006, the $31.00 in cash per share of APC common stock to be received by the holders of APC common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders.

The full text of the written opinion of Goldman Sachs, dated October 28, 2006, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex C. Goldman Sachs provided its opinion for the information and assistance of APC’s board of directors in connection with its consideration of the transaction. The Goldman Sachs opinion is not a recommendation as to how any holder of APC common stock should vote with respect to the transaction.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the merger agreement;

•	annual reports to stockholders and Annual Reports on Form 10-K of APC for the five fiscal years ended December 31, 2005;

•	certain interim reports to stockholders and Quarterly Reports on Form 10-Q of APC;

•	certain other communications from APC to its shareholders; and

•	certain internal financial analyses and forecasts for APC prepared by APC management.

Goldman Sachs also held discussions with members of the senior management of APC regarding their assessment of the past and current business operations, financial condition and future prospects of APC. In addition, Goldman Sachs reviewed the reported price and trading activity for APC common stock, compared certain financial and stock market information for APC with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the electrical products and equipment industry specifically and in other industries generally and performed such other studies and analyses, and considered such other factors, as it considered appropriate.

Goldman Sachs relied upon the accuracy and completeness of all of the financial, accounting, legal, tax and other information discussed with or reviewed by it and assumed such accuracy and completeness for purposes of rendering the opinion described above. In addition, Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of APC or any of its subsidiaries, nor was any evaluation or appraisal of the assets or liabilities of APC or any of its subsidiaries furnished to Goldman Sachs. Goldman Sachs’ opinion does not address the underlying business decision of APC to engage in the proposed transaction with Schneider Electric. Goldman Sachs’ opinion necessarily was based on economic, monetary, market and other conditions in effect on, and the information made available to Goldman Sachs as of and prior to, the date of its opinion.

The following is a summary of the material financial analyses delivered by Goldman Sachs to the Board of Directors of APC in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before October 26, 2006, and is not necessarily indicative of current market conditions. For purposes of its financial analyses, Goldman Sachs used the closing price on September 11, 2006 as the undisturbed share price for APC. September 11, 2006 was one day prior to the publication by various media outlets of excerpts from a letter from Matrix Asset Advisors to APC (in which Matrix, among other things, urged a sale of APC).

Historical Stock Trading Analysis. Goldman Sachs reviewed the historical trading prices and volumes for the APC common stock for the one-year, five-year and ten-year periods ended September 11, 2006. In addition, Goldman Sachs analyzed the consideration to be received by holders of APC common stock pursuant to the merger agreement in relation to the October 26, 2006 market price of APC common stock; the September 11, 2006 market price of APC common stock; and average market prices of APC common stock over the one-month, six-month and 12-month periods ending on September 11, 2006.

This analysis indicated that the price per share to be paid to APC shareholders pursuant to the merger agreement represented:

•	a premium of approximately 31.0% based on the October 26, 2006 market price of APC common stock (or, adjusted for cash on hand at APC, a premium of approximately 34.9% based on the October 26, 2006 market price);

•	a premium of approximately 70.2% based on the September 11, 2006 market price of APC common stock (or, adjusted for cash on hand at APC, a premium of approximately 82.1% based on the September 11, 2006 market price);

•	a premium of approximately 79.8% based on the one-month (ending on September 11, 2006) average market price of $17.24 per share of APC common stock (or, adjusted for cash on hand at APC, a premium of approximately 94.1% based on the one-month (ending on September 11, 2006) average market price of $14.62 per share of APC common stock);

•	a premium of approximately 57.9% based on the six-month (ending on September 11, 2006) average market price of $19.63 per share of APC common stock (or, adjusted for cash on hand at APC, a premium of approximately 66.9% based on the six-month (ending on September 11, 2006) average market price of $17.01 per share of APC common stock); and

•	a premium of approximately 46.9% based on the 12-month (ending on September 11, 2006) average market price of $21.10 per share (or, adjusted for cash on hand at APC, a premium of approximately 53.6% based on the 12-month (ending on September 11, 2006) average market price of $18.48) per share of APC common stock.

Selected Companies Analysis. Goldman Sachs reviewed and compared certain financial information for APC to corresponding financial information, ratios and public market multiples for the following publicly traded corporations in the diversified industrials, electrical and technology industries:

•	Cisco Systems, Inc.;

•	Cooper Industries Ltd.;

•	Danaher Corp.;

•	Eaton Corporation;

•	Emerson Electric Co.;

•	EMC Corp.;

•	General Electric Co.;

•	Honeywell International Inc.;

•	Hubbell Inc.;

•	International Business Machines Corporation (IBM);

•	Schneider Electric;

•	Siemens AG;

•	Thomas & Betts Corp.;

•	Tyco International Ltd.; and

•	United Technologies Corp.

Although none of the selected companies is directly comparable to APC, the companies included were chosen because they are publicly traded companies with operations that for purposes of analysis may be considered similar to certain operations of APC.

Goldman Sachs also calculated and compared various financial multiples and ratios based on information it obtained from SEC filings and estimates of the Institutional Brokers’ Estimate System, or IBES estimates. The multiples and ratios of APC were calculated using the APC closing prices for shares of APC common stock on September 11, 2006 and October 26, 2006, as well as IBES estimates. The multiples and ratios for each of the selected companies were based on the most recent publicly available information. With respect to the selected companies, Goldman Sachs calculated:

•	enterprise value as a multiple of estimated calendar year 2006 earnings before interest, taxes and depreciation and amortization, or EBITDA; and

•	enterprise value as a multiple of estimated calendar year 2007 EBITDA.

The results of these analyses are summarized as follows:

Enterprise value as a multiple of:	Selected Companies		APC (as of October 26, 2006)*	APC (as of September 11, 2006)*
	Range	Median
2006E EBITDA	8.3x-14.9x	10.3x	23.0x	16.8x
2007E EBITDA	7.1x-13.0x	9.2x	15.2x	11.1x

*	Based on IBES median estimates

Goldman Sachs also calculated the selected companies’ estimated calendar years 2006 and 2007 price/earnings ratios to the results for APC. The following table presents the results of this analysis:

Price/Earnings Ratio:	Selected Companies		APC (as of October 26, 2006)	APC (as of September 11, 2006)
	Range	Median
2006E	11.7x-24.2x*	17.9x*	42.6x**	32.8x**
2007E	11.6x-20.3x*	15.7x*	28.2x**	21.7x**

*	Based on public filings and IBES estimates.
**	Based on IBES estimates.

Analysis at Various Prices. Goldman Sachs performed certain analyses, based on historical information and forecasts provided by management of APC (on October 6, 2006 and September 18, 2006). Assuming share prices of $18.21 (as of September 11, 2006), $23.67 (as of October 26, 2006) and $31.00 (as per the merger agreement) for shares of APC common stock, Goldman Sachs calculated for APC the ratio of enterprise value to sales, the ratio of enterprise value to EBITDA, the ratio of price to earnings and the ratio of price to earnings to growth (PEG). The following table presents the results of Goldman Sachs’ analysis (dollar amounts in millions, except for purchase price per share):

The following implied multiples are based on the October 6, 2006 forecasts provided by APC management:

	Various Prices
	September 11, 2006 ($18.21)	October 26, 2006 ($23.67)	Merger Agreement ($31.00)
	Implied Multiples
	Enterprise Value / Sales
LTM*	1.3x	1.8x	2.5	x
2006E	1.3x	1.8x	2.4	x
2007E	1.1x	1.5x	2.1	x

	Enterprise Value / EBITDA
LTM*	17.8x	24.3x	33.1	x
2006E	15.0x	20.5x	27.9	x
2007E	8.5x	11.6x	15.8	x

	Price to Earnings
2006E	28.0x	36.4x	47.7	x
2007E	14.9x	19.4x	25.4	x

	Price to Earnings to Growth
2006E	1.4x	1.8x	2.3	x
2007E	0.7x	0.9x	1.2	x

*	LTM (last twelve months) as of September 30, 2006

The following implied multiples are based on the September 18, 2006 forecasts provided by APC management:

	Various Prices
	September 11, 2006 ($18.21)	October 26, 2006 ($23.67)	Merger Agreement ($31.00)

	Implied Multiples
	Enterprise Value / Sales
LTM*	1.3x	1.8x	2.5	x
2006E	1.3x	1.8x	2.4	x
2007E	1.1x	1.5x	2.1x

	Enterprise Value / EBITDA
LTM*	17.8x	24.3x	33.1	x
2006E	14.7x	20.2x	27.4	x
2007E	10.2x	14.0x	19.1	x

	Price to Earnings
2006E	28.0x	36.4x	47.7	x
2007E	18.0x	23.4	30.7	x

	Price to Earnings to Growth
2007E	0.9x	1.2x	1.6	x

*	LTM (last twelve months) as of September 30, 2006

Illustrative Discounted Cash Flow Analysis. Goldman Sachs performed an illustrative discounted cash flow analysis on APC using (a) APC’s management’s October 6, 2006 forecasts and (b) APC’s management’s September 18, 2006 forecasts. Goldman Sachs calculated indications of net present value of free cash flows for APC for the years 2007 through 2011 using discount rates ranging from 8.0% to 12.0%. Goldman Sachs calculated illustrative value indications per share for APC using APC management forecasts and illustrative terminal value indications in the year 2011 based on multiples ranging from 8.0x EBITDA to 12.0x EBITDA and discounting these illustrative terminal values to illustrative present values using discount rates ranging from 8.0% to 12.0%. The following table presents the results of this analysis:

Illustrative Equity Value Per Share Indications
APC—October 6, 2006 forecasts	$24.81-$38.04

APC—October 6, 2006 projections (assuming 10.0x EBITDA exit multiple, 10.0% discount rate, yearly change in gross margin ranging from -3.0% to +1.0% and yearly change in operating expense margin ranging from -1.0% to +3.0%)

$19.71-$34.64
APC—September 18, 2006 forecasts	$20.07-$30.96

Selected Transactions Analysis. Goldman Sachs analyzed certain information relating to the following selected transactions in the electrical industry since December 1986:

•	Emerson Electric Co.—Liebert Corporation;

•	Invensys plc—Best Power;

•	Schneider Electric SA—Legrand SA;

•	Wendel Investissement/Kohlberg Kravis Roberts & Co.—Legrand SA;

•	Schneider Electric SA—MGE UPS Systems;

•	Eaton Corporation—Powerware;

•	Emerson Electric Co.—Artesyn Technologies; and

•	Cooper Power Systems—Cannon Technologies, Inc.

For each of the selected transactions, Goldman Sachs calculated and compared enterprise value as a multiple of latest 12 months EBITDA.

The following table presents the results of this analysis:

Enterprise Value as a Multiple of:	Selected Transactions		Proposed Transaction
	Range	Median
LTM EBITDA	8.1x-14.0x	11.1x	33.1x

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to APC or the contemplated transaction.

Goldman Sachs prepared these analyses for purposes of Goldman Sachs’ providing its opinion to APC’s board of directors as to the fairness from a financial point of view of the $31.00 in cash per share of APC common stock to holders of APC common stock. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of APC, Schneider Electric, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

The merger consideration was determined through arms’-length negotiations between APC and Schneider Electric, and was approved by APC’s board of directors. Goldman Sachs did not recommend any specific amount of consideration to APC or its board of directors, or that any specific amount of consideration constituted the only appropriate consideration for the transaction.

As described above, Goldman Sachs’ opinion to the APC’s board of directors was one of many factors taken into consideration by APC board of directors in making its determination to approve the merger agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex C.

Goldman Sachs and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes. Goldman Sachs has acted as financial advisor to APC in connection with, and has participated in certain of the negotiations leading to, the transaction contemplated by the agreement. Goldman Sachs also may provide investment banking services to APC and Schneider Electric in the future. In connection with the above-described investment banking services, Goldman Sachs may receive compensation.

Goldman, Sachs & Co. is a full service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, risk management, hedging, financing and brokerage activities for both companies and individuals. In the ordinary course of these activities, Goldman, Sachs & Co. and its affiliates may provide such service to APC, Schneider Electric and their respective affiliates, may actively trade the debt and equity securities (or related derivative securities) of APC and Schneider Electric for their own account and for the accounts of their customers and may at any time hold long and short positions of such securities.

The board of directors of APC selected Goldman Sachs as its financial advisor in connection with the contemplated transaction because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the transaction. Pursuant to a letter agreement, dated March 1, 2001, APC engaged Goldman Sachs to act as its financial advisor. Pursuant to the terms of this engagement letter, APC has agreed to pay Goldman Sachs a transaction fee based on the aggregate consideration paid in connection with the merger, all of which is payable upon consummation of the merger. In addition, APC has agreed to reimburse Goldman Sachs for its expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

Merger Financing; Source and Amounts of Funds

Schneider Electric’s obligation to complete the merger is not conditioned upon its ability to obtain funds sufficient to do so. Schneider Electric has represented to us that it has, and as of the closing of the merger will have, the funds necessary to consummate the merger. The total amount of funds required by Schneider Electric to consummate and to pay all the merger consideration and related fees and expense in connection with the merger is estimated to be approximately $6.1 billion. Schneider Electric has advised us that it expects to obtain the required funds from existing cash resources and through debt financings. It is expected that the debt will be raised from borrowings under a Euro (€) 2.5 billion multi-currency term loan facility and a €2.0 billion multi-currency revolving loan facility with banks and other financial institutions for which BNP Paribas will act as lead arranger. Borrowings under the term loan facility will be repayable in 364 days, which may be extended by Schneider Electric for an additional 364 days. The revolving loan facility will provide for revolving credit borrowings and will terminate in three years. Interest on borrowings under the facilities will be at specified margins over European Interbank Offered Rate or the London Interbank Offered Rate, depending on the currency of borrowing and the credit rating of Schneider Electric. The facilities will contain customary representations, covenants, conditions and other provisions. Schneider Electric expects to repay borrowings under the facilities from longer-term debt financings and an equity financing of approximately €1.2 billion.

Interests of Our Directors and Executive Officers in the Merger

In considering the recommendation of our board of directors with respect to the merger, our shareholders should be aware that some of our directors and executive officers have personal interests in the merger that are, or may be, different from, or in addition to, your interests. Our board of directors was aware of the interests described below and considered them, among other matters, when approving the merger.

Employment Agreements with Executive Officers. We currently have change in control severance agreements in place with Aaron L. Davis, David R. Johnson, Robert J. Johnson, Edward W. Machala, Neil E. Rasmussen and Richard J. Thompson. These agreements generally provide, among other things, that if within two years of the merger, such person’s employment is terminated (i) by APC without cause (other than on account of specified cause, death or disability), or (ii) by the executive for specified good reason, the executive shall be entitled to the following: (a) a multiple (the “Multiple”) of the sum of the executive’s annual base salary and the executive’s bonus for the preceding year; (b) continued health, life and disability benefits for a period of years equal to the Multiple; (c) outplacement services for up to one year following termination; (d) up to $5,000 of financial planning services; and (e) accrued vacation pay. The Multiple for Mr. Rasmussen is three and for Messrs. Davis, D. Johnson, R. Johnson, Machala and Thompson is two. If all or any portion of the benefits and payments provided to the executive would constitute an excess parachute payment within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, resulting in the imposition on the executive of an excise tax, the payments and benefits will be “grossed-up” so as to place the executive in the same after-tax position as if no excise tax had been imposed. Messrs. Davis, D. Johnson, R. Johnson, Machala, Rasmussen and Thompson are subject to a certain non-competition agreement that will restrict each executive’s ability to compete with APC for a period of time after each executive’s employment ends. Schneider Electric is also considering implementing a post-closing long-term incentive plan for key employees, including executive officers of APC, which may include both cash and equity incentives.

Outstanding Stock Options, Restricted Stock Units and Employee Stock Purchase Plan. Each outstanding unexercised stock option to purchase our common stock will be canceled upon the completion of the merger in exchange for a cash payment equal to the excess, if any, of the $31.00 per share merger consideration over the per share option exercise price, multiplied by the number of shares of our common stock subject to the option. Each outstanding restricted stock unit will be canceled upon the completion of the merger and the holder of such restricted stock unit will be entitled to receive a cash payment equal to the number of shares of our common stock underlying such restricted stock unit, multiplied by the $31.00 per share merger consideration.

The directors and executive officers identified in the following table will benefit from the acceleration of the vesting of and exercisability of our stock options and the acceleration of the vesting of our restricted stock units. The information contained in the table is as of November 9, 2006.

Director / Executive Officer	Number of Shares Underlying Unexercised Stock Options	Amount Payable for Stock Options[1]	Number of Shares Underlying Restricted Stock Units	Amount Payable for Restricted Stock Units[2]
Aaron L. Davis	299,323	$5,307,132	45,000	$1,395,000
Rodger B. Dowdell, Jr.*	0	$0	5,000	$155,000
James D. Gerson*	140,000	$2,031,674	9,833	$304,823
David R. Johnson	16,000	$233,600	49,250	$1,526,750
Robert J. Johnson	26,875	$400,000	64,250	$1,991,750
John G. Kassakian*	53,643	$917,597	9,833	$304,823
Emanuel E. Landsman**	44,022	$152,000	0	$0
Ervin F. Lyon*	140,000	$2,031,674	9,833	$304,823
Edward W. Machala	658,760	$11,955,082	51,750	$1,604,250
Neil E. Rasmussen*	466,000	$8,364,558	0	$0
Ellen B. Richstone*	0	$0	9,833	$304,823
Richard J. Thompson	30,000	$199,500	66,250	$2,053,750

*	Director
**	Director Emeritus
[1]	Calculated based on the amount equal to the excess, if any, of the $31.00 per share merger consideration over the exercise price per share of such options.
[2]	Calculated based on the product of the $31.00 per share merger consideration and the number of shares underlying restricted stock units.

The right of each participant (including our executive officers) to purchase shares of our common stock under the employee stock purchase plan will terminate on the day immediately prior to the day on which the merger occurs, in exchange for a cash payment equal to the excess of (a) the $31.00 per share merger consideration over (b) 85% of the average market price per share of our common stock on the first business day of the offering period applicable to such right under the plan (rounded up to the nearest cent), multiplied by the number of shares of our common stock that could be purchased at such price with such participant’s accumulated payroll deductions existing immediately prior to the merger (subject to plan and statutory limitations).

Because the offering period in effect on the date of the merger agreement terminated on October 31, 2006 and no new offering period has commenced since that date, there will be no rights outstanding under the employee stock purchase plan immediately prior to the merger and the employee stock purchase plan will terminate immediately prior to the merger, pursuant to the merger agreement.

Indemnification. The terms of the merger agreement provide for the continued indemnification of our current and former directors and officers, as more fully described under “The Merger Agreement—Covenants—Directors’ and Officers’ Indemnification, Advancement of Expenses, Exculpation and Insurance.”

Material U.S. Federal Income Tax Consequences

The following is a summary of the material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) whose shares of our common stock are converted into the right to receive cash in the merger and to individuals who receive cash in exchange for our outstanding stock options and restricted stock units. The discussion does not purport to consider all aspects of U.S. federal income taxation that might be relevant to particular holders. The discussion is based on current law, which is subject to change, possibly with retroactive effect. The discussion applies only to U.S. holders who hold shares of our common stock as capital assets and to holders of our outstanding stock options and restricted stock units who are U.S. holders. This discussion does not apply to certain types of holders (such as U.S. holders who acquired the stock under our employee stock purchase plan, insurance companies, tax-exempt organizations and retirement plans (including, without limitation, our 401(k) plan), banks and other financial institutions, traders, broker-dealers, dealers in securities or foreign currencies, S corporations, partnerships, or mutual funds, persons who hold or have held our common stock as part of a straddle or a hedging, integrated constructive sale or conversion transaction for tax purposes, persons subject to alternative minimum tax, or persons with a functional currency other than the U.S. dollar) who may be subject to special rules.

In addition, this discussion does not address any state, local or foreign tax consequences of the merger.

For purposes of this discussion, a U.S. holder is any individual, corporation, estate or trust that is a beneficial holder of our common stock, options or restricted stock units and that is for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, that is created or organized under the laws of the United States or any political subdivision thereof;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•	a trust (1) if a U.S. court is able to exercise primary supervision over the trust’s administration and one or more U.S. persons have the authority to control all of the trust’s substantial decisions or (2) which has made an election to be treated as a U.S. person.

If a partnership or other pass-through entity holds shares of our common stock or options, the tax treatment of a partner or owner of such partnership or other pass-through entity generally will depend upon the status of the partner or owner and the activities of the partnership or pass-through entity. Accordingly, we urge partnerships and other pass-through entities that hold shares of our common stock or options and partners or owners in such partnerships or pass-through entities to consult their tax advisors.

The receipt of cash for shares of our common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder who surrenders shares of our common stock for cash in the merger will recognize a capital gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received and the U.S. holder’s adjusted tax basis in the shares of our common stock surrendered. Generally, a U.S. holder’s adjusted tax basis in shares of our common stock will be the amount the U.S. holder paid for such shares. Gain or loss will be determined separately for each block of shares

(i.e., shares acquired at the same cost in a single transaction) surrendered for cash pursuant to the merger. Such gain or loss will be long-term capital gain or loss provided that a U.S. holder’s holding period for such shares is more than one year at the time of the completion of the merger. Capital gains of individuals derived in respect of capital assets held for more than one year are eligible for reduced rates of taxation. There are limitations on the deductibility of capital losses.

The receipt of cash in exchange for the outstanding stock options will be a taxable transaction for U.S. federal income tax purposes. Holders of options (other than those persons who received such options in connection with their employment by, or provision of services to, us) will recognize a gain or loss equal to the difference, if any, between the amount of cash they receive and their adjusted tax basis, if any, in the options surrendered. Such gain or loss will be a capital gain or loss if the stock underlying the option would have been a capital asset in the hands of the taxpayer and will be long-term capital gain or loss provided that a U.S. holder’s holding period for the options is more than one year at the time of the completion of the merger. Persons who received their options in connection with their employment by or provision of services to us generally will recognize ordinary income equal to the excess of the amount of cash they receive over their adjusted tax basis, if any, in the options surrendered. A holder’s basis in an option generally will equal the amount (if any) paid for that option. Payments in exchange for options received in connection with employment by us generally will be subject to applicable income and employment tax withholding.

In general, a U.S. holder who surrenders restricted stock units for cash in connection with the merger will recognize ordinary income equal to the amount of cash received. The cash that a U.S. holder receives in such exchange for his restricted stock units generally will be subject to applicable income and employment tax withholding.

Federal backup withholding tax generally will be withheld from all cash payments to which a holder of shares or other payee is entitled pursuant to the merger agreement, if: (a) the IRS notifies us or our paying agent that the taxpayer identification number (typically, the social security number in the case of individuals, or employer identification number, in the case of other holders) provided by the holder of shares of common stock or other payee is incorrect; (b) the holder does not have a taxpayer identification number and does not provide one to us within 60 days of signing the Substitute Form W-9; (c) the holder of shares of common stock or other payee underreports interest and dividend payments that he or she receives on his or her tax return and the IRS notifies us or our paying agent that withholding is required; (d) the holder or other payee fails to certify under penalties of perjury that he or she is not subject to backup withholding; or (e) the holder or other payee fails to certify under penalties of perjury that he or she is a U.S. person or U.S. resident alien. Each of our eligible holders and, if applicable, each other payee should complete and sign the Substitute Form W-9 included as part of the letter of transmittal to be returned to the paying agent, in order to provide the information and certification necessary to avoid backup withholding tax, unless an exemption applies and is established in a manner satisfactory to the paying agent.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided that you furnish the required information to the IRS.

U.S. holders considering the exercise of their appraisal rights, if any, should consult their own tax advisors concerning the application of federal income tax laws to their particular situations as well as any consequences of the exercise of such rights, if any, arising under the laws of any other taxing jurisdiction.

THE FOREGOING DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OF THE POTENTIAL TAX CONSIDERATIONS RELATING TO THE MERGER, AND IS NOT TAX ADVICE. THEREFORE, YOU ARE URGED TO CONSULT YOUR TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES TO YOU OF THE MERGER, INCLUDING THE APPLICABILITY OF FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

Regulatory Approvals

Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules promulgated thereunder by the U.S. Federal Trade Commission, certain transactions, including the merger, may not be completed unless certain waiting period requirements have been satisfied. Schneider Electric and we filed notification and report forms with the Antitrust Division of the U.S. Department of Justice and the U.S. Federal Trade Commission on November 9, 2006. Until those requirements are satisfied, the Antitrust Division of the U.S. Department of Justice or the Federal Trade Commission could take action under the antitrust laws, including seeking to prevent the merger, to rescind the merger or to conditionally approve the merger upon the divestiture by us or Schneider Electric of substantial assets. In addition, under certain circumstances, private parties and state attorneys general may also bring actions under U.S. antitrust laws. There can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.

In addition, we and Schneider Electric both conduct business in member states of the European Union. Council Regulation (EEC) 4064/89, as amended, requires notification to and approval by the European Commission of mergers or acquisitions involving parties with aggregate worldwide sales and individual European Union sales exceeding specified thresholds. Such approval by the European Commission is a condition to the completion of the merger. We and Schneider Electric will also file a merger notification with the European Commission.

Additionally, it is a condition precedent to Schneider Electric’s obligation to complete the merger that antitrust clearances in Bulgaria, Canada, China, Colombia, Japan, Romania, Russia, South Africa, South Korea, Turkey and Ukraine must be obtained.

Schneider Electric has agreed in the merger agreement to use its best efforts to avoid or eliminate each and every impediment under any antitrust, competition or trade regulation law with respect to the merger so as to allow the merger to be completed as soon as reasonably possible.

Amendment to Rights Agreement

Immediately prior to the execution of the merger agreement, on October 28, 2006, we entered into an amendment to our September 2, 1999 rights agreement with BankBoston N.A. for the purpose of amending the rights agreement to render it inapplicable to the merger agreement, the merger and the other transactions contemplated thereby, including, without limitation, the voting agreement.

Appraisal Rights

General. We believe that appraisal rights should not be available to our shareholders with respect to the merger. We have concluded, however, that because of ambiguities in the law, it is possible that our shareholders may be entitled to appraisal rights. Under Massachusetts law, appraisal rights are not available in respect of an all-cash merger such as this one unless a director, officer or controlling shareholder has a direct or indirect material financial interest in the merger other than in his capacity as (i) a shareholder; (ii) a director, officer, employee or consultant if his financial interest is pursuant to bona fide arrangements; or (iii) in any other capacity “so long as the shareholder owns not more than 5% of all voting shares of the corporation.” We are not aware of any material financial interest of a type that would cause appraisal rights to be available. For this reason, we reserve the right to challenge any purported exercise of appraisal rights in respect of the merger. Nevertheless, any shareholder who believes it may have appraisal rights and wishes to exercise or preserve such appraisal rights should obtain independent legal advice and review carefully the following discussion and Sections 13.01 through 13.31 of Part 13 of the Massachusetts Business Corporation Act (“MBCA”), which is attached as Annex D to this proxy statement. Failure to strictly comply with the procedures specified in Part 13 of the MBCA will result in the loss of the appraisal rights (if any) to which you otherwise may be entitled.

Notice of Intent and Demand for Payment. Any holder of APC common stock wishing to exercise the right to demand appraisal under Part 13 of the MBCA must satisfy each of the following conditions:

•	before the vote to approve the merger agreement is taken, an APC shareholder electing to exercise his or her appraisal rights must deliver to APC written notice of such shareholder’s intent to demand payment for his or her shares if the merger is completed. The written notice should be delivered to American Power Conversion Corporation, 132 Fairgrounds Road, West Kingston, Rhode Island 02892, Attention: Investor Relations. APC recommends you send your notice by registered or certified mail, return receipt requested; and

•	an APC shareholder electing to exercise his or her appraisal rights must NOT vote in favor of the proposal to approve the merger agreement. If a shareholder returns a signed proxy but does not specify a vote against the proposal to approve the merger agreement or a direction to abstain, the proxy will be voted FOR approval of the merger agreement, which will have the effect of waiving that shareholder’s appraisal rights.

Generally, a shareholder may assert appraisal rights only if the shareholder seeks them with respect to all of the holder’s shares of common stock. Shareholders of record for more than one beneficial shareholder may assert appraisal rights with respect to fewer than all the shares registered in such shareholder’s name as holder of record, provided that such shareholder notifies APC in writing of the name and address of each beneficial shareholder on whose behalf such shareholder is asserting appraisal rights. For a beneficial shareholder to assert appraisal rights, such beneficial shareholder must submit to APC such record shareholder’s written consent to the assertion of such rights not fewer than 40 nor more than 60 days after APC sends out written notice to the shareholder of appraisal rights, as described below. A person having a beneficial interest in shares of our common stock held of record in the name of another person, such as a broker, fiduciary, depositary or other nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights. Shareholders who hold their shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

Appraisal Notice and Form. If the merger agreement is approved, within 10 days after the effective date of the merger, APC will deliver a written appraisal notice and a form containing certain information to all shareholders who have properly demanded appraisal rights. The appraisal notice will include a copy of Part 13 of the MBCA and a form that specifies the date of the first announcement to shareholders of the principal terms of the merger. The form will require the shareholder asserting appraisal rights to certify (i) whether or not beneficial ownership of the shares for which appraisal rights are asserted were acquired before the date of the first announcement of the proposed merger and (ii) that the shareholder did not vote for proposal to approve the merger agreement. The form provided with the appraisal notice will state:

•	where the form must be returned, where certificates for shares must be deposited, and the date by which such certificates must be deposited;

•	the date on which the form is due, which will not be fewer than 40 nor more than 60 days after the date the appraisal notice and form are sent, and notice that the shareholder shall have waived the right to demand appraisal with respect to such shares unless the form is received by the specified date;

•	APC’s estimate of the fair value of the shares;

•	that, if requested in writing, APC will provide within 10 days after the date on which all forms are due, the number of shareholders who have returned the forms and the total number of shares owned by such shareholders; and

•	the date by which the shareholder may withdraw his or her notice of intent to demand appraisal rights, which date will be within 20 days after the date on which all forms are due.

Perfection of Rights. A shareholder who wishes to exercise appraisal rights shall execute and return the form provided, with all certifications completed, and deposit such shareholder’s share certificates in accordance with the terms of the notice. Once a shareholder deposits his or her share certificates, such shareholder loses all rights as a shareholder unless the shareholder withdraws his or her election in accordance with the withdrawal procedures, which are summarized below. If a shareholder fails to make the certification on the form that such shareholder acquired the shares before the date of the first announcement of the proposed merger, APC may elect to treat those shares as “after-acquired shares,” as described below.

Withdrawal of Appraisal Rights. A shareholder who has otherwise properly perfected his or her appraisal rights may decline to exercise his or her appraisal rights and withdraw from the appraisal process by notifying APC in writing within 20 days after the date on which all forms were due. If the shareholder fails to withdraw from the appraisal process before the expiration of the withdrawal period, such shareholder may not thereafter withdraw without APC’s written consent.

Payment. Within 30 days after the date on which the form described above is due, APC will pay in cash to each shareholder who has properly perfected his or her appraisal rights the amount it estimates to be the fair value of their shares, plus interest but subject to any applicable withholding taxes. The payment to each shareholder will be accompanied by:

•	APC’s financial statements;

•	a statement of APC’s estimate of the fair value of the shares, which estimate will equal or exceed the estimate given with the appraisal notice; and

•	a statement that shareholders may demand further payment if the shareholder is dissatisfied with the payment or offer in accordance with the procedures set forth in Section 13.26 of the MBCA (as described below).

Notwithstanding the foregoing, in the event that the shareholder is demanding payment for “after-acquired shares” (as described above under “—Perfection of Rights”), APC may elect to withhold payment from such shareholder. If APC elects to withhold payment, it must, within 30 days after the date on which the form described above is due, notify all shareholders who have “after-acquired shares”:

•	of the information in APC’s financial statements;

•	of APC’s estimate of the fair value of the shares, which estimate will equal or exceed the estimate given with the appraisal notice;

•	that the shareholders may accept the estimate of fair value, plus interest, in full satisfaction of their demands or demand appraisal under Section 13.26 of the MBCA (described below);

•	that those shareholders who wish to accept APC’s offer shall notify APC of their acceptance within 30 days after receiving such offer; and

•	that those shareholders who do not satisfy the requirements for demanding appraisal under Section 13.26 shall be deemed to have accepted APC’s offer.

Within 10 days after receiving the shareholder’s acceptance of the offer, APC will pay in cash (subject to any applicable withholding taxes) the amount offered to each shareholder who agreed to accept APC’s offer for his or her “after-acquired shares.” Within 40 days after sending the notice to holders of “after-acquired shares,” APC must pay in cash (subject to any applicable withholding taxes) the amount offered to each shareholder who does not satisfy the requirements for demanding appraisal under Section 13.26.

Procedure if Shareholder is Dissatisfied with Payment or Offer. Pursuant to Section 13.26, within 30 days after receipt of payment for a shareholder’s shares, a shareholder who is dissatisfied with the amount of the payment to be received shall notify APC in writing of that shareholder’s estimate of the fair value of the shares and demand payment of that estimate plus interest, less any payment previously paid. In addition, within 30 days after receiving APC’s offer to pay for a shareholder’s “after-acquired shares,” a shareholder holding “after-acquired shares” who was offered payment (as described above) and who is dissatisfied with that offer shall reject the offer and demand payment of the shareholder’s stated estimate of the fair value of the shares plus interest. A shareholder’s failure to notify APC within such 30 day period waives the right to demand payment and shall be entitled only to the payment made or offered as described above.

Court Proceedings. If a shareholder makes a proper and timely demand for payment that remains unsettled, APC will commence an equitable proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If APC does not commence the proceeding within the 60-day period, it will pay in cash to each shareholder the amount the shareholder demanded, plus interest.

Any shareholder wishing to exercise appraisal rights is urged to consult legal counsel before attempting to exercise appraisal rights. Failure to strictly comply with all of the procedures set forth in Part 13 of the MBCA may result in the loss of a shareholder’s statutory appraisal rights.

You should consult your tax advisors with regard to the particular federal, state, local, foreign and other tax consequences to you of exercising your appraisal rights under Massachusetts law.

Delisting and Deregistration of Our Common Stock

If the merger is completed, our common stock will be delisted from the NASDAQ Global Select National Market, or Nasdaq, and will be deregistered under the Securities Exchange Act of 1934, as amended. As a result, our shares will no longer be available for trading and we will no longer file periodic reports with the SEC.

Structure of the Merger

The merger agreement provides that, upon the terms and subject to the conditions of the merger agreement, Trianon will be merged with and into us and the separate corporate existence of Trianon will thereupon cease, and we will be the surviving corporation and all of our rights, privileges, powers, immunities, purposes and franchises will continue unaffected by the merger, except that all of our then outstanding common stock will be owned by Schneider Electric and all outstanding stock options and restricted stock units will be canceled.

Effective Time of the Merger

The merger will become effective when the articles of merger is duly filed with the Secretary of State of the Commonwealth of Massachusetts. Such filing will be made no later than the third business day after the satisfaction or waiver of the conditions to the completion of the merger described in the merger agreement. See “The Merger Agreement—Conditions to the Completion of the Merger.”

Charter Documents, Directors and Officers of APC

The merger agreement provides that:

•	the articles of organization of APC will be amended in the merger to be identical to the articles of organization of Trianon as in effect immediately prior to the merger (except that the name of the surviving corporation shall be “American Power Conversion Corporation”) and, as so amended, will be our articles of organization until changed or amended;

•	the bylaws of Trianon as in effect immediately prior to the closing of the merger will be our bylaws until changed or amended;

•	the directors of Trianon immediately prior to the closing of the merger will be our directors until their successors are duly elected or appointed, as the case may be; and

•	our officers immediately prior to the closing of the merger will continue to be our officers and shall serve at the pleasure of our newly-constituted board of directors.

The Merger Consideration

Each share of our common stock issued and outstanding immediately before the merger, other than treasury shares, shares for which appraisal rights have been perfected and shares held by Schneider Electric or Trianon, will automatically be canceled and will cease to exist and will be converted into the right to receive $31.00 in cash, without interest. After the merger is effective, each holder of a certificate representing any of these shares of our common stock will no longer have any rights with respect to the shares, except for the right to receive the $31.00 per share merger consideration or, if available, the right to receive payment of the appraisal value of its shares upon compliance with the requirements of Massachusetts law. Each share of our common stock held by us as treasury shares or held by Schneider Electric or Trianon at the time of the merger will be canceled without any payment.

YOU SHOULD NOT RETURN STOCK CERTIFICATES WITH THE ENCLOSED PROXY. A transmittal form with instructions for the surrender of certificates representing shares of our common stock will be mailed to shareholders shortly after completion of the merger.

Treatment of Our Stock Options, Restricted Stock Units and Employee Stock Purchase Plan

Each outstanding stock option outstanding immediately prior to the merger will be canceled and the holder of such option will be entitled to receive a cash payment equal to the product of:

•	the excess, if any, of the $31.00 per share merger consideration over the per share exercise price of the option; and

•	the number of shares of our common stock issuable upon exercise of the option.

No payment will be made with respect to stock options that have per share exercise prices equal to or greater than $31.00. The payments due to the holders of APC stock options may be reduced by the amount of any required tax withholding.

Each restricted stock unit outstanding immediately prior to the merger will be canceled and the holder of such restricted stock unit will be entitled to receive a cash payment equal to the product of:

•	the $31.00 per share merger consideration; and

•	the number of shares of our common stock underlying the restricted stock unit.

The payments due to the holders of restricted stock units may be reduced by the amount of any required tax withholding.

Under the employee stock purchase plan:

•	participants will not be permitted to increase their payroll deductions or purchase elections from those in effect on the date of the merger agreement, or October 28, 2006;

•	no offering period will be commenced after the date of the merger agreement, or October 28, 2006; and

•

each participant’s right to purchase shares of the Company’s common stock under the plan outstanding immediately prior to the effective time of the merger shall terminate in exchange for a cash payment equal to the excess of $31.00 per share over an amount equal to the product of (x) 85% of the average market price per share of APC common stock on the first business day of the offering period applicable to such right (the “ESPP Price”) and (y) the number of shares of APC common stock that could be purchased at the ESPP Price with such participant’s accumulated payroll deductions existing immediately prior to the effective time of the merger.

Because the offering period in effect on the date of the merger agreement terminated on October 31, 2006 and no new offering period has commenced since that date, there will be no rights outstanding under the employee stock purchase plan immediately prior to the merger and the employee stock purchase plan will terminate immediately prior to the merger, pursuant to the merger agreement.

Paying Agent

Prior to the effective time of the merger, Schneider Electric shall designate a bank or trust company reasonably acceptable to us to act as paying agent in the merger.

Surrender of Stock Certificates

Once the merger is complete, Schneider Electric will cause to be deposited with the paying agent (for the benefit of our shareholders) the cash amounts required to pay the merger consideration. At the effective time of the merger, shares of our common stock (except for shares for which appraisal rights may have been perfected, as described in “Appraisal Rights” above):

•	will no longer be outstanding;

•	will automatically be canceled and retired; and

•	will cease to exist.

In addition, from and after the effective time of the merger, each certificate formerly representing any such share of our common stock will represent only the right to receive the $31.00 per share merger consideration which the holder of the certificate is entitled to receive pursuant to the merger.

No interest will accrue or be paid with respect to the merger consideration. Until holders of certificates previously representing shares of our common stock have surrendered those certificates to the paying agent for exchange, holders will not receive the merger consideration due in respect of the shares formerly represented by such certificates.

As soon as practicable after the effective time of the merger, the paying agent will mail to each holder of record of shares of our common stock a letter of transmittal and instructions for its use in delivering certificates to the paying agent in exchange for the merger consideration due in respect of the shares formerly represented by such certificates. After receipt of its certificates by the paying agent, together with a properly executed letter of transmittal and such other documents specified in the instructions that the paying agent reasonably requires, the paying agent will deliver to each shareholder the $31.00 per share merger consideration multiplied by the number of shares formerly represented by the certificate(s) surrendered by the shareholder. If a transfer of ownership of shares has occurred but has not been registered in our transfer records, then a check for the merger consideration applicable to such shares may be issued to the transferee if the certificate representing the shares is presented to the paying agent accompanied by all documents and endorsements required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid.

Lost, Stolen or Destroyed Certificates

If any certificate representing shares of our common stock is lost, stolen or destroyed, the paying agent will deliver the applicable merger consideration due in respect of the shares formerly represented by that certificate if:

•	the shareholder asserting the claim of a lost, stolen or destroyed certificate makes an affidavit of that fact; and

•	if requested by either Schneider Electric or the paying agent, the shareholder posts a reasonable indemnity or bond as security against any claim that may be made with respect to that certificate against APC following the effective time of the merger.

Unclaimed Amounts

Any portion of the exchange fund that remains undistributed to our shareholders after the first anniversary of the effective time of the merger will be delivered by the paying agent to Schneider Electric, and any of our shareholders who have not previously surrendered their stock certificates will only be entitled to look to Schneider Electric or APC for payment of the merger consideration due in respect of the shares formerly represented by their certificates. After the second anniversary of the effective time of the merger (or immediately prior to the time such property would escheat to or become property of a government authority) the merger consideration with respect to any remaining stock certificates which have not been surrendered will become property of Schneider Electric, subject to any applicable law. None of the paying agent, APC, Trianon or Schneider Electric will be liable for any amounts properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

THE MERGER AGREEMENT

The following description summarizes the material provisions of the merger agreement and is qualified in its entirety by reference to the complete text of the merger agreement. The merger agreement included in this proxy statement as Annex A contains the complete terms of that agreement and shareholders should read it carefully and in its entirety.

Conditions to the Completion of the Merger

Each party’s obligation to effect the merger and to consummate the other transactions described in the merger agreement is subject to the satisfaction or waiver of various conditions which include, in addition to other customary closing conditions, the following:

•	the merger agreement has been approved by the affirmative vote of shareholders holding two-thirds of the shares of our common stock outstanding and entitled to vote at the Special Meeting;

•	no statute, rule, regulation, executive order, decree, ruling, judgment, decision, order or injunction shall have been enacted, entered, promulgated or enforced by any court or other governmental authority of competent jurisdiction which has the effect of making the merger illegal or otherwise restraining or prohibiting the consummation of the merger; and

•	the waiting period applicable to the consummation of the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, has expired or has been terminated and the Commission of European Communities has issued a decision authorizing consummation of the merger pursuant to the European Commission merger regulation or the applicable waiting periods thereunder has expired.

Schneider Electric’s obligation to effect the merger and to consummate the other transactions described in the merger agreement is further subject to satisfaction or waiver of the following additional conditions:

•	all waiting periods, clearances and approvals required under the antitrust laws of Bulgaria, Canada, China, Colombia, Japan, Romania, Russia, South Africa, South Korea, Turkey and Ukraine have expired, been obtained or been satisfied;

•	APC’s representations and warranties (a) regarding its corporate organization and qualification, (b) regarding its capital structure, (c) regarding the authorization, execution, delivery and enforceability of the merger agreement and approval of the consummation of the transactions described by the merger agreement, (d) that is has taken necessary actions so that the merger and related actions will not violate APC’s rights agreement or relevant statutes or regulations and (e) that the board of directors has adopted the merger agreement, will submit it for approval of shareholders and will recommend their approval, shall be true and correct in all material respects as of the date of the merger agreement and consummation of the merger; APC’s representations that are qualified as to materiality are true and correct as of the date of the merger agreement and as of the closing date of the merger as though made on such date, other than representations and warranties that expressly relate to an earlier date, in which case, are correct as of such earlier date; and APC’s representations that are not qualified as to materiality or referred to above shall be true and correct as of the closing date of the merger in all material respects, other than representations and warranties that expressly relate to an earlier date, which shall be true and correct in all material respects as of such earlier date, except for any failures to be true and correct in all material respects that, individually or in the aggregate, would not reasonably be expected to have a material adverse effect;

•	APC has performed in all material respects all the obligations required to be performed by it under the merger agreement on or prior to the date on which the merger is to become effective;

•	Schneider Electric shall have received a certificate signed on behalf of APC by APC’s chief executive officer and chief financial officer to the effect that the two conditions described above relating to representations and warranties and performance of obligations have been satisfied;

•	since the date of the merger agreement, no events that, individually or in the aggregate, would reasonably be expected to have a material adverse effect shall have occurred with respect to APC; and

•	APC shall have delivered to Schneider Electric a certificate in the form contemplated by Section 897 of the Code to the effect that APC is not and has not been within five years of the date of the certificate a “United States real property holding corporation” within the meaning of Section 897.

The merger agreement provides that a “material adverse effect” means any event, circumstance, change or effect that (a) has a material adverse effect on or materially delays APC’s ability to consummate the merger or the other transactions described in the merger agreement or otherwise perform its obligations under the merger agreement; or (b) has a material adverse effect on the business, assets or condition (financial or otherwise) or results of operations of APC and its subsidiaries, taken as a whole, other than effects, in the case of this clause (b) above, due to (i) general economic or market conditions to the extent not disproportionately affecting APC and its subsidiaries, taken as a whole, (ii) matters generally affecting the industries or market sectors in which APC operates to the extent not disproportionately affecting APC and its subsidiaries, taken as a whole, (iii) the announcement of the transactions described by the merger agreement (including any impact of the announcement of the transaction on APC’s relationships with customers or employees), (iv) any restrictions imposed on APC pursuant to the covenants described under “—Covenants—General” and the first paragraph of “—Covenants—Employee Benefits” below to the extent APC has requested consent to take a prohibited action and Schneider Electric does not provide the requested consent, (v) changes in law to the extent not disproportionately affecting APC and its subsidiaries, taken as a whole, (vi) changes in generally accepted accounting principles by the Financial Accounting Standards Board, the SEC or any other applicable regulatory body, (vii) acts of war or terrorism that do not directly affect the assets or properties of, or customers served by, APC or any of its subsidiaries, (viii) fluctuations in the share price of APC common stock or (ix) the failure to meet analyst projections.

APC’s obligation to effect the merger and to consummate the other transactions described in the merger agreement is further subject to satisfaction or waiver of the following additional conditions:

•	the representations and warranties of Schneider Electric and Trianon set forth in the merger agreement are true and correct in all material respects as of the date the merger becomes effective;

•	Schneider Electric and Trianon have performed in all material respects all the obligations required to be performed by them under the merger agreement on or prior to the date on which the merger is to become effective; and

•	APC has received a certificate signed on behalf of the Schneider Electric by an executive officer of Schneider Electric to the effect that the two conditions described above have been satisfied.

Acquisition Proposals

Under the merger agreement, APC agreed to cease all activities, discussions or negotiations existing as of the date of the merger agreement with any parties with respect to an acquisition proposal (as defined below). Additionally, the merger agreement provides that until the merger is effective or the merger agreement is terminated, none of APC, its subsidiaries or their respective officers, directors, employees, consultants, agents, advisors and other representatives will, directly or indirectly:

•	initiate, solicit or encourage (including by way of providing information) the submission of, or take any other action designed to facilitate, any inquiries, proposals or offers that constitute or may reasonably be expected to lead to, any acquisition proposal (as defined below) or engage in any discussions or negotiations with respect thereto or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, discussions or negotiations, or

•

approve or recommend, or propose to approve or recommend, an acquisition proposal or enter into any agreement providing for or relating to an acquisition proposal or enter into any agreement or agreement in principle requiring APC to abandon, terminate or fail to consummate the transactions described in the merger agreement, breach its obligations under the merger agreement or propose or agree to do any of the foregoing.

An “acquisition proposal” is defined as any inquiry, proposal or offer from any person relating to, or that would reasonably be expected to lead to, directly or indirectly, in one transaction or a series of transactions, (a) a merger, consolidation, dissolution (other than a restructuring transaction with respect to Systems Enhancement Corporation, one of APC’s subsidiaries), recapitalization or other business combination involving APC or any of its subsidiaries, (b) the issuance of 25% or more of the equity securities of APC or any of its subsidiaries as consideration for the assets or securities of another person or (c) the acquisition in any manner, directly or indirectly, of 25% or more of the equity securities of APC or assets (including equity securities or assets of any subsidiary) that represent 25% or more of the consolidated assets of APC and its subsidiaries, taken as a whole (based on the book value of such assets or revenues or “earnings before interest taxes, depreciation and amortization” produced by such assets), in each case other than the transactions described in or expressly permitted by the merger agreement.

The merger agreement provides that notwithstanding the restrictions described above, until shareholder approval of the merger agreement is obtained and to the extent consistent with the fiduciary obligations of APC’s board of directors to the APC shareholders under applicable law as determined in good faith by the board of directors of APC after consultation with APC’s outside counsel, APC may:

•	furnish information with respect to APC and its subsidiaries to a person making a bona fide written acquisition proposal that is made by a person that the APC board determines, in good faith, after consultation with APC’s outside counsel and financial advisors, constitutes or is reasonably likely to result in a superior proposal (as defined below) that was not solicited by APC or its representatives and that did not otherwise result from a breach or a deemed breach of the merger agreement, and

•	participate in discussions or negotiations with such person regarding such acquisition proposal; provided, however, that APC will promptly provide Schneider Electric any material non-public information concerning APC or any subsidiary that is provided to any such person and was not previously provided to Schneider Electric.

A “superior proposal” is defined as any bona fide written acquisition proposal (but replacing references to “25% or more” in the definition of acquisition proposal above with “66 2/3% or more”) on terms that APC’s board of directors determines in good faith after consultation with APC’s financial advisor to be superior from a financial point of view to the merger taking into account all of the terms and conditions of the proposal and the merger agreement.

The merger agreement also provides that if, at any time prior to obtaining approval of the merger agreement from APC’s shareholders, APC receives an acquisition proposal which APC’s board of directors determines to be a superior proposal, APC’s board of directors may terminate the merger agreement to enter into a definitive agreement with respect to such superior proposal (a) if the board of directors determines in good faith, after consultation with outside counsel and financial advisors, that failure to take such action will be inconsistent with its fiduciary duties to shareholders of APC under applicable law and (b) APC pays the $180,000,000 termination fee discussed under “—Fees and Expenses” below. APC may not terminate the merger agreement under this provision if it is in material breach of any of its other obligations under the merger agreement.

Additionally, prior to terminating the merger agreement in order to enter into a superior proposal, APC must provide written notice of its intention to terminate the merger agreement to enter into a definitive agreement with respect to such superior proposal to Schneider Electric at least five business days in advance, referred to as the “matching period.” The notice must specify the material terms and conditions of the superior proposal and be accompanied by a copy of a draft of the definitive agreement proposed to be entered into. The merger agreement provides that during the matching period APC and its representatives will consider in good faith any proposal that may be made by Schneider Electric with respect to possible revisions of the terms of the merger agreement.

Restrictions on Adverse Recommendation Change

The merger agreement provides that neither the board of directors of APC nor any committee thereof (a) will publicly propose to or withdraw (or modify in a manner adverse to Schneider Electric) the approval or recommendation of the merger agreement, the merger or the other transactions described in the merger agreement, or (b) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any acquisition proposal, together referred to as an “adverse recommendation change.”

The merger agreement also provides that, notwithstanding the above provision, at any time before obtaining the shareholder approval of the merger agreement, the board of directors may make an adverse recommendation change:

•	if the adverse recommendation change does not relate to an acquisition proposal other than a superior proposal, and

•	if the board of directors determines in good faith, after taking into account the advice of APC’s outside legal counsel, that such adverse recommendation change is consistent with the fiduciary obligations of APC’s board of directors under applicable law.

However, no adverse recommendation change may be made until after the fifth business day following Schneider Electric’s receipt of written notice from APC advising Schneider Electric that the board of directors of APC intends to take such action and specifying the reasons therefor. In determining whether to make a adverse recommendation change, the board of directors of APC must take into account all information provided by Schneider Electric that is relevant to the decision, including any changes to the material terms of the merger agreement proposed by Schneider Electric. If APC’s board of directors determines to make the adverse recommendation change:

•	if requested by Schneider Electric, the Special Meeting to approve the merger agreement will be postponed to a date no earlier than a date designated by Schneider Electric, or

•	if the board of directors determines in good faith after taking into account the advice of APC’s outside legal counsel, that it is consistent with the fiduciary obligations of the board of directors, the Special Meeting may be postponed to a date determined by APC’s board of directors after consultation with Schneider Electric.

Termination

The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger, regardless of whether our shareholders have approved the merger agreement:

•	by mutual written consent of Schneider Electric and APC;

•	by either Schneider Electric or APC if the votes at the Special Meeting are insufficient to approve the merger agreement;

•	by either Schneider Electric or APC if the merger has not become effective prior to August 31, 2007 if the terminating party did not materially contribute to the delay;

•	by either Schneider Electric or APC if any law, decision, order or injunction of or by any court or other governmental authority making the consummation of the merger illegal is in effect and has become final and nonappealable, but only if the terminating party first used its reasonable best efforts to prevent the entry of and to procure the removal, reversal, or setting aside or invalidation of any such law, decision, order or injunction;

•	by Schneider Electric if APC has entered into a definitive agreement providing for a transaction that is a superior proposal;

•	by Schneider Electric if APC’s board of directors makes an adverse recommendation change;

•	by Schneider Electric if there has been a breach in any material respect of any representation or warranty in the merger agreement by APC or if APC has not performed or complied in any material respect with any material covenant or material agreement contained in the merger agreement, in either case such that Schneider Electric’s conditions to closing regarding the representations and warranties of APC and receipt of antitrust approval in various jurisdictions of APC would be incapable of being satisfied by August 31, 2007;

•	by APC if there has been a breach in any material respect of any representation or warranty by Schneider Electric or Trianon in the merger agreement or Schneider Electric or Trianon has not performed or complied in any material respect with any material covenant or material agreement contained in the merger agreement, in either case such that APC’s conditions to closing regarding the representations and warranties and covenants of Schneider Electric and Trianon would be incapable of being satisfied by August 31, 2007; and

•	by APC in the circumstances described under “—Acquisition Proposals” above, provided APC has complied with all related requirements.

Fees and Expenses

The merger agreement generally provides that each party will pay its own fees and expenses in connection with the merger agreement and the transactions described in the merger agreement, except that the expenses incurred in connection with the filing, printing and mailing of the proxy will be shared equally by Schneider Electric and APC. However, we must pay Schneider Electric a $180,000,000 termination fee if the merger agreement is terminated:

•	by APC in order for APC to accept a superior proposal;

•	by APC or Schneider Electric because at the Special Meeting APC’s shareholders do not approve the transaction, and after the date of the merger agreement but before the Special Meeting an acquisition proposal by a third party has been publicly disclosed or announced and not subsequently withdrawn, and within one year after the termination APC consummates a transaction or enters into a definitive agreement or agreement in principle for an acquisition proposal (replacing for this purpose, references to “25%” in the definition of “acquisition proposal” with “40%”);

•	by Schneider Electric because APC has entered into an agreement for a superior proposal; or

•	by APC or Schneider Electric if the votes at the Special Meeting are insufficient to approve the merger agreement and before the Special Meeting APC’s board of directors has made an adverse recommendation change.

APC will pay the termination fee, in the cases referred to in the first, third and fourth bullet points above, immediately upon termination of the merger agreement and, in the cases referred to in the second bullet point above, upon the earlier of consummation of such a transaction or APC entering into a definitive agreement or an agreement in principle providing for such a transaction.

Representations and Warranties

The merger agreement contains customary representations and warranties made by us to Schneider Electric. The representations and warranties are not intended to provide you with factual information about APC. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement, which subsequent information may or may not be fully reflected in our public disclosure. The representations and warranties include those relating to, among other things:

•	our corporate organization and qualification;

•	our capital structure;

•	our obligations with respect to our capital stock, stock options, restricted stock units and rights under the employee stock purchase plan;

•	that all stock options have been appropriately accounted for and disclosed in our public filings and that the grants of options were not coordinated with the release of material information;

•	our interests in other entities and our subsidiaries and their qualifications and similar matters;

•	our authorization, execution, delivery, performance and enforceability of the merger agreement and related matters;

•	the required filings, consents, approvals, orders and authorizations of governmental and other authorities relating to, the merger agreement and related matters to be made by us;

•	the applicability of state takeover statutes and the provisions of our shareholder rights agreement;

•	the required authorizations of our board of directors, their recommendation and the required vote of our shareholders;

•	our filings with the Securities and Exchange Commission and the accuracy of information, including financial information, contained in these documents;

•	compliance with the Sarbanes-Oxley Act of 2002 and other matters related to our internal controls over financial reporting and disclosure controls and procedures;

•	the existence of, and absence of any defaults related to, any material contracts that we or our subsidiaries are a party to or bound to;

•	our unaudited results for the quarter ended September 24, 2006;

•	the absence of undisclosed liabilities that we or our subsidiaries are subject to;

•	the absence of material changes or events concerning us, our subsidiaries or our benefit plans;

•	pending or threatened material litigation against or affecting us or our subsidiaries;

•	the absence of investigations by or on behalf of our board concerning accounting issues or violations of any laws;

•	the accuracy of information supplied by us for the proxy statement and compliance of the proxy statement to the Exchange Act and relevant rules and regulations;

•	the compliance by us and our subsidiaries with applicable laws and judgments and our possession of and compliance with necessary permits and approvals and related matters;

•	the compliance by us and our subsidiaries with our (and our subsidiaries) articles of association and bylaws and all contracts that we and our subsidiaries are party to and the absence of any breach related thereto;

•	the completion and accuracy of our and our subsidiaries’ tax filings and payment of our and our subsidiaries’ taxes and other tax matters;

•	matters affecting us relating to the Employee Retirement Income Security Act of 1974, as amended, and other applicable laws relating to employment and labor and our employee benefits;

•	absence of excess parachute payments to any of our officers, directors, employees or consultants;

•	the absence of any labor controversies or disputes involving us or our subsidiaries;

•	absence of collective bargaining agreements or other labor union agreements between us or any of our subsidiaries and our employees;

•	our and our subsidiaries’ assets and real estate;

•	environmental matters and our compliance with applicable laws;

•	matters relating to our intellectual property;

•	the existence of certain of our contracts and defaults under our contracts;

•	matters relating to our significant customers;

•	the absence of any ongoing transactions between us and our subsidiaries and our affiliates (other than our subsidiaries);

•	the absence of a finder’s or a broker’s fee relating to the transaction; and

•	our receipt of an opinion from our financial advisor.

The merger agreement also contains customary representations and warranties made by Schneider Electric and Trianon to us. The representations and warranties include those relating to, among other things:

•	the corporate organization, qualification and similar matters of Schneider Electric and Trianon;

•	the authorization, execution, delivery, performance and enforceability of the merger agreement and related matters by Schneider Electric and Trianon;

•	the required filings, consents, approvals, orders and authorizations of governmental and other authorities relating to, the merger agreement and related matters by Schneider Electric and Trianon;

•	the accuracy of information supplied by Schneider Electric and Trianon for the proxy statement;

•	Schneider Electric’s ability to pay the aggregate merger consideration;

•	the operations of Trianon;

•	the absence of a finder’s or broker’s fee relating to the transaction; and

•	any ownership affiliation of APC.

Covenants

General. We have undertaken certain covenants in the merger agreement concerning the conduct of our business between the date the merger agreement was signed and the completion of the merger. The following summarizes the more significant covenants.

Under the merger agreement, APC has agreed that unless Schneider Electric otherwise consents in writing (which consent may not be unreasonably withheld or conditioned) or except as required by law, the rules and regulations of Nasdaq or other regulatory organization applicable to APC:

•	APC and its subsidiaries shall conduct their respective businesses in the ordinary course of business; and

•	APC will use reasonable best efforts to preserve intact its present business organization and goodwill and keep available the services of its officers and key employees and to maintain its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with it.

APC has also agreed that unless Schneider Electric otherwise consents in writing (which consent may not be unreasonably withheld, delayed or conditioned) or except as required by law, the rules and regulations of Nasdaq or other regulatory organization applicable to APC, APC will not, and will not cause or permit any subsidiary to (or enter into any contract with respect to):

•	sell, pledge, license, lease, leaseback, dispose of or encumber or subject to a lien any property or assets (including any ownership interests, voting securities or other rights, instruments or securities in any subsidiary), except for (a) dispositions of inventory and immaterial assets and (b) encumbrances and pledges, in each case, in the ordinary course of business consistent with past practice;

•	amend or propose to amend its articles of organization or bylaws (or comparable organizational documents);

•

except for declaration and payment of APC’s regular quarterly dividends with normal record and payment dates consistent with past practice, which will not exceed $0.10 in cash per share of outstanding common stock split, combine or reclassify any shares of its capital stock, or declare, set aside or pay any dividend on or make any other distributions (whether in cash, stock, property or otherwise) with respect to its voting debt, its capital stock or any equity interests of any subsidiary (except for any dividends paid by a wholly owned direct or indirect subsidiary to such subsidiary’s parent); or

•	redeem, purchase, acquire or offer to acquire any shares of its voting debt, capital stock or any equity interests of any subsidiaries.

Additionally, APC has agreed that unless Schneider Electric otherwise consents in writing (which consent may not be unreasonably withheld, delayed or conditioned) or except as required by law, the rules and regulations of Nasdaq or other regulatory organization applicable to APC, APC will not, and will not cause or permit any subsidiary to (or agree, in writing or otherwise to):

•	issue, sell, pledge or dispose of, or agree to issue, sell, pledge or otherwise encumber or subject to a lien, or dispose of, (a) any shares of, securities convertible or exchangeable for, any options, warrants or rights of any kind to acquire any shares of, its capital stock of any class, (b) its voting debt, (c) any “phantom” stock, “phantom” stock rights, stock appreciation rights or other stock-based compensation awards, or (d) other property or assets except for the issuance of shares upon the exercise of APC stock options that are outstanding on the date of the merger agreement;

•	directly or indirectly acquire or agree to acquire any corporation, partnership or other business organization or division thereof;

•	directly or indirectly acquire any asset or assets that, individually, has a purchase price in excess of $2,500,000 or, in the aggregate, have a purchase price in excess of $25,000,000, except for new capital expenditures, which will be subject to the limitations the next bullet point, and except for purchases of components, raw materials or supplies in the ordinary course of business consistent with past practice;

•	make any new capital expenditure or expenditures which, individually, is in excess of $7,500,000 or, in the aggregate, are in excess of $50,000,000;

•	except for borrowings in the ordinary course of business under existing credit facilities, incur, create or assume any indebtedness for borrowed money or guarantee any such indebtedness of another person, enter into any “keep well” or other contract to maintain the financial condition of another person or enter into any similar economic arrangement (except for inter-group guarantees);

•	make any loans, advances or capital contributions to, or investments in, any other person other than (a) loans or advances to customers in the form of trade credit or deferred purchase price arrangements in the ordinary course of business, (b) intercompany loans or (c) advances to employees (other than officers of APC) in the ordinary course of business, not to exceed $20,000 in each individual case and $1,000,000 in the aggregate;

•	enter into, modify or renew any material lease, contract, agreement or commitment that would be required under the Exchange Act of 1934 to be filed as an exhibit to APC’s Annual Report on Form 10-K;

•	terminate, amend, modify, assign, waive, release or relinquish any material contract rights or any other material rights or claims or cancel any indebtedness with respect to a contract referred to in the bullet point above;

•	waive any benefits of, or agree to modify in any respect, or fail to enforce, or consent to any matter with respect to which consent is required under, any standstill or similar contract to which APC or any subsidiary of APC is a party;

•	waive any material benefits of, or agree to modify in any material respect, or fail to enforce in any material respect, or consent to any matter with respect to which consent is required under, any material confidentiality or similar contract to which APC or any of its subsidiaries is a party;

•

enter into, modify, amend or terminate, or release or assign any material rights or claims under any contract that would reasonably be expected to (a) adversely affect in any material respect APC and its subsidiaries taken as a whole, (b) impair in any material respect the ability of APC to perform its obligations under the merger agreement or (c) prevent or materially delay the consummation of the transactions described in the merger agreement;

•	settle or compromise any claim, action, suit or proceeding pending or threatened against APC with a value of over $2,000,000;

•	change its accounting principles, practices or methods, except as may be required by the SEC, applicable law or generally accepted accounting principles in the United States;

•	enter into any material contract if consummation of the transactions described in the merger agreement would reasonably be expected to (a) conflict with, (b) result in a violation or breach of or default (with or without notice or lapse of time, or both) under, (c) give rise to a right of or result in, termination, cancellation or acceleration of any obligation or to the loss of a benefit under, (d) result in the creation of any lien in or upon any of the properties or other assets of APC or any subsidiary under, (e) require Schneider Electric to license or transfer any of its intellectual property rights or other material assets under, (f) give rise to any increased, additional, accelerated, or guaranteed rights or entitlements of any third party under, or (g) result in any material alteration of, any provision of such contract;

•	enter into any material contract containing any restriction on the ability of APC or any of its affiliates to assign its rights, interests or obligations thereunder, unless such restriction excludes or otherwise would not apply to any assignment to Schneider Electric or any of its affiliates deemed to occur upon consummation of the merger;

•	sell or transfer to any person or otherwise dispose of or allow to lapse any material registered APC intellectual property (except to the extent such activity occurs in the ordinary course of business as part of the ordinary course of the sale of any products or services);

•	terminate, cancel, amend or modify any material insurance policy maintained by APC or any subsidiary which is not promptly replaced by a comparable amount of insurance coverage (except for scheduled expirations of such policies); or

•	other than in connection with a termination of the merger agreement pursuant to the provisions described above under “—Acquisition Proposals”, redeem the APC rights or amend, modify or terminate APC’s rights agreement, or render it inapplicable to any person or action (other than Schneider Electric and Trianon in connection with the delivery and performance of the merger agreement).

Efforts to consummate the merger. The merger agreement provides that, subject to limitations, each party will use its reasonable best efforts to take all actions and to do all things necessary, proper or advisable to complete and make effective the merger and the other transactions described in the merger agreement as promptly as practicable, including using their reasonable best efforts to:

•	take all actions necessary to cause the conditions to closing to be satisfied as promptly as practicable;

•	prepare, execute and deliver such instruments and take or cause to be taken such actions as any other party reasonably requests; and

•	after consultation with the other parties, obtain any consent, waiver, approval or authorization from any third party required in order to maintain in full force and effect any of APC’s permits or contracts, leases, licenses or other rights following the merger and the other transactions described in the merger agreement.

Additionally the merger agreement requires Schneider Electric to use its best efforts to avoid or eliminate each and every impediment under any antitrust, competition, or trade regulation law that may be asserted by any government authority with respect to the merger (including, if requested by APC, by agreeing to dispose of, hold separate or accept limitations on the activities of any businesses or assets) so as to enable the merger to occur as soon reasonably possible, but in any event in sufficient time to ensure that the merger occurs before August 31, 2007. If requested to do so by Schneider Electric and to the extent APC is legally permitted to do so, APC and its board of directors is required to take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to the merger agreement, the voting agreement, the merger or any of the other transactions described by the merger agreement or the voting agreement and if such statute becomes applicable to ensure that the merger and other transactions are consummated as promptly as practicable.

Directors’ and officers’ indemnification, advancement of expenses, exculpation and insurance. The merger agreement provides that all rights to indemnification and related rights to advancement of expenses for any person who at the time the merger becomes effective is a current or former director or officer of APC will survive the merger and will continue in full force and effect in accordance with the terms of such existing indemnification provisions. In addition, Schneider Electric will indemnify all such persons under the existing indemnification provisions with respect to all actual or alleged acts or omissions prior to the merger for a period of six years following the merger. Schneider Electric will pay all reasonable fees and expenses incurred by any indemnified person in enforcing the indemnity and other obligations described above.

Following the merger, the insurance coverage provided under the directors’ and officers’ liability insurance at the time of the merger will be maintained for at least six years, to the extent that the annual premium for such coverage is less than 200% of the last annual premium paid by APC prior to the date of the merger agreement. The merger agreement provides that APC will not purchase any other directors’ and officers’ liability insurance on or after the date of the merger agreement without the written approval of Schneider Electric (which will not be unreasonably withheld, delayed or conditioned) other than to maintain the same level of coverage if the current policy expires. However, APC may obtain a prepaid tail policy prior to the merger becoming effective which providing for directors’ and officers’ liability insurance for a period ending six years or more after the merger becoming effective, as long as the aggregate premium for the policy does not exceed $25,000,000.

Employee benefits. The merger agreement contains certain covenants regarding APC’s provision of employee benefits prior to the merger and the obligations of the surviving company to provide benefits to APC’s employees following the effective date of the merger. Prior to the merger, unless Schneider Electric otherwise consents in writing (which consent may not be unreasonably withheld, delayed or conditioned) or except as required by law, the rules and regulations of Nasdaq or other regulatory organization applicable to APC, APC will not, and will not cause or permit any subsidiary to:

•	adopt, enter into, terminate or amend any collective bargaining agreement, benefit plan or benefit agreement;

•	increase in any manner the compensation, bonus or fringe or other benefits of, or pay any bonus to any current or former director, officer, employee or consultant other than increases to cash compensation or cash bonuses to employees and consultants who are not executives or directors, which are made in the ordinary course of business, consistent with past practice;

•	pay any benefit or amount not required under any benefit plan or benefit agreement of APC or any subsidiary as in effect on the date of the merger agreement, other than payment of cash compensation in the ordinary course of business, consistent with past practice;

•	grant or pay any severance, change of control, retention or termination pay or benefits or increase in any manner the severance, change of control, retention or termination pay or benefits of any benefit plan participant;

•	grant any awards under any bonus, incentive, performance or other compensation plan or arrangement, benefit plan or benefit agreement;

•	amend or modify any option or restricted stock unit;

•	take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or benefit plan or benefit agreement;

•	take any action to accelerate the vesting or time of payment of any compensation or benefit under any benefit plan or benefit agreement; or

•	materially change any actuarial or other assumption used to calculate funding obligations with respect to any pension plan or change the manner in which contributions to any pension plan are made or the basis on which such contributions are determined.

The merger agreement provides that Schneider Electric will honor all benefit plans, severance and separation pay plans, agreements and arrangements and written employment, severance, retention, change in control and termination policies and agreements as well as vacation, personal and sick days accrued by APC employees prior to the merger.

The merger agreement provides that employees of APC and its subsidies who remain employed with the surviving corporation will be provided employee benefits under employee benefit plans of Schneider Electric or its subsidiaries that are in the aggregate not materially less favorable than those provided to such employees immediately prior to the merger (other than any equity or equity-based plans, programs or arrangements, post-retirement welfare plans or defined benefit pension plans) for one year following the merger. Schneider Electric will not be required to continue any particular benefit plan or benefit agreement and may amend or terminate certain benefit plans and agreements, subject to the obligation to provide severance pay and benefits.

With respect to any employee benefit plans of Schneider Electric in which the continuing employees first become eligible to participate, Schneider Electric will (subject to any required approval of the applicable insurance provider, if any, and to the extent it does not result in a duplication of benefits):

•	waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements not applicable under the analogous APC benefit plan;

•	provide each continuing employee with credit for any co-payments and deductibles paid prior to the merger becoming effective;

•	recognize all service of such continuing employees for purposes of eligibility to participate, vesting and vacation entitlement; and

•	with respect to flexible spending accounts, provide each continuing employee of APC and its subsidiaries with a credit for any salary reduction contributions made thereto and a debit for any expenses incurred thereunder with respect to the plan year in which the merger is effective.

Schneider Electric and its subsidiaries will provide employees of APC and its subsidiaries who are employed primarily outside the United States with employee benefits in accordance with applicable law.

Amendment, Extension and Waiver

Under the terms of the merger agreement, subject to applicable law, the merger agreement may not be amended except by action authorized by the respective boards of directors of Schneider Electric and APC and taken prior to the time the merger is complete; provided, however, that after shareholder approval is obtained, the merger agreement may not be amended to do any of the following:

•	change the amount or kind of consideration to be received by the holders of common stock upon conversion of their shares pursuant to the terms of the merger agreement;

•	change the articles of organization of the surviving corporation, except for changes permitted by Section 10.05 of the Massachusetts Business Corporation Act; or

•	change any of the other terms or conditions of the merger agreement if the change would adversely affect the holders of APC common stock in any material respect.

Additionally, at any time prior to the effective time of the merger, APC, Schneider Electric and Trianon may, by written instrument signed on behalf of such party, extend the time for performance of the obligations or other acts of any other party to the merger agreement, waive inaccuracies in representations and warranties of any other party contained in the merger agreement or in any related document and waive compliance by any other party with any agreement or condition in the merger agreement.

VOTING AGREEMENT

The following description summarizes the material provisions of the voting agreement and is qualified in its entirety by reference to the complete text of the voting agreement. The voting agreement included in this proxy statement as Annex B contains the complete terms of that agreement and shareholders should read it carefully and in its entirety.

In connection with the execution of the merger agreement, Messrs. Dowdell and Rasmussen (each of whom is a director of APC) entered into a voting agreement with Schneider Electric. Pursuant to the voting agreement, Messrs. Dowdell and Rasmussen have agreed, among other things, to vote shares of our common stock (that, in the aggregate, currently represent approximately 10.0% of our outstanding shares) in favor of the approval of the merger agreement.

Messrs. Dowdell and Rasmussen also agreed to vote these shares against the following actions:

•	any merger agreement (other than the merger agreement that is the subject of this proxy statement) or merger, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by APC;

•	any competing acquisition proposal, as described in “The Merger—Acquisition Proposals”; and

•	any amendment of the articles of organization or bylaws of APC or other proposal or transaction involving APC or any subsidiary, which amendment or other proposal or transaction would in any manner impede, frustrate, prevent or nullify any provision of the merger agreement, the merger or any other transaction described by the merger agreement or change in any manner the voting rights of any class of APC capital stock.

Messrs. Dowdell and Rasmussen further agreed not to:

•	sell, transfer, pledge, assign or otherwise dispose of these shares of our common stock held by them other than for the sole purpose of planning for the orderly handling, disposition and administration of such shareholder’s estate other than in connection with the merger.

•	enter into voting arrangements whether by proxy, voting agreement or otherwise, with respect to their shares of our common stock;

•	directly or indirectly solicit, initiate or encourage the submission of a competing acquisition proposal, enter into any agreement with respect to any competing acquisition proposal or participate in any discussion or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to any acquisition proposal; or

•	exercise any rights of appraisal or dissent.

Each of Messrs. Dowdell and Rasmussen has irrevocably granted to and appointed Schneider Electric and Schneider Electric Holdings Inc. as his proxy and attorney-in-fact to vote his shares of our common stock which are subject to the voting agreement in accordance with the terms of the voting agreement.

STOCK OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS AND PRINCIPAL SHAREHOLDERS

The following table and notes set forth information with respect to the beneficial ownership of shares of our common stock by each of our directors and executive officers, by such persons as a group, and by any other shareholder that is known to us to be the beneficial owner of 5% or more of our common stock. Unless otherwise indicated, the information is as of November 9, 2006, and is based upon information furnished to us by such persons or entities or has been obtained from publicly available information. For purposes of this table, and as used elsewhere in this proxy statement, the term “beneficial owner” means any person who, directly or indirectly, has or shares the power to vote, or to direct the voting of, a security or the power to dispose, or to direct the disposition of, a security or has the right to acquire shares within 60 days.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percentage of Common Stock Outstanding(2)
Rodger B. Dowdell, Jr.(3)**	13,985,513	7.2%
Neil E. Rasmussen(4)**	7,403,150	3.8%
Emanuel E. Landsman(5)***	1,213,918	*
James D. Gerson(6)(7)**	695,766	*
Ervin F. Lyon(7)(8)**	707,770	*
John G. Kassakian(7)(9)**	52,249	*
Ellen B. Richstone(7)**	13,665	*
Robert J. Johnson(10)	103,550
Edward W. Machala(11)	844,474	*
Aaron L. Davis(12)	384,370	*
Richard J. Thompson(13)	87,912	*
David R. Johnson(14)	77,343

All directors and executive officers as a group (12 persons)(15)	25,569,680	13.1%

Barrow, Hanley, Mewhinney & Strauss, Inc.(16) 2200 Ross Avenue, 31st Floor Dallas, Texas 75201	19,269,003	10.0%

Dodge & Cox (17) 555 California Street, 40th Floor San Francisco, CA 94104	21,287,575	11.0%

*	Less than 1.0%
**	Director
***	Director Emeritus
(1)	Unless otherwise indicated, the number of shares shown includes shares that are individually or jointly owned, as well as shares over which the named person has either sole or shared investment or voting authority.
(2)	The number of shares of common stock deemed outstanding on November 9, 2006 includes (i) 193,483,289 (including 1,146,332 shares underlying restricted stock units) shares outstanding on such date and (ii) all stock options that are currently exercisable or will become exercisable within 60 days thereafter by the persons or group in question.
(3)	Includes 5,000 restricted stock units which vest at the rate of 25% on each June 30 through 2010. Mr. Dowdell possesses no voting or investment power with respect to the restricted stock units.
(4)	Includes 466,000 shares of common stock issuable to Mr. Rasmussen pursuant to options which may be exercised within the next 60 days, and 619,544 shares of common stock held by Mr. Rasmussen under the American Power Conversion Corporation’s Consolidated 401(k) Plan (the “401(k) Plan”). Does not include 88,032 shares held by the Neil and Anna Rasmussen Foundation, a charitable trust. Mr. Rasmussen disclaims beneficial ownership of the shares held by such trust.

(5)	Includes 44,022 shares of common stock issuable to Dr. Landsman pursuant to options which may be exercised within the next 60 days, and 257,112 shares of Common Stock held by Dr. Landsman under the 401(k) Plan.
(6)	Includes 123,125 shares of common stock issuable to Mr. Gerson pursuant to options which may be exercised within the next 60 days.
(7)	Includes 9,833 restricted stock units which vest annually at various rates on each June 30 through 2010. The named director possesses no voting or investment power with respect to the restricted stock units.
(8)	Includes 123,125 shares of common stock issuable to Dr. Lyon pursuant to options which may be exercised within the next 60 days. Does not include 69,763 shares held by Dr. Lyon’s daughter. Dr. Lyon disclaims beneficial ownership of the shares held by his daughter.
(9)	Includes 36,084 shares of common stock issuable to Dr. Kassakian pursuant to options which may be exercised within the next 60 days.
(10)	Includes 26,875 shares of common stock issuable to Mr. Johnson pursuant to options which may be exercised within the next 60 days, and 774 shares of common stock held by Mr. Johnson under the 401(k) Plan. Also includes 64,250 restricted stock units which vest at various rates on each June 30 through 2010. Mr. Johnson possesses no voting or investment power with respect to the restricted stock units.
(11)	Includes 658,760 shares of common stock issuable to Mr. Machala pursuant to options which may be exercised within the next 60 days, and 102,230 shares of common stock held by Mr. Machala under the 401(k) Plan. Also includes 51,750 restricted stock units which vest at various rates on each June 30 through 2010. Mr. Machala possesses no voting or investment power with respect to the restricted stock units.
(12)	Includes 299,323 shares of common stock issuable to Mr. Davis pursuant to options which may be exercised within the next 60 days, and 18,564 shares of common stock held by Mr. Davis under the 401(k) Plan. Also includes 45,000 restricted stock units which vest at various rates on each June 30 through 2010. Mr. Davis possesses no voting or investment power with respect to the restricted stock units.
(13)	Includes 7,500 shares of common stock issuable to Mr. Thompson pursuant to options which may be exercised within the next 60 days, and 412 shares of common stock held by Mr. Thompson under the 401(k) Plan. Also includes 66,250 restricted stock units which vest at various rates on each June 30 through 2010. Mr. Thompson possesses no voting or investment power with respect to the restricted stock units.
(14)	Includes 14,000 shares of common stock issuable to Mr. Johnson pursuant to options which may be exercised within the next 60 days, and 1,579 shares of common stock held by Mr. Johnson under the 401(k) Plan. Also includes 49,250 restricted stock units which vest at various rates on each June 30 through 2010. Mr. Johnson possesses no voting or investment power with respect to the restricted stock units.
(15)	Includes 1,798,814 shares issuable pursuant to options which may be exercised within the next 60 days; 1,000,215 shares held in the 401(k) Plan; and 320,832 shares underlying restricted stock units. Also see footnotes (3) through (14).
(16)	Based on information set forth in a Schedule 13G filed with the Securities and Exchange Commission on February 7, 2006 by Barrow, Hanley, Mewhinney & Strauss, Inc. (“Barrow”). This Schedule 13G reported that Barrow, an investment advisor, had sole voting power over 9,969,578 shares and sole dispositive power over 19,269,003 shares.
(17)	Based on information set forth in a Schedule 13G filed with the Securities and Exchange Commission on August 10, 2006 by Dodge & Cox (“Dodge”). This Schedule 13G reported that Dodge, an investment advisor, had sole voting power over 20,013,266 shares and sole dispositive power over 21,287,575 shares.

OTHER MATTERS

As of the date of this proxy statement, we know of no matters that will be presented for consideration at the Special Meeting other than as described in this proxy statement.

MULTIPLE SHAREHOLDERS SHARING ONE ADDRESS

In accordance with Rule 14a-3(e)(1) under the Exchange Act, one proxy statement will be delivered to two or more shareholders who share an address, unless we have received contrary instructions from one or more of the shareholders. We will deliver promptly upon written or oral request a separate copy of the proxy statement to a shareholder at a shared address to which a single copy of the proxy statement was delivered. Requests for additional copies of the proxy statement, and requests that in the future separate proxy statements be sent to shareholders who share an address, should be directed to American Power Conversion Corporation, 132 Fairgrounds Road, West Kingston, Rhode Island 02892, Attention: Investor Relations, or you can telephone at (401) 789-5735 ext. 2994. Similarly, if you share an address with another shareholder and have received multiple copies of our proxy materials, you may write or call us at the above address and phone number to request delivery of a single copy of these materials.

FUTURE SHAREHOLDER PROPOSALS

Our 2007 annual meeting of shareholders is not yet scheduled to take place. We will hold the 2007 annual meeting of shareholders only if the merger is not completed. If the merger is not completed, under Rule 14a-8 of the Securities Exchange Act of 1934, as amended, our shareholders may present proper proposals for inclusion in our proxy statement and for consideration at the 2007 annual meeting by submitting their proposal in writing to our Secretary. In submitting such proposals, shareholders must comply with the requirements set forth in both our Amended and Restated By-Laws and in Rule 14a-4(c)(2)(i)-(iii) under the Exchange Act. In order to curtail any controversy as to the date on which a proposal was received by APC, it is suggested that proponents submit their proposals by Certified Mail, Return Receipt Requested. The deadline for submission of proposals by shareholders pursuant to Rule 14a-8 under the Exchange Act, which are intended for inclusion in the proxy statement to be furnished to all shareholders entitled to vote at the 2007 annual meeting of shareholders, if any, is December 25, 2006. The deadline for submission of proposals of shareholders intended to be presented at the 2007 annual meeting of shareholders (which are not otherwise submitted for inclusion in the proxy statement in accordance with the preceding sentence) is March 10, 2007.

SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

The information contained in this proxy statement contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. These forward looking statements include statements about our ability to complete the merger.

When used in this proxy statement, we intend the words “may,” “believe,” “anticipate,” “plan,” “expect,” “predict,” “estimate,” “require,” “intend” and similar words to identify “forward looking statements”. These forward looking statements involve risks, uncertainties and other factors that may cause our actual results, performance or achievements, to be far different from that suggested by our forward looking statements. Such risks and uncertainties include our inability to complete the merger and the other risks and factors identified from time to time in reports we file with the Securities and Exchange Commission or in public statements issued by us. You should not place undue reliance on our forward looking statements. We disclaim any obligation to update any of these factors or to publicly announce the results of any revisions to any of these forward looking statements, and we claim the protection of the safe harbor for forward looking statements contained in the Private Securities Litigation Reform Act of 1995.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file with the Securities and Exchange Commission at the facilities of the Securities and Exchange Commission located at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 or at the offices of the National Association of Securities Dealers, Inc. located at 1735 K Street, N.W., Washington, D.C. 20006. Please call the Securities and Exchange Commission at 1 800-SEC-0330 for further information on its public reference rooms. Our Securities and Exchange Commission filings also are available to the public at its website at www.sec.gov.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN SUCH JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED [•], 2006. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO SHAREHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

THE INFORMATION CONTAINED IN THIS PROXY STATEMENT SPEAKS ONLY AS OF THE DATE INDICATED ON THE COVER OF THIS PROXY STATEMENT UNLESS THE INFORMATION SPECIFICALLY INDICATES THAT ANOTHER DATE APPLIES.

ANNEX A

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

Dated as of October 28, 2006

by and among

SCHNEIDER ELECTRIC SA,

TRIANON INC.

and

AMERICAN POWER CONVERSION CORPORATION

A-i

(continued)

A-ii

(continued)

A-iii

INDEX OF DEFINED TERMS

10-K Contracts	26
401K Plan	5
409A Authorities	17
Acquisition Proposal	32
Agreement	1
AJCA	17
Alternative Transaction	38
Antitrust Division	28
Antitrust Filings	9
applicable employee remuneration	17
Applicable Filed Company SEC Disclosures	12
Applicable Multiple	5
Audits	14
Closing	2
Closing Date	2
Code	4
Common Stock Price	1
Company	1
Company Adverse Recommendation Change	29
Company Benefit Agreement	15
Company Capital Stock	7
Company Certificates	3
Company Class A Common Stock	7
Company Common Stock	1
Company Disclosure Schedule	6
Company Financial Advisor	23
Company IP	21
Company Material Adverse Effect	6
Company Permits	13
Company Plan	15
Company Real Property	19
Company Regulatory Approvals	10
Company Representatives	31
Company Right	7
Company Rights Agreement	7
Company SEC Report	10
Company Shareholders’ Approval	9
Company Stock Plans	7
Company Subsidiary	6
Confidentiality Agreement	31
Consents	10
Continuing Employees	34
Contracts	9
controlled corporation	14
Designated Representations	35
Dissenting Shareholders	1
Dissenting Shares	1
distributing corporation	14
Effective Time	1
Environmental Claim	20
Environmental Law	20

A-iv

Environmental Permits	20
ERISA	15
ERISA Affiliate	15
ESPP	7
ESPP Price	5
Exchange Act	9
Existing Indemnification Provisions	33
FTC	28
GAAP	11
Governmental Authority	10
Grant Date	7
Hazardous Materials	20
HSR Act	9
IP Rights	21
Judgment	9
Law	9
Lease	19
Leased Real Property	19
Lien	9
listed transaction	15
Matching Period	32
Material Contract	21
materially modified	17
MBCA	1
Merger	1
Merger Filing	1
New York Courts	41
Nonqualified Deferred Compensation Plan	17
Non-U.S. Plan	18
Notice of Adverse Recommendation	30
Notice of Superior Proposal	32
off-balance sheet arrangement	12
Option	4
Owned Real Property	19
Parachute Gross Up Payment	18
Parent	1
Parent Material Adverse Effect	24
Parent Representatives	30
Participant	15
Paying Agent	3
PCBs	21
Pension Plan	15
Permits	10
plan or series of related transactions	14
Post-Closing Tax Period	14
Primary Company Executives	17
principal executive officer	11
principal financial officer	11
Proxy Statement	9
Recommendation	29
Release	20
Restricted Stock Unit	4

A-v

RoHS Directive	20
Scheme	7
SEC	9
Securities Act	10
SEHI	3
Shareholders’ Meeting	13
SOX	11
Subsidiary	1
Superior Proposal	33
Surviving Corporation	1
Tail Policy	34
Tax Return	13
Taxes	13
Termination Date	36
Termination Fee	37
to the knowledge of the Company	12
UK or Irish Plan	18
Voting Agreement	1
Voting Company Debt	8
WEEE Directive	20
Welfare Plan	15

A-vi

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of October 28, 2006 (this “Agreement ”, is made and entered into by and among Schneider Electric SA, a company organized under the laws of France (“Parent”), Trianon Inc., a Massachusetts corporation and an indirect wholly owned subsidiary of Parent (“Subsidiary”), and American Power Conversion Corporation, a Massachusetts corporation (the “Company”).

BACKGROUND

WHEREAS, Parent, Subsidiary and the Company wish to provide for a merger of Subsidiary with and into the Company (the “Merger ”), upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the Massachusetts Business Corporation Act (the “MBCA”), whereby all of the issued and outstanding shares of common stock, par value $0.01 per share, of the Company (the “Company Common Stock” which term as used in this Agreement shall include the associated Company Rights, unless the context otherwise requires) issued and outstanding immediately prior to the Effective Time, other than (i) the shares of Company Common Stock owned directly or indirectly by Parent, Subsidiary or the Company and (ii) to the extent appraisal rights are available under the MBCA, any shares of Company Common Stock (“Dissenting Shares”) held by record holders or beneficial owners of shares of Company Common Stock who duly satisfy the applicable requirements of the MBCA for the exercise of appraisal rights and to obtain payment of the fair value for their shares (“Dissenting Shareholders”), will be converted into the right to receive $31.00 per share in cash (the “Common Stock Price”);

WHEREAS, the Board of Directors of Parent has approved, and the respective Boards of Directors of Subsidiary and the Company have adopted, this Agreement, and each has determined that the Merger is in the best interests of its corporation and shareholders;

WHEREAS, simultaneously with the execution of this Agreement, Parent has entered into a Voting Agreement dated as of the date of this Agreement (the “Voting Agreement”) with certain shareholders of the Company providing for the vote of their shares of Company Common Stock in favor of the Merger; and

WHEREAS, Parent, Subsidiary and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger,

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, in accordance with this Agreement and the MBCA, Subsidiary shall be merged with and into the Company. At the Effective Time, the separate existence of Subsidiary shall cease and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”).

Section 1.2 Effective Time of the Merger. The Merger shall become effective at the time (such time, the “Effective Time”) of the filing of articles of merger (in the form required by, and executed in accordance with, the relevant provisions of the MBCA) with the Secretary of State of the Commonwealth of Massachusetts in accordance with the MBCA (the “Merger Filing”). The Merger Filing shall be made simultaneously with or as soon as practicable following the Closing.

Section 1.3 Effects of the Merger. The Merger shall have the effects set forth in the applicable provisions of the MBCA, including Section 11.07. Without limiting the generality of the foregoing, at the Effective Time, except as otherwise provided in this Agreement, all the property, rights, privileges, powers and franchises, and all and every other interest of Subsidiary and the Company, shall vest in the Surviving Corporation, and all debts, liabilities and duties of Subsidiary and the Company shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.4 Closing. Subject to the satisfaction or waiver of the conditions to the obligations of the parties to effect the Merger set forth in this Agreement, a closing to effectuate the consummation of the Merger (the “Closing”) shall take place at 10:00 a.m. local time on the third business day following the satisfaction or waiver of all the conditions set forth in Article VII (other than conditions which, by their nature, are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), at the offices of Clifford Chance US LLP, 31 West 52nd Street, New York, New York, or at such other time or place as Parent and the Company may agree. The date on which the Closing occurs is sometimes referred to in this Agreement as the “Closing Date.”

ARTICLE II

THE SURVIVING CORPORATION

Section 2.1 Articles of Organization. The articles of organization of the Company as in effect immediately prior to the Effective Time shall be amended in the Merger to be identical to the articles of organization of Subsidiary as in effect immediately prior to the Effective Time (except that the articles of organization shall provide that the name of the Surviving Corporation shall be the name of the Company) and, as so amended, shall be the articles of organization of the Surviving Corporation after the Effective Time until thereafter amended in accordance with applicable Law.

Section 2.2 Bylaws. The bylaws of Subsidiary as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation after the Effective Time until thereafter amended in accordance with applicable Law.

Section 2.3 Directors. From and after the Effective Time, the directors of the Surviving Corporation shall be the directors of Subsidiary immediately prior to the Effective Time and shall serve in accordance with the articles of organization and bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

Section 2.4 Officers. From and after the Effective Time, the officers of the Surviving Corporation shall be the officers of the Company immediately prior to the Effective Time and such officers shall serve in accordance with the articles of organization and bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

ARTICLE III

EFFECT OF THE MERGER ON THE STOCK OF THE CONSTITUENT

CORPORATIONS; SURRENDER OF CERTIFICATES

Section 3.1 Conversion of Company Common Stock in the Merger. At the Effective Time, by virtue of the Merger and without any further action on the part of any holder of any capital stock of Parent, Subsidiary or the Company:

(a) each previously issued share of Company Common Stock that remains outstanding immediately prior to the Effective Time, other than any shares required to be canceled pursuant to Section 3.1(b) and any Dissenting Shares, shall be converted into the right to receive the Common Stock Price, payable to the holder thereof, in each case without interest, upon surrender of the certificate formerly representing such shares of the Company Common Stock and such other documents as reasonably may be required in accordance with Section 3.3, and all such shares of Company Common Stock, when so converted, no longer shall be outstanding and automatically shall be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Common Stock Price per share therefor, without interest, upon the surrender of such certificate in accordance with Section 3.3 or to perfect any rights of appraisal as a holder of Dissenting Shares that such holder may have pursuant to the MBCA; and

(b) each share of Company Common Stock of the Company, if any, owned of record or beneficially, directly or indirectly, by Parent or Subsidiary or held in treasury by the Company immediately prior to the Effective Time (other than shares held in a fiduciary capacity for the benefit of any person or persons other than the Company) automatically shall be canceled and retired and shall cease to exist and no cash or other consideration shall be delivered or deliverable in exchange therefor.

Section 3.2 Conversion of Subsidiary Shares. At the Effective Time, by virtue of the Merger and without any further action on the part of Parent or Parent’s wholly owned subsidiary, Schneider Electric Holdings Inc. (“SEHI”), as the sole shareholder of Subsidiary, each issued and outstanding share of common stock, no par value per share, of Subsidiary that is issued and outstanding prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

Section 3.3 Surrender and Exchange of Certificates.

(a) Prior to the Effective Time, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as paying agent in the Merger (the “Paying Agent”). Parent agrees to deposit, or cause one or more of its subsidiaries, which may include the Surviving Corporation, to deposit, with the Paying Agent cash necessary from time to time, as and when needed, to make the payments pursuant to Sections 3.1(a) and 3.6 on a timely basis. The funds so deposited with the Paying Agent shall be held by the Paying Agent and applied by it in accordance with this Section 3.3 and Section 3.6.

(b) As soon as practicable following the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the “Company Certificates”), whose shares were converted into the right to receive the Common Stock Price pursuant to Section 3.1(a), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Company Certificates shall pass, only upon actual delivery of the Company Certificates to the Paying Agent and shall be in such form and have such other provisions as Parent reasonably may specify), and (ii) instructions for use in effecting the surrender of the Company Certificates in exchange for the Common Stock Price. Upon delivery to the Paying Agent of a Company Certificate, a duly executed letter of transmittal and such other documents specified in the instructions for use referred to above as the Paying Agent reasonably shall require, the holder of such Company Certificates shall be entitled promptly to receive in exchange therefor the Common Stock Price for each share of Company Common Stock formerly represented thereby, in accordance with Section 3.1(a), and the Company Certificates so surrendered shall be canceled. If a transfer of ownership of shares of Company Common Stock has occurred but has not been registered in the transfer records of the Company, a check representing the proper amount of Common Stock Price may be issued to the transferee if the Company Certificate representing such shares of Company Common Stock is presented to the Paying Agent accompanied by all documents and endorsements required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as provided in this Section 3.3, each Company Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Common Stock Price for each share of Company Common Stock represented thereby. No interest will be paid or accrue on any amounts payable upon surrender of any Company Certificate.

(c) Promptly following the date that is one year after the Effective Time, the Paying Agent shall deliver to Parent all cash and any documents in its possession relating to the transactions described in this Agreement, and the Paying Agent’s duties shall terminate. Thereafter, each holder of a Company Certificate may surrender such Company Certificate to the Surviving Corporation or Parent and (subject to applicable abandoned property, escheat or other similar Laws) receive in exchange therefor the Common Stock Price, payable upon due surrender of the Company Certificate without any interest thereon. Notwithstanding the foregoing, none of the Paying Agent, Parent, Subsidiary, the Company or the Surviving Corporation shall be liable to a holder of shares of Company Common Stock for any amounts properly delivered to a public official pursuant to any applicable abandoned property, escheat or other similar Laws. If any Company Certificate shall not have been surrendered prior to two years after the Effective Time (or immediately prior to such earlier date on which any Common Stock Price for each share of Company Common Stock represented thereby would otherwise escheat to or become the property of any Governmental Authority), the Common Stock Price represented thereby shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any person previously entitled thereto.

(d) If any Company Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Company Certificate to be lost, stolen or destroyed, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Company Certificate the Common Stock Price deliverable in respect thereof determined in accordance with this Article III; provided, however, that Parent or the Paying Agent may, in its discretion, require the delivery of a reasonable indemnity or bond against any claim that may be made against the Surviving Corporation with respect to such Company Certificate or ownership thereof.

Section 3.4 Tax Withholding. Each of Parent and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any former holder of shares of Company Common Stock or of Options such amounts as Parent or the Surviving Corporation is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any other provision of federal, state, local or foreign Tax Law. To the extent that amounts are so withheld by Parent or the Surviving Corporation, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the former holder of the shares of Company Common Stock or Options in respect of which such deduction and withholding was made by Parent or the Surviving Corporation.

Section 3.5 Closing of the Company’s Transfer Books. At and after the Effective Time, holders of Company Certificates shall cease to have any rights as shareholders of the Company, and the Company Share Certificates shall represent solely the right to receive the Common Stock Price pursuant to Section 3.1, without interest. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of shares of Company Common Stock that were outstanding immediately prior to the Effective Time shall thereafter be made. If, after the Effective Time, subject to the terms and conditions of this Agreement, Company Certificates formerly representing shares of Company Common Stock are presented to the Surviving Corporation, they shall be canceled and exchanged for the Common Stock Price in accordance with this Article III.

Section 3.6 Options; Restricted Stock Units.

(a) As of the Effective Time, each option, warrant or other similar right (other than Restricted Stock Units, which are addressed in paragraph (b) of this Section 3.6 and rights under the ESPP, which are addressed in paragraph (c) of this Section 3.6) to acquire shares of Company Common Stock (each an “Option”) that then remains outstanding immediately prior to the Effective Time and originally was granted under any Company Plan or otherwise, whether or not then vested or exercisable, automatically shall be terminated at the Effective Time the holder thereof shall then become entitled to receive, in full satisfaction of such Option, promptly after the Effective Time, an amount in cash equal to the product of (x) the excess, if any, of the Common Stock Price over the applicable exercise price of such Option and (y) the number (determined without reference to vesting requirements or other limitations on exercisability) of shares of Company Common Stock issuable upon exercise of such Option.

(b) As of the Effective Time, each issued and outstanding restricted stock unit outstanding immediately prior to the Effective Time (whether vested or unvested) granted under any Company Plan (or otherwise (each a “Restricted Stock Unit”) shall be terminated and the holder thereof shall then become entitled to receive promptly after the Effective Time, in full satisfaction of such Restricted Stock Unit, an amount in cash equal to the Common Stock Price payable with respect to the number of shares of Company Common Stock then underlying such Restricted Stock Unit.

(c) As soon as practicable following the date of this Agreement, the Board of Directors of the Company (or, if appropriate, any committee of the Board of Directors of the Company administering the ESPP), shall adopt such resolutions or take such other actions as may be required to provide that with respect to the ESPP (i) participants may not increase their payroll deductions or purchase elections from those in effect on the date of this Agreement, (ii) no offering or purchase period shall be commenced after the date of this Agreement, (iii) each participant’s right to purchase shares of Company Common Stock under the ESPP outstanding immediately prior to the Effective Time shall terminate on the day immediately prior to the day on which the Effective Time occurs, in exchange for a cash payment equal to the excess of (a) the Common Stock Price over (b) the ESPP Price, multiplied by the Applicable Multiple and (iv) the ESPP shall terminate (a) immediately following such termination of rights or (b) if the purchase period in effect on the date of the Agreement ends prior to the Effective Time, shall terminate immediately prior to the Effective Time. For these purposes, (i) the term “Applicable Multiple” means a number equal to the number of shares of Company Common Stock that, subject to a maximum of 1,500 shares of Company Common Stock and the limitations of Section 423(b)(c) of the Code, could be purchased at the ESPP Price with such participant’s accumulated payroll deductions existing as of immediately prior to the Effective Time and (ii) the term “ESPP Price” shall mean an amount equal to 85% of the average market price per share of the Company Common Stock on the first business day of the offering period applicable to such right under the ESPP (rounded up to the nearest cent).

(d) As soon as practicable following the date of this Agreement, the Board of Directors of the Company (or, if appropriate and as applicable, any committee of the Board of Directors of the Company administering the Company Consolidated 401K Plan and any trusts thereunder (collectively, the “401K Plan ”)), shall adopt such resolutions or take such other actions as may be required to provide that other than with respect to rights under the ESPP relating to the purchase period ending October 31, 2006 no shares of Company Common Stock may be newly issued by the Company pursuant to, under or to (i) the 401K Plan and (ii) rights under the ESPP (although, for the avoidance of doubt, the Company may make contributions to participant accounts under the 401K Plan in, and rights under the ESPP may be exercised for, shares of Company Common Stock that (A) were issued by the Company prior to the date hereof and (B) the Company acquired or acquires from third parties).

(e) All amounts payable to holders of the Options, Restricted Stock Units and rights under the ESPP pursuant to Section 3.6 shall be subject to any required withholding or deduction of Taxes and shall be paid without interest.

(f) The Company shall ensure that following the Effective Time, no holder of an Option, Restricted Stock Unit or right under the ESPP (or former holder of an Option, Restricted Stock Unit or right under the ESPP) or any current or former participant in any Company Stock Plan, Company Plan or Company Benefit Agreement shall have any right thereunder to acquire any capital stock of the Company, the Surviving Corporation or their Subsidiaries or any other equity interest therein (including “phantom” stock or stock appreciation rights).

(g) Prior to the Effective Time, the Company will obtain all consents and make all amendments, if any, to the terms of the Company Plans and each outstanding award agreement issued pursuant to the Company Plans, as applicable, that are necessary to give effect to the provisions of this Section 3.6. Parent shall direct the Paying Agent to make the payments required under this Section 3.6 at or as promptly as practicable following the Effective Time.

Section 3.7 Dissenting Shares.

(a) Notwithstanding any provision of this Agreement to the contrary, any Dissenting Shares held by a Dissenting Shareholder shall not be converted into the Common Stock Price but shall become the right to receive such consideration as may be determined to be due to such Dissenting Shareholder pursuant to the MBCA; provided, however, that each share of Company Common Stock outstanding immediately prior to the Effective Time and held by a Dissenting Shareholder who, after the Effective Time, withdraws his demand or fails to perfect or otherwise loses his right of appraisal, pursuant to the MBCA, shall be deemed to be converted as of the Effective Time into the right to receive the Common Stock Price, without interest.

(b) The Company shall give Parent (i) notice of any demands for appraisal pursuant to the applicable provisions of the MBCA received by the Company, withdrawals of such demands and any other instruments served pursuant to the MBCA and received by the Company and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the MBCA. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any such demands for appraisal, or settle, or offer to settle, or agree to do any of the foregoing.

Section 3.8 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Subsidiary that, except as set forth in the disclosure schedule (with specific reference to the relevant Sections of the representations and warranties or covenants in this Agreement or disclosure in such a way to make its relevance to the information called for by the representations and warranties or covenants reasonably apparent) delivered by the Company to Parent prior to the execution and delivery of this Agreement (the “Company Disclosure Schedule “):

Section 4.1 Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the Commonwealth of Massachusetts and has all requisite corporate power and authority to own, lease or otherwise hold its assets and properties and to carry on its business as it is now being conducted. The Company is qualified to transact business and is in good standing (with respect to jurisdictions that recognize the concept) in each jurisdiction in which the properties owned, licensed, used, leased and operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. As used in this Agreement, a “Company Material Adverse Effect “ means any event, circumstance, change or effect that (i) has a material adverse effect on or materially delays the Company’s ability to consummate the Merger or the other transactions contemplated by this Agreement or otherwise perform its obligations under this Agreement; or (ii) has a material adverse effect on the business, assets or condition (financial or otherwise) or results of operations of the Company and the subsidiaries of the Company (each a “Company Subsidiary”), taken as a whole, other than effects in the case of this clause (ii), due to (A) general economic or market conditions to the extent not disproportionately affecting the Company and the Company Subsidiaries, taken as a whole, (B) matters generally affecting the industries or market sectors in which the Company operates to the extent not disproportionately affecting the Company and the Company Subsidiaries, taken as a whole, (C) the announcement of the transactions contemplated by this Agreement (including any impact of the announcement of the transactions contemplated by this Agreement on relationships with customers or employees), (D) any restrictions imposed on the Company pursuant to Section 6.1 of this Agreement to the extent the Company has requested consent to take a prohibited action and Parent does not provide the requested consent, (E) changes in Law to the extent not disproportionately affecting the Company and the Company Subsidiaries, taken as a whole, (F) changes in generally accepted accounting principles by the Financial Accounting Standards Board, the SEC or any other applicable regulatory body, (G) acts of war or terrorism that do not directly affect the assets or properties of, or customers served by, the Company or any Company Subsidiary, (H) fluctuations in the share price of the Company Common Stock or (I) the failure to meet analyst projections. The Company has made available to Parent and Subsidiary complete and correct copies of the articles of organization and bylaws of the Company as in effect on the date of this Agreement.

Section 4.2 Capitalization.

(a) The authorized capital stock of the Company consists solely of 450,000,000 shares of Company Common Stock and 250,000 shares of Class A common stock, par value $0.01 per share (“Company Class A

Common Stock” and together with the Company Common Stock, “Company Capital Stock”). As of the close of business on October 26, 2006, (i) 189,940,374 shares of Company Common Stock were issued and outstanding, all of which were duly and validly issued and are fully paid, nonassessable and free of preemptive rights and each of which also entitles the holder to one right (a “Company Right”) issued pursuant to the Rights Agreement, dated as of September 2, 1999, between the Company and Computershare Trust Company, N.A., the successor to BankBoston, N.A., as rights agent (the “Company Rights Agreement”); (ii) no shares of Company Class A Common Stock were issued and outstanding; (iii) no shares of Company Common Stock were held in the treasury of the Company; (iv) 11,580,025 shares of Company Common Stock were reserved and available for issuance pursuant to the Company’s 1987 Stock Option Plan, 1993 Non-Employee Director Stock Option Plan, 1997 Non-Employee Director Stock Option Plan, 1997 Stock Option Plan, as amended, 2004 Long-Term Incentive Plan, Amended and Restated 1997 Employee Stock Purchase Plan (the “ESPP”) and the American Power Conversion Corporation (A.P.C.) BV Profit Sharing Scheme (the “Scheme”) (such plans, collectively, the “Company Stock Plans”); (v) Options granted under the Company Stock Plans (other than the ESPP) with respect to 10,586,345 shares of Company Common Stock were issued and outstanding; and (vi) 1,148,332 Restricted Stock Units granted under the Company Stock Plans were issued and outstanding. No shares of the Company Common Stock have been contributed to the Scheme since December 31, 2003. Except as set forth above, at the close of business on October 26, 2006, no shares of capital stock or other voting securities or equity interests of the Company were issued, reserved for issuance or outstanding.

(b) Section 4.2(b) of the Company Disclosure Schedule contains a complete and correct list setting forth, as of October 26, 2006, (i) the number of Options outstanding, the number of shares of Company Common Stock (or other stock) subject thereto, the Company Stock Plan under which such Options were granted, the grant dates, grant prices and vesting schedules thereof and the names of the holders thereof and the aggregate number of Options outstanding and the weighted average exercise price for all outstanding Options and (ii) the number of Restricted Stock Units outstanding, the number of shares of Company Common Stock (or other stock) subject thereto, the grant dates, and vesting schedules thereof and the names of the holders thereof. All outstanding shares of Company Common Stock in respect of which the Company has a right under specified circumstances to repurchase such shares at a fixed purchase price, Options and Restricted Stock Units are evidenced by stock option agreements, restricted stock unit award agreements or other award agreements. Each grant of an Option was duly authorized no later than the date on which the grant of such Option was by its terms to be effective (the “Grant Date” ) by all necessary corporate action, including, as applicable, approval by the Board of Directors of the Company (or a duly constituted and authorized committee thereof) and any required shareholder approval by the necessary number of votes or written consents, and the award agreement governing such grant (if any) was duly executed and delivered by each party thereto, each such grant was made in accordance with the terms of the applicable compensation plan or arrangement of the Company, the Exchange Act and all other applicable Laws and regulatory rules or requirements, including the rules of the Nasdaq National Market, the per share exercise price of each Option was equal to the fair market value of a share of Company Common Stock on the applicable Grant Date and each such grant was properly accounted for in accordance with GAAP in the financial statements (including the related notes) of the Company and disclosed in the Company SEC Reports in accordance with the Exchange Act and all other applicable Laws. The Company has not knowingly granted, and there is no and has been no Company policy or practice to grant, Options prior to, or otherwise coordinate the grant of Options with, the release or other public announcement of material information regarding the Company or any Company Subsidiary or their financial results or prospects. Each Option intended to qualify as an “incentive stock option” under Section 422 of the Code so qualifies. As of the close of business on October 26, 2006, there were outstanding Options to purchase 10,530,745 shares of Company Common Stock with exercise prices on a per share basis lower than the Common Stock Price, and the weighted average exercise price of such Options was equal to $15.88. 71,798 shares of Company Common Stock were subject to outstanding rights under the ESPP based on payroll information for the period ending October 31, 2006 (assuming the fair market value per share of Company Common Stock on the first day of the offering period in effect under the ESPP on the date of this Agreement was equal to the Common

Stock Price and that payroll deductions continue at the current rate). Each Option, Restricted Stock Unit and right under the ESPP may be, or will be amended to be, treated at the Effective Time as set forth in Section 3.6. All outstanding shares of capital stock of the Company are, and all shares which may be issued pursuant to the Options, Restricted Share Units or rights under the ESPP will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.

(c) No bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having a right to vote) on any matters on which holders of the Company Capital Stock or holders of capital stock of a Company Subsidiary may vote (“Voting Company Debt”) are authorized, issued or outstanding.

(d) Except for the Options, Restricted Stock Units and rights under the ESPP or the Scheme described in Section 4.2(a), (i) there are no outstanding shares of Company Capital Stock subject to vesting or restrictions on transfer imposed by the Company, stock appreciation rights, “phantom” stock rights, performance units, rights to receive shares of Company Common Stock on a deferred basis or other rights (other than the Options, Restricted Stock Units and rights under the ESPP) that are linked to the value of Company Capital Stock and (ii) there are no outstanding subscriptions, options, calls, contracts, scrip, commitments, understandings, restrictions, arrangements, rights, warrants, stock appreciation or other rights (contingent or other), including “phantom” stock rights, equity-based rights or interests or preemptive rights, or rights of conversion or exchange under any outstanding security, instrument or other agreement, obligating the Company or any Company Subsidiary to issue, deliver or sell, redeem or repurchase, or cause to be issued, delivered or sold or repurchased, additional shares of the capital stock of the Company or other voting securities or other equity interests in, or any security convertible or exercisable for or exchangeable into any shares of capital stock, other voting securities or other equity interests in, the Company or of any Company Subsidiary or any Voting Company Debt or obligating the Company or any Company Subsidiary to grant, extend or enter into any such agreement or commitment or providing for any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of capital stock of, or other equity interests in, the Company or any Company Subsidiary or providing for any economic benefit or right similar and there is no commitment of the Company or any Company Subsidiary to distribute to holders of any class of its capital stock, any dividends, distributions, evidences of indebtedness or assets. There are no voting trusts, proxies or other agreements or understandings to which the Company or any Company Subsidiary is a party or is bound with respect to the voting of any shares of capital stock of the Company or any Company Subsidiary and no shares of capital stock of the Company or any Company Subsidiary are subject to transfer restrictions imposed by or with the knowledge, consent or approval of the Company, or other similar arrangements imposed by or with the knowledge, consent or approval of the Company, except for restrictions on transfer imposed by the Securities Act and state securities Laws. The Company Common Stock constitutes the only class of equity securities of Company or the Company Subsidiaries registered or required to be registered under the Exchange Act.

Section 4.3 Ownership Interests in Other Entities. Section 4.3 of the Company Disclosure Schedule sets forth the name and the state or jurisdiction of organization of each Company Subsidiary and, except for minority and other nominee interests held in Company Subsidiaries to satisfy requirements under applicable Laws (with each such Company Subsidiary being designated as such in Section 4.3 of the Company Disclosure Schedule), the Company does not own less than 100% of the relevant Company Subsidiary. The principal line or lines of business conducted by each Company Subsidiary are not different from the core lines of business of the Company. The only Company Subsidiaries are those listed in Section 4.3 of the Company Disclosure Schedule. Except for shares of, or ownership interests in, the Company Subsidiaries, the Company does not own of record or beneficially, directly or indirectly, (i) any shares of outstanding capital stock or securities convertible into or exchangeable or exercisable for capital stock of any other corporation or (ii) any equity interest in any limited or unlimited liability company, partnership, joint venture or other business enterprise. Each Company Subsidiary is (x) a corporation, partnership, limited liability company or similar business entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept) under the Laws of the jurisdiction of its incorporation or organization and has all requisite power and authority to own, lease and otherwise hold its properties and assets and to carry on its business as it is now being conducted and (y) qualified to transact business in each jurisdiction in which the properties owned, licensed, used, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except with respect to clause (y) where the failure to be so qualified, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. All of the issued and outstanding shares of capital stock of, or other ownership interests in, each Company Subsidiary are validly issued, fully paid, nonassessable and free of preemptive or similar rights and are owned directly or indirectly by the Company free and clear of any Liens.

Section 4.4 Authority; Non-Contravention; Approvals.

(a) The Company has all requisite corporate power and authority to enter into and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Company, and no other corporate proceeding on the part of the Company is necessary to authorize the execution and delivery of this Agreement or, except for the approval of this Agreement by the affirmative vote of the holders of at least two-thirds of the outstanding shares of Company Common Stock in accordance with the requirements of the MBCA (the “Company Shareholders’ Approval”), the consummation by the Company of the Merger and the other transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by Parent and Subsidiary, constitutes a valid and legally binding agreement of the Company, enforceable against the Company in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights or by a court’s application of general equitable principles.

(b) The execution, delivery and performance of this Agreement by the Company and the consummation of the Merger and the other transactions contemplated hereby do not and will not violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with, or without notice or passage of time or both, would constitute a default) under, or result in a right of termination or acceleration under, result in any increased, additional, accelerated or guaranteed rights or entitlements of any person under or result in the creation of any lien, claim, mortgage, charge, security interest, right of first refusal or other encumbrance, third party claim or security interests of any kind or nature whatsoever (any of the foregoing, a “Lien” ) upon any of the properties or assets of the Company or any Company Subsidiary under any of the terms, conditions or provisions of (i) the Company’s articles of organization or bylaws; (ii) the organizational documents of any Company Subsidiary; (iii) any statute, law, ordinance, code, rule or regulation (collectively, “Law” ), judgment, decree, order, injunction or writ (“Judgment” ), permit or license of any court or Governmental Authority applicable to the Company or any Company Subsidiary or any of their respective properties or assets; or (iv) any written note, bond, mortgage, indenture, deed of trust, loan, credit agreement, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement, of any kind (collectively, “Contracts” ) to which the Company or any Company Subsidiary is now a party or by which the Company or any Company Subsidiary or any of their respective properties or assets may be bound or affected; other than (in the case of clauses (iii) and (iv) above) any such violation, conflict, breach, default, termination, acceleration or creation of Liens that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(c) Except for (i) the filings by the Company required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and any filings, notices and clearances required under the antitrust, competition or merger clearance Laws of any non-U.S. jurisdiction (together with the filings required under the HSR Act, the “Antitrust Filings”) (ii) the filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement (as amended and supplemented, the “Proxy Statement”) and related proxy materials to be used in soliciting the Company Shareholders’ Approval and the filing of such other reports under and such other compliance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations thereunder as may be required in respect of this Agreement and the transactions contemplated hereby,

(iii) the Merger Filing and (iv) compliance with the rules and regulations of the Nasdaq Stock Market (the filings and approvals referred to in clauses (i) through (iv) are sometimes collectively referred to in this Agreement as the “Company Regulatory Approvals”), no declaration, filing or registration with, or notice to, or permit (collectively, “Permits”) or authorization, consent, order, license, permit or approval (collectively, “Consents”) of, any federal, state, local, municipal or foreign government, whether national, regional or local, any instrumentality, subdivision, court, administrative agency or commission or other authority thereof, or any quasi-governmental or private body exercising any regulatory, taxing or other governmental or quasigovernmental authority (any of the foregoing, a “Governmental Authority”) is required to be obtained or made in connection with or as a result of the execution and delivery of this Agreement by the Company or the consummation by the Company of the Merger and the other transactions contemplated hereby, other than such declarations, filings, registrations, notices, authorizations, consents, orders or approvals that, if not made or obtained, as the case may be, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. The Company Shareholders’ Approval is the only vote of the holders of any class or series of shares or other securities of the Company necessary to approve the Merger, this Agreement and the transactions contemplated hereby.

(d) The Company has taken all action necessary to render the Rights Agreement inapplicable to the execution of this Agreement, the Voting Agreement and the consummation of the transactions contemplated by this Agreement such that none of the execution of this Agreement, the Voting Agreement, the consummation of the Merger or the consummation of the other transactions contemplated by this Agreement or the Voting Agreement will result in the grant of any rights to any person under the Rights Plan or enable or require any rights outstanding thereunder to be exercised, distributed or triggered. The Company’s Board of Directors has taken all action necessary to render Chapter 110F of the Massachusetts General Laws inapplicable to Parent and Subsidiary by reason of their entering into this Agreement or the Voting Agreement. No other action on the part of the Company or its Board of Directors is required under the MBCA, or under Chapters 110C, 110D or 110F of the Massachusetts General Laws or under any other provision of Law, for the Merger to be validly consummated as provided in this Agreement, except for such action as has been or will be timely taken. No other “fair price,” “moratorium,” “control share acquisition,” “business combination statute” (assuming the accuracy of Section 5.7) or other similar anti-takeover statute or regulation is, or at the Effective Time will be, applicable to the Parent, the Subsidiary, the Merger or the other transactions contemplated by this Agreement.

(e) The Board of Directors of the Company, by resolution duly adopted at a meeting duly called and held, and at which all directors other than one were present, has unanimously (i) adopted this Agreement, (ii) directed that this Agreement be submitted to the Company’s shareholders for their approval at a meeting of the shareholders, and (iii) resolved to recommend that the Company’s shareholders approve this Agreement.

Section 4.5 SEC Reports and Financial Statements.

(a) The Company has filed with the SEC all registration statements, reports, forms, schedules, proxy statements, information statements or other documents, including all amendments and supplements, required to be filed by the Company since January 1, 2003 (each a “Company SEC Report ”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act. As of its respective date, each Company SEC Report complied in all material respects with all applicable requirements of the Exchange Act or the Securities Act, as applicable (including the applicable rules and regulations thereunder). As of their respective dates, the Company SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Company Subsidiaries is, or has been at any time, subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act.

(b) Each of the financial statements (including the notes, if any, thereto) of the Company included in the Company SEC Reports complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, as in effect as of the dates of the respective filings thereof, has been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) as in effect on the respective dates thereof applied on a basis consistent with prior periods (except as may be indicated therein or in the notes thereto or as may be permitted by the rules and regulations applicable to quarterly reports on Form 10-Q) and fairly presents in all material respects the consolidated financial position and results of operations and cash flows of the Company and its consolidated Company Subsidiaries as of the dates thereof and for the periods indicated (subject, in the case of unaudited interim statements, to normal year-end audit adjustments and the absence of certain footnote disclosures). Each of the “principal executive officer” of the Company and the “principal financial officer” of the Company (or each former “principal executive officer” of the Company and each former “principal financial officer” of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes Oxley Act of 2002 (“SOX”) and the rules and regulations promulgated by the SEC thereunder with respect to each Company SEC Report subject to that requirement, and the statements contained in such certifications are true and accurate. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in SOX. Neither the Company nor any Company Subsidiary has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of SOX.

(c) The Company’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of the Company required under the Exchange Act with respect to such reports.

(d) The Company maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance (a) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, consistently applied, (b) that transactions are executed only in accordance with the authorization of management and (c) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s assets. Since January 1, 2003, the Company has not received notice from the SEC that any of its accounting policies or practices are the subject of any review, investigation or challenge except for comments furnished by the staff of the SEC in respect of Company SEC Reports that have been addressed or withdrawn. Since January 1, 2003, the Company has not received any written notification of any (x) ”significant deficiency” or (y) ”material weakness” in the Company’s internal controls. There is no outstanding “significant deficiency” or “material weakness” which the Company’s independent accountants certify has not been appropriately and adequately remedied by the Company. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meanings assigned to them in Release 2004-001 of the Public Company Accounting Oversight Board, as in effect on the date of this Agreement.

(e) Except as set forth in the Company SEC Reports filed prior to the date of this Agreement, neither the Company nor any of Company Subsidiary is a party to or bound by any “material contract” (as defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC).

(f) A preliminary draft of the Company’s unaudited results of operations for the quarter ended September 24, 2006, which are scheduled to be publicly announced on November 2, 2006, are set forth in Section 4.5(f) of the Company Disclosure Schedule.

Section 4.6 Absence of Undisclosed Liabilities. Except as disclosed in the audited balance sheet (or in the notes thereto) of the Company as of December 31, 2005, neither the Company nor any Company Subsidiary has any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature, except liabilities, obligations or contingencies that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. Since January 1, 2003, neither the Company nor any Company Subsidiary has been a party to any asset securitization transaction or “off-balance sheet arrangement” (as defined in Rule 303 of Regulation S-K promulgated under the Exchange Act). For purposes of this Agreement, “to the knowledge of the Company” means with respect to any matter in question the actual knowledge of the persons named in Section 4.6 of the Company Disclosure Schedule.

Section 4.7 Absence of Certain Changes or Events. From December 31, 2005 through the date of this Agreement, and except as disclosed in the Company SEC Reports filed before the date of this Agreement (excluding, in each case, any disclosures set forth in any risk factor section, in any section relating to forward looking statements and any other disclosures included therein to the extent that they are cautionary, predictive or forward looking in nature) (such disclosures, the “Applicable Filed Company SEC Disclosures ”), (a) neither the Company nor any Company Subsidiary has suffered or experienced any change, event or development that, individually or in the aggregate, has had, or would reasonably be expected to have, a Company Material Adverse Effect; (b) the Company and the Company Subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practice; (c) there has not occurred (i) any declaration, setting aside or payment of any dividend, or other distribution in cash, stock or property in respect of the capital stock of the Company (other than regular quarterly dividends in the amount of $0.10 per share), or any repurchase, redemption or other acquisition by the Company of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company or any Company Subsidiary or any Voting Company Debt; (ii) any split, combination, subdivision or reclassification of any of the Company’s capital stock or issuance or authorization of issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock; (iii) any amendment of any term of any outstanding security of the Company; (iv) any change by the Company or any Company Subsidiary in accounting principles, practices or methods (including for Tax purposes), except as required by the SEC, a change of Law or GAAP; (v) any material elections with respect to Taxes by the Company or any Company Subsidiary or settlement or compromise by the Company or any Company Subsidiary of any material Tax liability or refund; and (d) neither the Company nor any Company Subsidiary has (i) adopted, entered into, amended or terminated any Company Plan or Company Benefit Agreement, or granted any loan to or, other than in the ordinary course of business, increased the compensation, bonus, perquisites, fringe or other benefits of, any Participant or paid any bonus to any Participant; (ii) accelerated the payment or vesting of benefits or amounts payable or to become payable under any Company Plan or Company Benefit Agreement or amended any Company Plan or Company Benefit Agreement in a manner such that the payment or vesting of compensation and benefits thereunder is accelerated; (iii) granted any Participant any right to receive any increase in any change of control, severance, retention or termination compensation or benefits; (iv) other than in the ordinary course of business, taken any action to fund or in any way secure the payment of compensation or benefits under any employee plan, agreement, Contract or arrangement or Company Plan or Company Benefit Agreement; or (v) materially changed any actuarial or other assumption used to calculate funding obligations with respect to any Company Plan that is a Pension Plan or change the manner in which contributions to any Company Plan that is a Pension Plan are made or on the basis on which such contributions are determined.

Section 4.8 Litigation. Except as disclosed in the Applicable Filed Company SEC Disclosures, (i) there are no claims, suits, actions, investigations or proceedings pending or, to the knowledge of the Company, threatened against or affecting the Company or any Company Subsidiary or any of their respective assets, except for claims, suits, actions, investigations or proceedings that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect and (ii) the Company is not subject to any judgment, decree, injunction, rule or order of any Governmental Authority that prohibits the consummation of the Merger or the performance by the Company of its obligations under this Agreement. Since December 31, 2005, to the date of this Agreement, there have not been any investigations commenced or continuing by, or on behalf of, the Board of Directors of the Company, or any committee thereof, relating to any possible (i) accounting irregularities, inaccuracies or restatements, (ii) violations of Federal or state securities Laws or (iii) violations of any other Laws (including state corporate Laws).

Section 4.9 Information Supplied. The definitive Proxy Statement will not, on the date it is first mailed to the shareholders of the Company or at the time of the meeting of the Company’s shareholders to which the Proxy Statement relates (the “Shareholders’ Meeting”), contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading. The definitive Proxy Statement will comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information that may be supplied by or on behalf of Parent or Subsidiary and included in the Proxy Statement.

Section 4.10 Compliance with Laws; Permits. Except as disclosed in the Applicable Filed Company SEC Disclosures, the Company and each Company Subsidiary is in compliance with all Laws and Judgments applicable to it, its properties or other assets or its business or operations, except for such failures to be in compliance that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. The Company and the Company Subsidiaries have all permits, licenses, franchises, variances, exemptions, orders and other governmental authorizations, certificates, consents and approvals necessary to conduct their businesses as presently conducted and to own and operate their assets and properties (collectively, the “Company Permits”), except for such permits, licenses, franchises, variances, exemptions, orders, authorizations, certificates, consents and approvals the absence of which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. The Company and the Company Subsidiaries are not in violation of the terms of any Company Permit, except for such violations that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. This Section 4.10 does not apply to matters covered by Sections 4.12, 4.13, 4.14, 4.15, 4.16 or 4.17.

Section 4.11 Compliance with Agreements. Except as disclosed in the Applicable Filed Company SEC Disclosures, none of the Company, any Company Subsidiary, and to the knowledge of the Company, with respect to clause (iii) below, any other party thereto, are in breach or violation of or in default (nor, with respect to clause (iii) below, does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under), individually or in the aggregate, in the performance or observance of any term or provision of, and no event has occurred that, with or without lapse of time, notice or action by a third party, would result in a default on the part of the Company or any Company Subsidiary under (i) the Company’s articles of organization or bylaws, (ii) the comparable organizational instruments of any Company Subsidiary or (iii) any Contract to which the Company or any of the Company Subsidiaries is a party or by which any of them is bound or to which any of their properties or assets are subject, other than, in the case of clause (iii), such breaches, violations and defaults that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.12 Taxes.

(a) Each of the Company and the Company Subsidiaries has (i) duly filed with the appropriate Governmental Authorities all material Tax Returns required to be filed by it for all periods ending on or prior to the Effective Time, and (ii) duly paid in full or made adequate provision in accordance with GAAP for the payment of all material Taxes due, whether or not shown as due in such Tax Returns. For purposes of this Agreement, (i) “Taxes” means all taxes, including income, gross receipts, excise, property (including transfer duties), sales, withholding, social security, occupation, use, service, license, payroll, franchise, transfer, value added and recording taxes, fees and charges, windfall profits, severance, customs, import, export, employment or similar taxes, charges, fees, levies or other assessments imposed by the United States, or any Governmental Authority, whether computed on a separate, consolidated, unitary, combined, or any other basis, and such term shall include any interest, fines, penalties or additional amounts of any interest in respect of any additions, fines or penalties attributable or imposed or with respect to any such taxes, charges, fees, levies or other assessments, and (ii) “Tax Return” means any return, report or other document required to be supplied to a taxing authority in connection with Taxes.

(b) No federal, state, local or foreign audits, examinations, investigations or other administrative proceedings (collectively “Audits”) or court proceedings are presently pending or, to the knowledge of the Company, threatened in writing with regard to any Taxes owed or claimed to be owed by or on behalf of the Company or any Company Subsidiary, and (ii) all amounts finally determined to be owed from any Audit or court proceedings relating to Taxes of the Company or any Company Subsidiary have been paid.

(c) There are no Liens for Taxes upon the assets of the Company or any of the Company Subsidiaries other than (i) Liens for Taxes not yet due or (ii) Taxes being contested in good faith or reserved against in accordance with GAAP.

(d) Neither the Company nor any Company Subsidiary has any liability for the Taxes of any other person which is not included in the Company’s consolidated United States Federal Tax Return (i) under Section 1.1502-6 of the Treasury Regulations; (ii) as a transferee or successor; (iii) by contract or (iv) otherwise. The Company has agreed not to make, nor is it required to make, any adjustment under Section 481 of the Code by reason of a change in accounting method.

(e) There are no Tax sharing, indemnity and similar arrangements relating to the Company or any Company Subsidiary.

(f) Neither the Company nor any Company Subsidiary is, nor has at any time been, a United States real property holding company within the meaning of Section 897 of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(g) With respect to the Company and each Company Subsidiary, there has been (i) no adjustment that, under section 481 of the Code (or similar provisions of foreign, state or local Tax Law), could reasonably be expected to have the effect of increasing the Tax liability of Company or any Company Subsidiary in any Tax period (or portion thereof) ending after the Effective Time (“Post-Closing Tax Period” ) and (ii) no agreement under section 7121 of the Code (or similar agreement entered into for federal, foreign, state or local Tax Law purposes) that could reasonably be expected to have the effect of increasing the Tax liability of the Company or any Company Subsidiary in any Post-Closing Tax Period.

(h) Neither the Company nor any Company Subsidiary has received any written assertion, or written threatened assertion, that the Company or any Company Subsidiary has or had a permanent establishment in any country other than the country in which it is incorporated or in which it maintains its principal place of business.

(i) There is no income or gain of the Company or any Company Subsidiary (including any predecessor of the Company or any Company Subsidiary) deferred pursuant to Treasury Regulation section 1.1502-13 (or any predecessor proposed, temporary or final regulation).

(j) Neither the Company nor any of the Company Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (i) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger or any of the other transactions contemplated by this Agreement.

(k) With respect to any positions taken on the Federal Income Tax Returns of the Company or the Company Subsidiaries that could give rise to a substantial understatement of Federal income Tax within the meaning of Section 6662 of the Code, the Company or the Company Subsidiaries (i) has disclosed such positions on the relevant Tax returns or (ii) had, at the time such positions were taken, substantial authority for such positions within the meaning of Section 6662 of the Code.

(l) Neither the Company nor any of the Company Subsidiaries has ever participated in any “listed transaction”, as defined in Treasury Regulation Section 1.6011-4(b), required to be reported in a disclosure statement pursuant to Treasury Regulation Section 1.6011-4(a).

Section 4.13 Employee Benefit Plans; ERISA.

(a) Set forth in Section 4.13(a) of the Company Disclosure Schedule is a complete and accurate list of each Company Plan and each Company Benefit Agreement. With respect to each material Company Plan and Company Benefit Agreement, the Company has made available to Parent a true, correct and complete copy of: (i) such Company Plan and Company Benefit Agreement (or in the case of any unwritten Company Plans, descriptions thereof); (ii) any current plan documents and amendments thereto (including any trust deeds, rules and other governing documentation and including any schedule of contributions, payment schedules, recovery plans or statement of funding principles current for any of the Pension Plans); (iii) for the two most recently ended plan years, all Internal Revenue Service Form 5500 series forms (and any financial statements and other schedules attached thereto) filed with respect to any such Company Plan; (iv) all current summary plan descriptions and subsequent summaries of material modifications (including material booklets and material announcements to participants) with respect to each such Company Plan for which such descriptions and modifications are required under applicable Law; (v) the most recent determination or qualification letter for each such Company Plan that is intended to qualify for favorable tax treatment, as well as a true, correct and complete copy of each pending application for a determination or qualification letter, if applicable; (vi) the two most recent actuarial valuations and annual reports for each such Company Plan that is a Pension Plan together with any actuarial updates issued after the most recent actuarial valuation; (vii) each trust agreement, trust deed and insurance or group annuity contract relating to any Company Plan or Company Benefit Agreement and the identities of the trustees. For purposes of this Agreement, (i) “Company Plan ” means (x) each employee pension benefit plan (as such term is defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA ”)), whether or not subject to ERISA, and any other pension plan providing retirement, disability, death or life assurance benefits (“Pension Plan”), and each employee welfare benefit plan (as such term is defined in Section 3(1) of ERISA) (“Welfare Plan ”) sponsored, maintained or contributed to, or required to be maintained or contributed to, by the Company, any Company Subsidiary, and any of their respective ERISA Affiliates, (y) each collective bargaining agreement or other labor union or similar agreement or arrangement to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary is bound and (z) each stock option, stock purchase, stock, appreciation right, stock ownership, equity or equity-based compensation, restricted stock, restricted stock unit, performance, retirement, thrift, savings, paid time off, material perquisite, disability, death benefit, hospitalization, welfare benefit, stock based deferred compensation, incentive compensation, employment, severance, change in control, incentive, bonus, pension, profit sharing medical, material fringe benefit, life insurance, vacation, layoff, dependent care, legal services, cafeteria plan, or agreement, arrangement, policy or program sponsored, maintained or contributed to, or required to be maintained or contributed to, by the Company or a Company Subsidiary for the benefit of any Participant, in the case of clauses (x) through (z), whether or not subject to United States Law and whether written or oral; (ii) “Company Benefit Agreement ” means (a) any employment, deferred compensation, consulting, severance, change of control, termination, retention, indemnification, employee benefit, loan, stock repurchase or similar agreement between the Company or any Company Subsidiary, on the one hand, and any Participant, on the other hand that is not a Company Plan, and (b) any agreement that is not a Company Plan between the Company or any Company Subsidiary, on the one hand, and any Participant, on the other hand, the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company of a nature contemplated by this Agreement; (iii) “ERISA Affiliate” means any trade or business whether or not incorporated, under common control with the Company within the meaning of Section 414(b), (c), (m), or (o) of the Code or Section 4001(b) of ERISA; and (iv) “Participant” means any current or former employee, officer, director or consultant of the Company or any Company Subsidiary. All Company Plans and all severance and change in control plans and agreements of general applicability to the Company’s executive officers are listed in Section 4.13(a) of the Company Disclosure Schedule.

(b) Neither the Company nor any of its ERISA Affiliates sponsors, maintains or contributes to, or is required to maintain or contribute to, or has, within the previous six years, sponsored, maintained or contributed to, or been required to maintain or contribute to, a Pension Plan that is subject to Section 412 of the Code or Title IV of ERISA. There does not exist as of the date of this Agreement, nor do any circumstances exist as of the date of this Agreement, that would reasonably be expected to result in, any liabilities under (i) Title IV of ERISA, (ii) Section 302 of ERISA, or (iii) Sections 412 and 4971 of the Code, in each case, that could reasonably be expected to be a liability of the Company or any ERISA Affiliate following the Effective Time.

(c) Neither the Company nor any of its ERISA Affiliates currently maintains or has, within the previous six years, maintained or been obligated to contribute to any multiemployer plan, as defined in Section 3(37) or 4001(a)(3) of ERISA and that is subject to ERISA.

(d) Each Welfare Plan may be amended or terminated (including with respect to benefits provided to retirees and other former employees) without material liability to the Company or any Company Subsidiary at any time after the Effective Time. No Company Plan that is a Welfare Plan provides for continuing benefits or coverage for any participant or beneficiary or covered dependent or a participant after such participant’s termination of employment, except to the extent required by Law.

(e) With respect to any Company Plan that is a Welfare Plan, (i) no such plans are “multiple employer welfare arrangements” within the meaning of Section 3(40) of ERISA and (ii) no such plan is a “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code or other funding arrangement for the provision of welfare benefits (such disclosure to include the amount of any such funding).

(f) Each Company Plan and Company Benefit Agreement (i) has been administered in material compliance with its terms and is in material compliance with the applicable provisions of ERISA and has been administered in material compliance with the applicable provisions of ERISA, the Code and, other applicable Laws and the terms of any collective bargaining agreements and (ii) that is intended to be qualified and exempt within the meaning of Section 401(a) and 501(a), respectively, of the Code has a favorable determination from the Internal Revenue Service as to its qualified status with respect to all Tax Law changes with respect to which a determination letter may be obtained from the Internal Revenue Service or is within the remedial amendment period for making any required changes, no such determination letter has been revoked and to the knowledge of the Company there are no circumstances likely to result in revocation of any such favorable determination letter or that would adversely affect its qualification or materially increase the costs of any such Company Plan or Company Benefit Agreement. Each Company Plan that is required to have been approved by any non-U.S. Governmental Authority has been so approved by, and has been maintained in good standing with, such Governmental Authority, and each such Company Plan intended to have any tax-favored status has all approvals or registrations, and meets all qualifications, necessary for such tax-favored status.

(g) With respect to each Company Plan, except as would not reasonably be expected to result in a material liability to the Company, any Company Subsidiary or the Surviving Corporation, there are no inquiries or proceedings pending or threatened by the IRS, the Department of Labor or any Governmental Authority (other than claims for benefits in the ordinary course) with respect to the design or operation of the Company Plans and Company Benefit Agreements. There are no pending or, to the knowledge of the Company, threatened claims by or on behalf of any Company Plan or Company Benefit Agreement, by any employee or beneficiary under any such Company Plan or Company Benefit Agreement, or otherwise involving any such Company Plan or Company Benefit Agreement (other than routine claims for benefits) that would be expected to result in a material liability to the Company, any Company Subsidiary or the Surviving Corporation. The Company and the Company Subsidiaries have paid, on a timely basis, all contributions, premiums and expenses due under any Company or Company Benefit Agreement and have made appropriate entries in their financial records and statements for all obligations and liabilities under the Company Plans or Company Benefit Agreements that have accrued but are not due.

(h) None of the Company or any Company Subsidiary or any of their respective employees, or, to the knowledge of the Company, any trustee, administrator or other fiduciary of such Company Plan, or any agent of the foregoing, has or would reasonably be expected to have, any material liability arising from or in connection with any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code), the sanctions imposed under Title I of ERISA or any similar Law relating to breach of fiduciary duty with respect to any Company Plan.

(i) None of the execution and delivery of this Agreement, the obtaining of the Company Shareholders’ Approval or the consummation of the Merger or any other transaction expressly contemplated by this Agreement will (alone or in combination with any other event, including as a result of termination of employment on or following the Effective Time) (a) result in any compensation or benefits (other than as expressly provided in Section 3.6) following the Effective Time becoming due to any Participant under any Company Plan or any Company Benefit Agreement, (b) increase any compensation or benefits payable under any Company Plan or any Company Benefit Agreement, (c) accelerate the time of payment or vesting, or trigger any payment or funding (through a grantor trust or otherwise) of, compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, or increase the cost of, any Company Plan or Company Benefit Agreement or otherwise or (d) result in any breach or violation of, or a default under, any Company Plan or Company Benefit Agreement.

(j) No deduction by the Company or any Company Subsidiary in respect of any “applicable employee remuneration” (within the meaning of Section 162(m) of the Code) has been disallowed or is subject to disallowance by reason of Section 162(m) of the Code, and no Participant has received or is reasonably expected to receive (including as a result of payments under any change in control agreements during the terms thereof) any payment or benefit from the Company or any Company Subsidiary that would be nondeductible pursuant to Section 162(m) of the Code.

(k) Each Company Plan and each Company Benefit Agreement that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code (a “Nonqualified Deferred Compensation Plan” ) subject to Section 409A of the Code has been, to the knowledge of the Company, operated in compliance with Section 409A of the Code since January 1, 2005, based upon a good faith, reasonable interpretation of (A) Section 409A of the Code and (B)(1) the Proposed Regulations issued thereunder or (2) Internal Revenue Service Notice 2005-1 in each case, as modified by Internal Revenue Service Notice 2006-79 (clauses (A) and (B), together, the “409A Authorities” ). No Company Plan or Company Benefit Agreement that would be a Nonqualified Deferred Compensation Plan subject to Section 409A of the Code but for the effective date provisions that are applicable to Section 409A of the Code, as set forth in Section 885(d) of the American Jobs Creation Act of 2004, as amended (the “AJCA” ), has been “materially modified” within the meaning of Section 885(d)(2)(B) of the AJCA after October 3, 2004, based upon a good faith reasonable interpretation of the AJCA and the 409A Authorities. No Participant is entitled to any gross-up, make-whole or other additional payment from the Company or any Company Subsidiary in respect of any Tax (including Federal, state, local or foreign income, excise or other Taxes (including Taxes imposed under Sections 280G or 409A of the Code)) or interest or penalty related thereto. To the knowledge of the Company, no Company Stock Plan has terms that are inconsistent with Section 409A of the Code and each award under the Company Stock Plans is exempt from Section 409A of the Code.

(l) Other than payments or benefits that may be made to the persons listed in Section 4.13(l) of the Company Disclosure Schedule (“Primary Company Executives”), no amount or other entitlement or economic benefit that could be received (whether in cash or property or the vesting of property) as a result of the execution and delivery of this Agreement, the obtaining of the approval of the Company’s shareholders of the Merger, the consummation of the Merger or any other transaction contemplated by this Agreement (alone or in combination with any other event, including as a result of termination of employment on or following the Effective Time) by or for the benefit of any Participant who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) with respect to the Company would be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code), and no disqualified individual is entitled to receive any additional payment from the Company, any Company Subsidiary, Parent, the Surviving Corporation or any other person in the event that the excise tax required by Section 4999(a) of the Code is imposed on such disqualified individual (a “Parachute Gross Up Payment”). Within seven business days following the date of this Agreement, the Company shall provide a schedule setting forth, calculated as of the date of this Agreement, the “base amount” (as such term is defined in Section 280G(b)(3) of the Code) for each Primary Company Executive.

(m) Section 4.13(m) of the Company Disclosure Schedule separately identifies as of the date of this Agreement each material Company Plan that is a plan sponsored, maintained or contributed to, or required to be maintained or contributed to, by the Company or a Company Subsidiary outside the United States primarily for the benefit of persons substantially all of whom are nonresident aliens (a “Non-U.S. Plan”), and other than as set forth therein, neither the Company nor any Subsidiary of the Company sponsors or is obligated to contribute to any Non-U.S. Plan except to the extent required by applicable legal requirements.

(n) No proposal has been announced to establish any material new Company Plan for providing retirement, death, disability or life assurance benefits and no Company or Company Subsidiaries provide or have promised to provide any such benefits except under the Company Plans listed in Section 4.13(a) of the Company Disclosure Schedule. No debt is due but unpaid under Section 75 of the Pension Act of 1995 in relation to the Company or any Company Subsidiary. There is no obligation under Stanplan A and the American Power Conversion Corporation Ireland Retirement and Death Benefit Plan to provide a minimum level of benefits or any defined level of benefits in respect of any person (except for insured death benefits). Stanplan A (as it relates to the Company Subsidiaries) is not contracted out of the United Kingdom State Second Pension Scheme.

(o) Within 10 business days following the date of this Agreement, the Company shall provide certain information in respect of any of the Pension Plans which provide benefits to employees employed in the United Kingdom or in the Republic of Ireland (a “UK or Irish Plan”). Such information shall include:

(i) full and accurate details of the membership of all UK and Irish Plans;

(ii) full details of all benefits payable under all UK and Irish Plans; and

(iii) where a UK or Irish Plan provides benefits on a defined benefit basis, the rate at which contributions are being paid to each such UK or Irish Plan, and whether contributions are paid in advance or in arrears.

(p) No power to increase the benefits payable under a UK or Irish Plan has been exercised, and there are no circumstances in which there is a practice of exercising such a power.

Section 4.14 Labor Controversies. There are no controversies pending or, to the knowledge of the Company, threatened between the Company or any Company Subsidiary and any of their respective employees except for controversies that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary is a party to any collective bargaining agreement or other labor union Contract applicable to persons employed by the Company or any Company Subsidiary, nor to the knowledge of the Company are there any pending activities or proceedings of any labor union to organize any such employees. Neither the Company nor any Company Subsidiary is the subject of any legal proceedings asserting that the Company or any Company Subsidiary has committed an unfair labor practice or seeking to compel any of them to bargain with any labor organization as to wages or conditions. Neither the Company nor any Company Subsidiary was the subject of any labor union organizing activity or had any material actual or threatened employee strikes, work stoppages, slowdowns or lockouts. Other than claims relating to workers’ compensation benefits, there are no labor disputes pending as of the date of this Agreement that are subject to any grievance procedure, arbitration or litigation and, to the knowledge of the Company, there is no representation petition pending or threatened as of the date of this Agreement with respect to any Participant.

Section 4.15 Title to Assets; Real Estate.

(a) The Company and each Company Subsidiary has good and marketable title to, or, in the case of leased property and assets, has valid and enforceable leasehold interests in, all of its material personal property and tangible assets, except for such personal property and tangible assets as are no longer used or useful in the conduct of its businesses or as have been disposed of in the ordinary course of business and except for defects in title, Taxes that are not yet delinquent or that are being contested in good faith and similar encumbrances that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. All such material personal property and tangible assets, other than personal property and tangible assets in which the Company or any Company Subsidiary has a leasehold interest, are free and clear of all Liens, except for Liens that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. This subsection (a) does not relate to real property or interests in real property, such items being the subject of subsections (b) through (h) below.

(b) Section 4.15 of the Company Disclosure Schedule contains a true and complete list of (i) each parcel of real property owned beneficially or of record by the Company or any Company Subsidiary (the “Owned Real Property”) and (ii) each parcel of real property leased or subleased to or occupied by the Company or any Company Subsidiary (the “Leased Real Property” and, together with the Owned Real Property, the “Company Real Property”).

(c) The Company or a Company Subsidiary, as applicable, has good and marketable fee simple title to all Owned Real Property and has valid leasehold interests in all Leased Real Property and the Company or a Company Subsidiary, as applicable, is in possession of each parcel of Company Real Property, together with all buildings, structures, facilities, fixtures and other improvements thereon and in each case such parcel is free and clear of all Liens other than any (i) Liens for Taxes or other governmental charges not yet due and payable or that are being contested in good faith, (ii) mechanics’, carriers’, warehousemen’s, workers’ and other Liens incurred in the ordinary course of business relating to obligations that are not delinquent or that are being contested in good faith, (iii) Liens on assets incurred to finance the acquisition of such assets or the construction of improvements, thereon, which Liens are disclosed on the most recent balance sheet included in the Company Financial Statements through the date of this Agreement, (iv) easements, rights of way, building and zoning codes, and other similar encumbrances or title defects that, individually or in the aggregate, would not reasonably be expected to impair the continued use and operation of the assets to which they relate as currently conducted, (v) other Liens and title defects that do not materially impair the continued use of the underlying property in the ordinary course of business, and (vi) Liens that have been placed by any developer, landlord or other third party on any Leased Real Property.

(d) With respect to each Leased Real Property, (i) the lease under which the Company or Company Subsidiary is a lessee or sublessee thereon (each, a “Lease”) is in all material respects legal, valid, binding and enforceable and in full force and effect, and the Company or Company Subsidiary is in possession of such Leased Real Property, (ii) the transaction contemplated by this Agreement does not require the consent of any other party to the Lease, the failure of which to obtain would materially impair the continued use of such Leased Real Property in the ordinary course of business, nor will it cause a breach or default under such Lease which could materially impair the continued use of such Leased Real Property in the ordinary course of business, and (iii) the Company or applicable Company Subsidiary that is a party to the Lease has not received notice of any default under such Lease, and has no knowledge of the existence of any material default under the Lease or the occurrence of an event or circumstance which, with the delivery of notice, the passage of time or both, would constitute a material default under such Lease.

(e) The Company has made available to Parent prior to the execution of this Agreement true and complete copies of (i) material deeds, leases, mortgages and deeds of trust, including amendments thereof, with respect to the Owned Real Property and (ii) material Leases (including any amendments and extensions) with respect to the Leased Real Property.

(f) With respect to any parcel of the Company Real Property, no party has any right or option to purchase, or holds any right of first refusal to purchase, such property or any portion thereof.

(g) There are no condemnation or appropriation proceedings pending or, to the knowledge of the Company, threatened against any of the Company Real Property or any plants, buildings or other structures thereon.

(h) Neither the Company nor any Company Subsidiary has, as lessor or sublessor, as applicable, leased or subleased any Company Real Property or any portion thereof.

Section	4.16 Environmental Matters. Except as disclosed in the Applicable Filed Company SEC Disclosures:

(a) The Company and each Company Subsidiary (i) conducts its business and operations in material compliance with all applicable Environmental Laws and (ii) has obtained and is in material compliance with all consents, registrations, permits, licenses and governmental authorizations pursuant to Environmental Law (“Environmental Permits”) necessary for its operations as currently conducted;

(b) There are no facts or circumstances that are likely to prevent or delay the ability of the Company or any Company Subsidiary to comply with the European Directives 2002/96/EC on Waste Electrical and Electronic Equipment (“WEEE Directive ”) and 2002/95/EC on Restriction on the Use of Certain Hazardous Substances in Electrical and Electronic Equipment (“RoHS Directive ”) and the related costs of compliance with the WEEE and RoHS Directives are not material to the Company or any Company Subsidiary;

(c) There are no Environmental Claims pending or, to the knowledge of the Company, threatened, against the Company or any Company Subsidiary, and there have been no Releases of any Hazardous Materials, including Releases resulting in exposure of any person to any Hazardous Material, that could reasonably be expected to result in any Environmental Claim against the Company, any Company Subsidiary or any of their respective predecessors that remains outstanding and that asserts any violation of or liability on the part of the Company or any Company Subsidiary under any Environmental Law, the outcome of which reasonably would be expected to be, individually or in the aggregate, material to the Company or any Company Subsidiary; and

(d) Neither the Company nor any Company Subsidiary has retained or assumed, either contractually or by operation of Law, any liabilities or obligations that could reasonably be expected to form the basis of any Environmental Claim against the Company or any Company Subsidiaries or any of their respective predecessors, the outcome of which reasonably would be expected to be, individually or in the aggregate, material to the Company or any Company Subsidiary. For purposes of this Agreement, (w) “Environmental Claim ” means any written claim, suit, order, proceeding, action, cause of action, investigation, demand, letter, inquiry, request for information or notice by any Person alleging potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resource damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from (i) the presence or Release of or exposure to any Hazardous Material, or (ii) the failure to comply with any Environmental Law; (x) “Environmental Law ” means any and all applicable U.S. and non-U.S. federal, state and local Laws, statutes, rules, regulations, ordinances, orders, decrees and legally binding agreements relating to the protection of the environment, natural resources, and health and safety as it relates to environmental protection including contamination, Laws relating to Releases of Hazardous Material into the environment and all Laws and regulations with regard to disclosure and reporting requirements respecting Hazardous Materials and the environment; (y) “Release ” means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into or through the indoor or outdoor environment (including ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property; and (z) “Hazardous Materials” means any material, substance or waste (including solid, liquid and/or gaseous waste) that is characterized, classified, listed, defined or designated under any Environmental Law as hazardous, toxic, pollutant, contaminant or words of similar meaning and effect, including but not limited to, any petroleum or petroleum products, by-products or derivatives, flammable explosives, radioactive materials, chloroflourocarbon, hydrochloroflourocarbon, lead-containing paint or plumbing, radon, asbestos or asbestos-containing materials, polychlorinated biphenyls (“PCBs”) or PCB-containing material or equipment, and infectious or medical waste. Notwithstanding any other representation or warranty contained in this Article IV, the representations and warranties contained in this Section 4.16 constitute the sole representations and warranties of the Company relating to environmental matters.

Section 4.17 Intellectual Property. Section 4.17 of the Company Disclosure Schedule sets forth a list (as of the date of this Agreement) of (a) all material registered IP Rights (as defined below), owned by the Company and the Company Subsidiaries (such IP Rights, regardless of whether listed on Section 4.17 of the Company Disclosure Schedule, collectively the “Company IP”) and (b) all licenses granting to the Company and/or a Company Subsidiary an express license to any material IP Rights necessary to make, use or sell the Company’s products (but not including any license relating to software, freeware or “open source” software, whether commercially available or provided under a services agreement with Company and/or the Company Subsidiaries). The Company and/or one of the Company Subsidiaries owns all Company IP. To the knowledge of the Company, the Company or one or more of the Company Subsidiaries owns or has valid rights to use the IP Rights that are material to the conduct of the business of the Company and the Company Subsidiaries. The Company has a policy of requiring all employees of the Company and the Company Subsidiaries to sign a proprietary information and invention assignment agreement in the standard form that has been made available to Parent, and, to the knowledge of the Company, there are no material breaches of such policy. To the knowledge of the Company, and other than as would not, individually or in the aggregate, be reasonably expected to result in a Material Adverse Effect, neither the material current products of the Company or the Company Subsidiaries nor the conduct of the business of the Company or the Company Subsidiaries infringes, misappropriates or otherwise violates any material registered IP Rights owned by any other Person. No Legal Proceeding is pending or, to the knowledge of the Company, has been threatened against the Company or any of the Company Subsidiaries with respect to any claim that the Company or any Company Subsidiary is infringing, misappropriating or otherwise violating any IP Rights owned by any other Person or that any material registered Company IP is invalid. The consummation of the Merger or any of the other transactions contemplated by this Agreement will not result in the loss or impairment of or payment by the Company or the Company Subsidiaries of any additional amounts with respect to, nor require the consent of any other Person in respect of, the Company’s and the Company Subsidiaries’ right to own, use or hold for use by the Company and the Company Subsidiaries any Company IP, except for any loss, impairment, payment or consent that may result from, or be required as a result of, any Contracts, orders, stipulations or other duties or obligations of Parent, Subsidiary or any other affiliate of Parent that exist at or prior to the Effective Time or independently of this Agreement. For the purposes of this Agreement, “IP Rights” shall mean all worldwide (i) patents, patent applications and patent disclosures, and all related continuations, continuations in part, divisionals, reissues, re examinations, substitutions and extensions thereof, (ii) trademarks, service marks, trade names, domain names, logos, slogans, trade dress and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing, (iii) copyrights and copyrightable subject matter, (iv) computer programs (whether in source code, object code or other form), databases, compilations and data, technology supporting the foregoing and all documentation, including user manuals and training materials, related to any of the foregoing, (v) mask works, (vi) trade secrets and all confidential information, know how, inventions, proprietary processes, formulae, models and methodologies, and (vii) applications and registrations for the foregoing.

Section 4.18 Contracts. (a) Except as set forth in the proviso to clause (xi) below, Section 4.18 of the Company Disclosure Schedule contains a list as of the date of this Agreement of each of the following Contracts to which the Company or the Company Subsidiaries is a party and that are in effect as of the date of this Agreement, together with all amendments and supplements thereto in effect as of the date of this Agreement (each such Contract, together with any amendment or supplement thereto, a “Material Contract ”):

(i) each Contract that limits or restricts in any material respect the ability of the Company or any Company Subsidiary to compete, or engage in any type of business, in any geographic area or line of business;

(ii) each joint venture, partnership, limited liability company agreement or similar agreement a third party relating to the formation, creation, operation, management or control of any partnership or joint venture of the Company or any Company Subsidiary;

(iii) each loan or credit agreement, mortgage, note or other Contract evidencing indebtedness for money borrowed by the Company or any Company Subsidiaries from a third party lender, and each Contract pursuant to which any such indebtedness for borrowed money is guaranteed by the Company or any Company Subsidiary;

(iv) (a) each supply Contract (excluding purchase orders given or received in the ordinary course of business) under which the Company or any Company Subsidiary paid in excess of $5 million in fiscal year 2005, and (b) each direct end user customer Contract (excluding purchase orders given or received in the ordinary course of business) under which the Company or any Company Subsidiary received in excess of $3 million in fiscal year 2005;

(v) each “single source” supply Contract (excluding purchase orders given in the ordinary course of business) pursuant to which goods or materials that are material to the Company’s business are supplied to the Company or any Company Subsidiary from an exclusive source;

(vi) each agreement or series of related agreements, including any option to purchase, relating to the acquisition or disposition of any material business (whether by merger, sale of stock, sale of assets or otherwise), or a substantial portion of the assets of any material business, pursuant to which the Company or any Company Subsidiary has any rights or obligations (other than confidentiality, warranty and indemnification rights or obligations) continuing in effect as of the date of this Agreement;

(vii) each customer or supply agreement or Contract to which the Company or Company Subsidiary is a party with any Governmental Authority (whether the Company or any Company Subsidiary is a prime contractor or subcontractor under such contract) under which the Company or Company Subsidiary would receive more than $2 million and any pending bid or proposal under any proposed prime contract or subcontract not relating to existing products under which the Company or any Company Subsidiary would receive more than $2 million and pursuant to which the Company would have a binding obligation to perform if such pending bid or proposal was accepted;

(viii) each consulting Contract that (a) is not terminable by the Company or any Company Subsidiary on notice of 90 days or less and (b) involves monthly payments in excess of $100,000;

(ix) (a) each Contract granting to the Company or Company Subsidiary an express license to any material IP Rights necessary to make, use or sell the Company’s products (other than Contracts granting licenses to commercial software, freeware or “open source” software whether commercially available or provided under a services agreement with the Company or the Company Subsidiaries) and (b) each Contract restricting the Company’s rights to use or register any material Company IP which is not terminable (without cost or penalty) within 90 days or less;

(x) each Contract between the Company or any Company Subsidiary on the one hand, and any officer or director of the Company or any Company Subsidiary, on the other hand, except for any such Contract that (a) is substantially identical in form to a form of Contract entered into by the Company or any Company Subsidiary with non-affiliated parties, (b) is not expected to result in payments or the provision of benefits to such officer, director or other individual affiliate valued at more than $50,000 over the term of the Contract or (c) intercompany tax agreements; and

(xi) each other Contract that would be required to be filed as an exhibit to an Annual Report on Form 10-K under the Exchange Act (if such Annual Report were filed by the Company with the SEC on the date of this Agreement); provided, however, that, while all of the Contracts covered by this clause (xi) shall be deemed to be “Material Contracts,” Section 4.18 of the Company Disclosure Schedule does not list those Contracts covered by this clause (xi) that have previously been filed as exhibits to any of the Company SEC Reports.

(b) The Company has made available to Parent copies of each Material Contract in effect as of the date of this Agreement, together with all amendments and supplements thereto in effect as of the date of this Agreement. Each of the Material Contracts is a valid and binding agreement of the Company or a Company Subsidiary, as applicable, and is in full force and effect as of the date of this Agreement. As of the date of this Agreement, there are no existing breaches or defaults on the part of the Company or any Company Subsidiary under any Material Contract, except for breaches and defaults that would not individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect and, to the knowledge of the Company as of the date of this Agreement, there are no existing breaches or defaults on the part of any other Person under any Material Contract, except for breaches and defaults that would not individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 4.19 Customers. Section 4.19 of the Company Disclosure Schedule sets forth a true and complete list of the Company’s top 25 customers based on invoiced revenue for the period from January 1, 2006 through August 31, 2006 and the aggregate revenue attributable to each such customer during such period.

Section 4.20 Affiliate Transactions. Except for agreements entered into in the ordinary course of business, there are no agreements between the Company or any Company Subsidiary, on the one hand, and any affiliate (other than a Company Subsidiary) of the Company or any Company Subsidiary, on the other hand, that will require performance by the Company or any Company Subsidiary on or after the Effective Time.

Section 4.21 Brokers, Finders and Other Advisors. Except for the fees and expenses payable to Goldman, Sachs & Co. (the “Company Financial Advisor ”), no agent, broker, investment banker, financial advisor or other firm or person is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

Section 4.22 Opinion of Company Financial Advisor. The Company Financial Advisor has rendered an opinion to the Board of Directors of the Company, dated the date of this Agreement, to the effect that, as of such date, the Common Stock Price is fair from a financial point of view to the holders of Company Common Stock. A copy of the written opinion has been or will be promptly delivered to Parent.

Section 4.23 No Other Representations or Warranties. Except for the representations and warranties of the Company expressly set forth in this Agreement, neither the Company nor any other person makes any other express or implied representation or warranty on behalf of the Company with respect to the Company, any Company Subsidiary or the Merger or other transactions contemplated by this Agreement. The representations and warranties made in this Agreement with respect to the Company and the Company Subsidiaries and the Merger and other transactions contemplated by this Agreement are in lieu of all other representations and warranties the Company might have given Parent or Subsidiary. Parent and Subsidiary each acknowledge that all other warranties that the Company or anyone purporting to represent the Company gave or might have given, or that might be provided or implied by applicable Law or commercial practice, are hereby expressly excluded. Except for the express provisions of the Company’s representations and warranties and covenants in this Agreement, neither the Company nor any other person will have or be subject to any liability or other obligation to Parent, Subsidiary or any other person in respect of any written or oral communication to, or use by Parent or Subsidiary of, any information, documents, projections, forecasts or other material made available to Parent or Subsidiary in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement, including the content of any management interviews or presentations.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND SUBSIDIARY

Parent and Subsidiary jointly and severally represent and warrant to the Company that:

Section 5.1 Organization and Qualification. Each of Parent and Subsidiary is a corporation duly organized, validly existing and in good standing (to the extent such concept is recognized) under the Laws of the jurisdiction of its incorporation and has all requisite power and authority to own, lease and otherwise hold its assets and properties and to carry on its business as it is now being conducted. Each of Parent and Subsidiary is qualified to transact business and is in good standing (with respect to jurisdictions that recognize the concept) in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not reasonably be expected to have a material adverse effect on, or materially delay, the ability of Parent or Subsidiary to consummate the Merger or any of the other transactions contemplated by this Agreement (“Parent Material Adverse Effect”).

Section 5.2 Authority; Non-Contravention; Approvals.

(a) Parent and Subsidiary each have all requisite corporate power and authority to enter into this Agreement and to consummate the Merger and the other transactions contemplated hereby. This Agreement has been approved by the Board of Directors of Parent and adopted by the Board of Directors of Subsidiary and has been approved by Parent’s wholly-owned subsidiary, SEHI, the sole shareholder of Subsidiary. No other corporate proceeding on the part of Parent or Subsidiary is necessary to authorize the execution and delivery of this Agreement or the consummation by Parent and Subsidiary of the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Parent and Subsidiary, and, assuming due authorization, execution and delivery by the Company, constitutes a valid and legally binding agreement of each of Parent and Subsidiary, enforceable against each of them in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights or by a court’s application of general equitable principles.

(b) The execution, delivery and performance of this Agreement by each of Parent and Subsidiary and the consummation of the Merger and the other transactions contemplated hereby do not and will not violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with, or without notice or passage of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Lien upon any of the properties or assets of Parent or Subsidiary under any of the terms, conditions or provisions of (i) the respective certificates of incorporation, articles of organization or bylaws (or equivalent documents) of Parent or any of its subsidiaries, including Subsidiary; (ii) any Law, Judgment, permit or license of any court or Governmental Authority applicable to Parent or any of its subsidiaries, including Subsidiary or any of their respective properties or assets; or (iii) any Contract to which Parent or any of its subsidiaries, including Subsidiary, is now a party or by which Parent or any of its subsidiaries, including Subsidiary or any of their respective properties or assets may be bound or affected; except for (in the case of clauses (ii) and (iii) above) such violations, conflicts, breaches, defaults, terminations, accelerations or creations of Liens that, individually or in the aggregate, would not be reasonably be expected to have a Parent Material Adverse Effect.

(c) Except for (i) the Antitrust Filings, (ii) the Merger Filing, (iii) the filing of a Schedule 13D under the Exchange Act with respect to the Voting Agreement and (iv) other requisite filings under the Exchange Act or the requirements of any securities exchange over which the securities of Parent are traded, no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any Governmental Authority is necessary for the execution and delivery of this Agreement by Parent or Subsidiary or the consummation by Parent or Subsidiary of the transactions contemplated hereby.

Section 5.3 Information Supplied. None of the information expressly provided by Parent or Subsidiary for inclusion in the definitive Proxy Statement will, at the date it is first mailed to the shareholders of the Company and at the time of the Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated in any such document or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 5.4 Financing. Parent has and will have at the Effective Time, and will make available to Subsidiary (or cause to be made available), the funds necessary to consummate the Merger on the terms contemplated by this Agreement. The obligations of Parent and Subsidiary under this Agreement are not contingent on the availability of financing.

Section 5.5 Subsidiary. Subsidiary was formed solely for the purposes of engaging in the transactions contemplated hereby, and has not engaged, and will not engage, in any other business activities and has conducted its operations only as contemplated hereby.

Section 5.6 Brokers and Finders. Except for the fees and expenses payable to Merrill Lynch Capital Markets (France) S.A.S. and Lazard Frères SAS and Lazard Frères & Co. LLC, no agent, broker, investment banker, financial advisor or other firm or person is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission for which the Company could become liable in connection with the transactions contemplated by this Agreement.

Section 5.7 Massachusetts Business Combination Law. Except as a result of entering into the Voting Agreement following the actions by the Company’s Board of Directors described in Section 4.4(d), at no time since December 31, 2002 has Parent or Subsidiary or any of their affiliates or associates (as those terms are defined in the Chapter 110F of the Massachusetts General Laws) been an “interested shareholder” of the Company within the meaning of Chapter 110F of the Massachusetts General Laws.

ARTICLE VI

COVENANTS OF THE PARTIES

Section 6.1 Conduct of the Company’s Business. The Company covenants that during the period from the date of this Agreement and continuing until the earlier of (i) the Effective Time and (ii) the termination of this Agreement pursuant to its terms, unless Parent shall otherwise consent in writing (such consent not to be unreasonably withheld, delayed or conditioned), and except to the extent required by Law, the rules and regulations of the Nasdaq Stock Market or other regulatory organization applicable to the Company or Section 6.1 of the Company Disclosure Schedule, and except as otherwise expressly required or permitted by this Agreement:

(a) the business of the Company and the Company Subsidiaries shall be conducted only in, and the Company and the Company Subsidiaries shall not take any action, except in the ordinary course of business and the Company shall use reasonable best efforts to preserve intact its present business organization and goodwill and keep available the services of its officers and key employees and to maintain its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them to the end that its goodwill and ongoing business shall not be impaired in any material respect at the Effective Time;

(b) the Company shall not, and shall not cause or permit any Company Subsidiary to, do any of the following: (i) sell, pledge, license, lease, leaseback, dispose of or encumber or subject to a Lien any property or assets (including any ownership interests, voting securities or other rights, instruments or securities in any Company Subsidiary), except for (x) dispositions of inventory and immaterial assets and (y) encumbrances and pledges, in each case, in the ordinary course of business consistent with past practice; (ii) amend or propose to amend its articles of organization or bylaws (or comparable organizational documents); (iii) except for declaration and payment of the Company’s regular quarterly dividends with normal record and payment dates consistent with past practice, which shall not exceed $0.10 in cash per share of outstanding Company Common Stock, split, combine or reclassify any shares of its capital stock, or declare, set aside or pay any dividend on or make any other distributions (whether in cash, stock, property or otherwise) with respect to Voting Company Debt, Company Capital Stock or any equity interests of any Company Subsidiary (except for any dividends paid by a wholly owned direct or indirect Company Subsidiary to such Company Subsidiary’s parent); (iv) redeem, purchase, acquire or offer to acquire any shares of its Voting Company Debt, Company Capital Stock or any equity interests of any Company Subsidiaries; or (v) enter into any Contract with respect to any of the matters listed in clauses (i) through (iv) above;

(c) the Company shall not, and shall not cause or permit any Company Subsidiary to, (i) issue, sell, pledge or dispose of, or agree to issue, sell, pledge or otherwise encumber or subject to a Lien, or dispose of, any shares of, or securities convertible or exchangeable for, or any options, warrants or rights of any kind to acquire any shares of, its capital stock of any class or Company Voting Debt or any “phantom” stock, “phantom” stock rights, stock appreciation rights or other stock-based compensation awards or other property or assets whether pursuant to the Company Plans or otherwise; provided, however, that the Company may issue shares of Company Common Stock (a) upon exercise of Options that are outstanding on the date of this Agreement or are permitted under this Agreement to be issued following the date of this Agreement and are exercised in accordance with their respective terms as in effect on the date of this Agreement and (b) upon exercise of rights under the ESPP outstanding as of the date of this Agreement; (ii) directly or indirectly acquire or agree to acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof (except an existing wholly owned Company Subsidiary); (iii) directly or indirectly acquire any asset or assets that, individually, has a purchase price in excess of $2.5 million or, in the aggregate, have a purchase price in excess of $25 million, except for new capital expenditures, which shall be subject to the limitations of clause (iv) below, and except for purchases of components, raw materials or supplies in the ordinary course of business consistent with past practice; (iv) make any new capital expenditure or expenditures which, individually, is in excess of $7.5 million or, in the aggregate, are in excess of $50 million; (v) except for borrowings in the ordinary course of business under credit facilities in existence on the date of this Agreement (including all future renewals and extensions thereof), incur, create or assume any indebtedness for borrowed money or guarantee any such indebtedness of another person, enter into any “keep well” or other Contract to maintain the financial condition of another person or enter into any arrangement having the economic effect of any of the foregoing (except for guarantees by the Company of any obligations of a Company Subsidiary and except for guarantees by a Company Subsidiary of any obligations of the Company or another Company Subsidiary); (vi) make any loans, advances or capital contributions to, or investments in, any other Person other than (a) loans or advances to customers in the form of trade credit or deferred purchase price arrangements in the ordinary course of business, (b) by the Company or any Company Subsidiary to or in the Company or any Company Subsidiary, (c) advances to employees (other than officers of the Company) in the ordinary course of business, not to exceed $20,000 in each individual case and $1 million in the aggregate, or (d) by the Company or a wholly owned Company Subsidiary to the Company or a wholly owned Company Subsidiary; (vii) enter into, modify or renew any material lease (including any Lease), Contract, agreement or commitment to extent listed as a Contract, lease, agreement or commitment of a nature that would be required under the Exchange Act to be filed as an exhibit to the Company’s Annual Report on Form 10-K (such Contracts, “10-K Contracts”); (viii) terminate, amend, modify, assign, waive, release or relinquish any material contract rights or any other material rights or claims or cancel any indebtedness in each case with respect to any 10-K Contract; (ix)(A) waive any benefits of, or agree to modify in any respect, or, subject to the terms hereof, fail to enforce, or consent to any matter with respect to which consent is required under, any standstill or similar Contract to which the Company or any of Company Subsidiary is a party or (B) waive any material benefits of, or agree to modify in any material respect, or, subject to the terms hereof, fail to enforce in any material respect, or consent to any matter with respect to which consent is required under, any material confidentiality or similar Contract to which the Company or any of Company Subsidiary is a party; (x) enter into, modify, amend or terminate any Contract or waive, release or assign any material rights or claims thereunder, which if so entered into, modified, amended, terminated, waived, released or assigned would reasonably be expected to (a) adversely affect in any material respect the Company and Company Subsidiary taken as a whole, (b) impair in any material respect the ability of the Company to perform its obligations under this Agreement or (c) prevent or materially delay the consummation of the transactions contemplated by this Agreement; (xi) settle or compromise any material claim, action, suit or proceeding pending or threatened against the Company (for purposes of this clause (xi), material shall mean any claim, action, suit or proceeding with a value of at least $2 million); (xii) change its accounting principles, practices or methods, except as may be required by the SEC, applicable Law or GAAP; (xiii) enter into any material Contract to the extent consummation of the transactions contemplated by this Agreement or compliance by the Company with the provisions of this Agreement would reasonably be expected to conflict with, or result in a violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties or other assets of the Company or any Company Subsidiary under, or require Parent to license or transfer any of its IP Rights or other material assets under, or give rise to any increased, additional, accelerated, or guaranteed right or entitlements of any third party under, or result in any material alteration of, any provision of such Contract; (xiv) enter into any material Contract containing any restriction on the ability of the Company or any of its affiliates to assign its rights, interests or obligations thereunder, unless such restriction excludes or otherwise would not apply to any assignment to Parent or any of its affiliates deemed to occur upon consummation of the Merger; (xv) sell or transfer to any person or otherwise dispose of or allow to lapse any material registered Company IP (except to the extent such activity occurs in the ordinary course of business as part of the ordinary course of the sale of any products or services); (xvi) terminate, cancel, amend or modify any material insurance policy maintained by the Company or any Company Subsidiary which is not promptly replaced by a comparable amount of insurance coverage (except for scheduled expirations of such policies); (xvii) other than in connection with a termination of this Agreement pursuant to Section 6.6(d), redeem the Company Rights or amend, modify or terminate the Company Rights Agreement, or render it inapplicable to (or otherwise exempt from the application of the Company Rights Agreement) any Person or action (other than Parent and Subsidiary in connection with the delivery and performance of this Agreement); or (xviii) agree, in writing or otherwise, to take any of the actions listed in clauses (i) through (xvii) above; and

(d) except as required to ensure that any Company Plan or Company Benefit Agreement is then in compliance with applicable Law or to comply with any Company Plan or Company Benefit Agreement entered into prior to the date of this Agreement (to the extent complete and accurate copies of which have been heretofore delivered to Parent), (i) adopt, enter into, terminate or amend any collective bargaining agreement, Company Plan or Company Benefit Agreement, (ii) increase in any manner the compensation, bonus or fringe or other benefits of, or pay any bonus of any kind or amount whatsoever to, any current or former director, officer, employee or consultant other than increases to cash compensation or cash bonuses to employees and consultants who are not executives or directors, which are made in the ordinary course of business, consistent with past practice, (iii) pay any benefit or amount not required under any Company Plan or Company Benefit Agreement or any other benefit plan or arrangement of the Company or any Company Subsidiary as in effect on the date of this Agreement, other than payment of cash compensation in the ordinary course of business, consistent with past practice, (iv) grant or pay any severance, change of control, retention or termination pay or benefits or increase in any manner the severance, change of control, retention or termination pay or benefits of any Participant, (v) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement, Company Plan or Company Benefit Agreement (including the grant of Options, Restricted Stock Units, “phantom” stock, stock appreciation rights, “phantom” stock rights, stock-based or stock-related awards, performance units or restricted stock, (vi) amend or modify any Option or Restricted Stock Unit, (vii) take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or Company Plan or Company Benefit Agreement, (viii) take any action to accelerate the vesting or time of payment of any compensation or benefit under any Company Plan or Company Benefit Agreement or (ix) materially change any actuarial or other assumption used to calculate funding obligations with respect to any Pension Plan or change the manner in which contributions to any Pension Plan are made or the basis on which such contributions are determined.

Section 6.2 Reasonable Best Efforts to Consummate.

(a) General. Subject to the terms and conditions of this Agreement, including the express limitations set forth in Section 6.2(b), each of the parties shall (and shall cause its respective subsidiaries to) use its reasonable best efforts to take all actions and to do all things necessary, proper or advisable to consummate the Merger and the other transactions contemplated by this Agreement as promptly as practicable, including using its reasonable best efforts to (i) take all actions necessary to cause the conditions to Closing to be satisfied as promptly as practicable, (ii) prepare, execute and deliver such instruments and take or cause to be taken such actions as any other party shall reasonably request, and (iii) after consultation with the other parties, obtain any consent, waiver, approval or authorization from any third party required in order to maintain in full force and effect any of the Company Permits or the Company’s Contracts, leases, licenses or other rights following the Merger and the other transactions contemplated by this Agreement.

(b) Antitrust Laws. Without limiting the generality of anything contained in Section 6.2(a) or elsewhere in this Agreement, each of the parties undertakes and agrees to file as soon as practicable, a Notification and Report Form under the HSR Act with the United States Federal Trade Commission (the “FTC”) and the United States Department of Justice, Antitrust Division (the “Antitrust Division ”) and as promptly or reasonably practicable to make all other required Antitrust Filings. Each of the parties shall (i) respond as promptly as practicable to any inquiries received from the FTC, the Antitrust Division or other applicable Governmental Authorities for additional information or documentation and to all inquiries and requests received from any State Attorney General or other Governmental Authority; and (ii) not extend any waiting period under the HSR Act and other applicable antitrust or competition Laws, rules or regulations or enter into any agreement with the FTC, the Antitrust Division or other applicable Governmental Authorities not to consummate the transactions contemplated by this Agreement, except with the prior written consent of the other parties hereto. Parent shall use its best efforts to avoid or eliminate each and every impediment under any antitrust, competition, or trade regulation Law that may be asserted by the FTC, the Antitrust Division, any State Attorney General or any other Governmental Authority with respect to the Merger (including if so requested by the Company by agreeing to dispose of, hold separate or accept limitations on the activities of, any businesses or assets) so as to enable the Closing to occur as soon as reasonably possible, but in any event in sufficient time to ensure that the Effective Time occurs before the Termination Date. Subject to the following sentence, and subject to Parent’s obligation under the preceding sentence, the parties agree that Parent and its counsel shall have the primary lead role in any discussions and negotiations with any Governmental Authorities with respect to the Antitrust Laws. Each party shall (i) promptly notify the other party of any written communication to that party or its affiliates from any Governmental Authority and, subject to applicable Law, permit the other party to review in advance, and take into account any reasonable comments of the other party in relation to, any proposed written communication to any of the foregoing; (ii) not agree to participate, or to permit its affiliates to participate, in any substantive meeting or discussion with any Governmental Authority in respect of any filings, investigation or inquiry concerning this Agreement or the Merger unless it consults with the other party in advance and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend and participate in such meeting; and (iii) furnish the other party with copies of all correspondence, filings, and communications (and memoranda setting forth the substance thereof) between them and their affiliates and their respective representatives on the one hand, and any Governmental Authority or members of their respective staffs on the other hand, with respect to this Agreement and the Merger, except to the extent (x) the disclosure of any such information would violate the terms of any confidentiality agreement with a third party or (y) such information relates to competitively sensitive matters if the exchange of such information, as determined by such party’s counsel, may result in antitrust difficulties for such party (or any of its affiliates); provided that in the case of clause (y), such information shall be provided to the other party’s counsel, who shall agree not to disclose such information to its client.

(c) Anti-Takeover Laws. If requested by Parent and to the extent the Company is legally permitted to do so, the Company and its Board of Directors shall (i) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to this Agreement, the Voting Agreement, the Merger or any of the other transactions contemplated by this Agreement or the Voting Agreement and (ii) if any state takeover statute or similar statute becomes applicable to this Agreement, the Voting Agreement, the Merger or any of the other transactions contemplated by this Agreement or the Voting Agreement, take all action necessary to ensure that the Merger and the other transactions contemplated by this Agreement and the Voting Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and the Voting Agreement and otherwise to minimize the effect of such statute or regulation on this Agreement, the Voting Agreement, the Merger and the other transactions contemplated by this Agreement and the Voting Agreement.

Section 6.3 Preparation of Proxy Statement; Meeting of Shareholders.

(a) The Company shall, as soon as reasonably practicable following the date of this Agreement, prepare and no later than November 13, 2006, file a preliminary form of the Proxy Statement with the SEC and each of the Company and Parent shall use its reasonable best efforts to respond to any comments of the SEC or its staff, and to cause the Proxy Statement to be mailed to the Company’s shareholders as promptly as reasonably practicable after responding to all such comments to the satisfaction of the SEC’s staff. The Company shall notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and shall supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Merger. If at any time prior to the Shareholders’ Meeting there shall occur any event that is required to be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly prepare, and, after consultation with Parent, mail to its shareholders such an amendment or supplement. Parent shall cooperate fully with the Company in the preparation of the Proxy Statement or any amendment or supplement thereto and shall furnish the Company, promptly upon the Company’s request, with all information reasonably requested by the Company for inclusion in, or otherwise in respect of, the Proxy Statement. Parent and its counsel shall be given a reasonable opportunity to review and comment upon the Proxy Statement and the related proxy materials and any proposed amendment or supplement to the Proxy Statement prior to its filing with the SEC or dissemination to the Company’s shareholders.

(b) Without limiting the generality of the foregoing, each of the parties shall correct promptly any information provided by it for use in the Proxy Statement, if and to the extent any such information shall be or have become false or misleading in any material respect and shall take all steps necessary to correct the same and to cause the Proxy Statement as so corrected to be disseminated to the Company’s shareholders, in each case to the extent required by applicable Law or otherwise deemed appropriate by the Company.

(c) The Company shall, in accordance with applicable Law and its articles of organization and bylaws, as promptly as reasonably practicable following the date which is 10 days after the preliminary Proxy Statement is filed with the SEC, but in any event after substantially all of the comments provided by the staff of the SEC, if any, have been resolved, duly call, give notice of, convene and hold the Shareholders’ Meeting for the purpose of obtaining the Company Shareholders’ Approval. The Company shall use its reasonable best efforts to take all such actions as are necessary to hold the Shareholders’ Meeting by January 16, 2007, or such later date as shall be requested by Parent, and to obtain the Company Shareholders’ Approval. The Company shall include in the Proxy Statement the recommendation of its Board of Directors that the Company Shareholders’ Approval be given (the “Recommendation ”). Except as permitted by Section 6.3(d), neither the Board of Directors of the Company nor any committee thereof shall (a) withdraw (or modify in a manner adverse to Parent), or publicly propose to withdraw (or modify in a manner adverse to Parent), the approval, recommendation or declaration of advisability by such Board of Directors or any such committee thereof of this Agreement, the Merger or the other transactions contemplated by this Agreement or (b) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any Acquisition Proposal (any action described in clauses (a) or (b) being referred to as a “Company Adverse Recommendation Change”).

(d) Notwithstanding anything to the contrary in Section 6.3(c), at any time before obtaining the Company Shareholders’ Approval, the Board of Directors of the Company may make a Company Adverse

Recommendation Change (i) if the Company Adverse Recommendation Change does not relate to an Acquisition Proposal other than a Superior Proposal, and (ii) if the Board of Directors determines in good faith, after taking into account the advice of the Company’s outside legal counsel, that such Company Adverse Recommendation Change is consistent with the fiduciary obligations of the Company’s Board of Directors to the Company’s shareholders under applicable Law; provided, however, that no Company Adverse Recommendation Change may be made until after the fifth business day following Parent’s receipt of written notice (a “Notice of Adverse Recommendation” ) from the Company advising Parent that the Board of Directors of the Company intends to take such action and specifying the reasons therefor. Any Notice of Adverse Recommendation shall set forth any facts or circumstances that may give rise to a Company Adverse Recommendation Change, including the terms and conditions of any Superior Proposal that is the basis of the proposed action by the Board of Directors (it being understood and agreed that any amendment to the financial terms or any other material term of such Superior Proposal shall require a new Notice of Adverse Recommendation and a new five business day period). In determining whether to make a Company Adverse Recommendation Change, the Board of Directors of the Company shall take into account all information provided by Parent that is relevant to any decision by the Company’s Board of Directors whether to make a Company Adverse Recommendation Change, including any changes to the financial terms or other material terms of this Agreement proposed by Parent in response to a Notice of Adverse Recommendation or otherwise. The Company shall provide to its Board of Directors any information provided by Parent that is relevant to any decision by the Company’s Board of Directors to make such Company Adverse Recommendation Change. If the Company’s Board of Directors determines to make such Company Adverse Recommendation Change, (i) if requested by Parent, the Shareholder Meeting shall be postponed to a date no earlier than a date designated by Parent, or (ii) if the Board of Directors determines in good faith after taking into account the advice of the Company’s outside legal counsel, that it is consistent with the fiduciary obligations of the Company’s Board of Directors, the Shareholders’ Meeting may be postponed to a date determined by the Company’s Board of Directors after consultation with Parent.

(e) The Company shall not be required to hold the Shareholders’ Meeting if this Agreement is terminated before that meeting is held.

Section 6.4 Public Statements. Unless otherwise required by applicable Law or by obligations pursuant to any listing agreement with or rules of the Nasdaq Stock Market or any other securities exchange, none of the parties to this Agreement will cause or permit any public announcement with respect to the subject matter of this Agreement. The initial press release with respect to the Merger and the other transactions contemplated by this Agreement shall require the prior mutual agreement and approval of both Parent and the Company and any subsequent press releases or other public statements and any general communication to customers, distributors, suppliers or employees of the Company, any Company Subsidiary or Parent, with respect to the Merger or the other transactions contemplated by this Agreement shall be made, subject to the preceding sentence, only following prior consultation between Parent and the Company.

Section 6.5 Access to Information; Confidentiality. The Company shall, and shall cause its officers, directors, employees, representatives and agents to, afford to Parent and its officers, directors, employees, consultants, agents, advisors and other representatives (collectively “Parent Representatives”) reasonable access (including for the purpose of coordinating integration activities and transition planning with the employees of the Company and the Company Subsidiaries) during normal business hours with reasonable notice throughout the period from the date of this Agreement through the Effective Time to all of the Company’s properties, books, contracts, commitments and records (including Tax Returns and records) and, during that period, shall furnish promptly to Parent or Parent’s Representatives (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of United States Federal or state securities Laws, (b) a copy of each correspondence or written communication with any Governmental Authority and (c) all other information concerning the Company’s and the Company Subsidiaries’ business, properties and personnel as Parent reasonably may request. Except as required by Law, Parent and Subsidiary shall hold, and shall cause the Parent Representatives to hold, in strict confidence all nonpublic documents and confidential information furnished to Parent, Subsidiary and any Parent Representative in connection with the transactions contemplated by this Agreement in accordance with the confidentiality agreement dated as of September 30, 2006 between the Company and Parent (the “Confidentiality Agreement”).

Section 6.6 Acquisition Proposals.

(a) The Company, the Company Subsidiaries and their respective officers, directors or employees, consultants, agents, advisors and other representatives (collectively, the “Company Representatives”) immediately shall cease and cause to be terminated any activities, discussions or negotiations existing as of the date of this Agreement with respect to any Acquisition Proposal and, to the extent permitted by the applicable confidentiality or similar agreement governing such activities, discussions or negotiations, require any third parties to such activities, discussions or negotiations to return to the Company or to destroy all confidential information of the Company or any Company Subsidiary. Subject to the other provisions of this Section 6.6, until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article VIII, none of the Company, the Company Subsidiaries nor any of the Company Representatives shall, directly or indirectly, (i) initiate, solicit or encourage (including by way of providing information) the submission of, or take any other action designed to facilitate, any inquiries, proposals or offers that constitute or may reasonably be expected to lead to, any Acquisition Proposal or engage in any discussions or negotiations with respect thereto or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, discussions or negotiations, or (ii) approve or recommend, or propose to approve or recommend, an Acquisition Proposal or enter into any merger agreement, letter of intent, agreement in principle, share purchase agreement, asset purchase agreement or share exchange agreement, option agreement or other similar agreement providing for or relating to an Acquisition Proposal or enter into any agreement or agreement in principle requiring the Company to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder or propose or agree to do any of the foregoing.

(b) Notwithstanding anything to the contrary in Section 6.6(a), until the Company Shareholders’ Approval is obtained, to the extent consistent with the fiduciary obligations of the Board of Directors of the Company to the shareholders of the Company under applicable Law, as determined in good faith by the Board of Directors of the Company after consultation with the Company’s outside counsel, in response to a bona fide written Acquisition Proposal that the Company’s Board of Directors determines, in good faith, after consultation with the Company’s outside counsel and financial advisors, constitutes or is reasonably likely to result in a Superior Proposal , and provided the Acquisition Proposal was not solicited by the Company or the Company Representatives and did not otherwise result from a breach or deemed of this Section 6.6, and, subject to compliance with this Section 6.6(b) and Section 6.6(c), the Company may (x) furnish information with respect to the Company and the Company Subsidiaries to the person making the Acquisition Proposal (pursuant to a customary confidentiality and standstill agreement not less restrictive of such person, in the aggregate, than the Confidentiality Agreement, including paragraph 3 thereof) and (y) participate in discussions or negotiations with such person regarding the Acquisition Proposal; provided, however, that the Company shall promptly provide to Parent any material non-public information concerning the Company or any Company Subsidiary that is provided to any person pursuant to this Section 6.6(b) and was not previously provided to Parent. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 6.6 by any Company Representative or affiliate of the Company or any Company Subsidiary, whether or not such person is purporting to act on behalf of the Company or any Company Subsidiary or otherwise, shall be deemed to be a breach of this Section 6.6 by the Company.

(c) The Company promptly (but in any event within 24 hours of such request for information or receipt of such Acquisition Proposal) shall advise Parent orally and subsequently in writing (x) of any Acquisition Proposal or any inquiry with respect to or that could reasonably be expected to lead to any Acquisition Proposal, the identity of the person making any such Acquisition Proposal or inquiry and the principal terms and conditions of any such Acquisition Proposal or inquiry and (y) if it is entering into discussions under Section 6.6(b). The Company shall (i) keep Parent fully informed of the status, including any change or proposed change to the terms of any such Acquisition Proposal or inquiry, (ii) provide to Parent as soon as reasonably practicable after receipt or delivery thereof with copies of all correspondence and other written material sent or provided to the Company from any third party in connection with any Acquisition Proposal or sent or provided by the Company to any third party in connection with any Acquisition Proposal and (iii) provide Parent with advance written notice of any scheduled meeting of the Company Board to discuss an Acquisition Proposal.

(d) Notwithstanding anything in this Agreement to the contrary, if, at any time prior to obtaining the Company Shareholders’ Approval, the Company receives an Acquisition Proposal which the Company’s Board of Directors determines in good faith constitutes a Superior Proposal, after consultation with the Company’s financial advisors, the Company’s Board of Directors may terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal if the Board of Directors determines in good faith, after consultation with outside counsel and financial advisors, that failure to take such action will be inconsistent with its fiduciary duties to shareholders of the Company under applicable Law; provided, however, that the Company shall not terminate this Agreement pursuant to this Section 6.6(d) and any purported termination pursuant to this Section 6.6(d) shall be void, unless at the time the Company is not in material breach of any of its obligations under this Agreement, including its obligations under Section 6.6, and concurrently with such termination the Company pays the Termination Fee payable pursuant to Section 8.2(b); and provided, further, that the Board of Directors may not terminate this Agreement pursuant to this Section 6.6(d) unless the Company shall have provided prior written notice to Parent (a “Notice of Superior Proposal”), at least five business days in advance (such five business day period, the “Matching Period”), of its intention to terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal, which notice shall specify the material terms and conditions of the Superior Proposal (including the identity of the party making the Superior Proposal), and shall be accompanied by a copy of a draft of the definitive agreement proposed to be entered into with respect to the Superior Proposal. The Company agrees that, during the Matching Period, the Company and the Company Representatives shall consider in good faith any proposal that may be made by Parent with respect to possible revisions of the terms of this Agreement. The Company further agrees that it will deliver to Parent a new Notice of Superior Proposal with respect to (A) each material revision or material modification to a Superior Proposal that was the subject of a previous Notice of Superior Proposal where such revision or modification is adverse to the Company or its shareholders, and (B) each other material revision or material modification to a Superior Proposal that was the subject of a previous Notice of Superior Proposal where such revision or modification is made during a Matching Period, and that a new Matching Period shall commence for purposes of this Section 6.6(d) under either of the circumstances described in clauses (A) and (B) above at the time Parent receives the new Notice of Superior Proposal.

(e) Nothing contained in this Agreement shall prohibit the Company’s Board of Directors from (i) taking and disclosing to the Company’s shareholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act, or (ii) making any other disclosure to the Company’s shareholders if, in the case of any disclosure described in this clause (ii), the Company’s Board of Directors determines in good faith, after consultation with outside counsel, that failure to disclose would be a violation of the obligations of the Company or its Board of Directors under applicable Law.

(f) For purposes of this Agreement:

“Acquisition Proposal” means any inquiry, proposal or offer from any person relating to, or that would reasonably be expected to lead to, directly or indirectly, in one transaction or a series of transactions, (i) a merger, consolidation, dissolution (other than the restructuring transaction with respect to the Company Subsidiary described in item 1 of Section 6.1 of the Company Disclosure Schedule), recapitalization or other business combination involving the Company or any Company Subsidiary, (ii) the issuance of 25% or more of the equity securities of the Company or any Company Subsidiary as consideration for the assets or securities of another person or (iii) the acquisition in any manner, directly or indirectly, of 25% or more of the equity securities of the Company or assets (including equity securities or assets of any Company Subsidiary) that represent 25% or more of the consolidated assets of the Company and Company Subsidiaries, taken as a whole (based on the book value of such assets or revenues or “earnings before interest taxes, depreciation and amortization” produced by such assets), in each case other than the transactions contemplated by or expressly permitted under this Agreement.

“Superior Proposal” means any bona fide written Acquisition Proposal (but replacing references to “25% or more” in the definition of Acquisition Proposal with “66 2/3% or more”) on terms that the Company’s Board of Directors determines in good faith after consultation with the Company’s financial advisor to be superior from a financial point of view to the Merger, taking into account all the terms and conditions of such proposal and this Agreement (including any proposal by Parent to amend the terms of this Agreement, and including in each case the risks and probabilities of consummation).

Section 6.7 Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, except that the expenses incurred in connection with the filing, printing and mailing of the Proxy Statement shall be borne equally by Parent and the Company.

Section 6.8 Directors’ and Officers’ Indemnification and Insurance.

(a) Parent agrees that all rights to indemnification and related rights to advancement of expenses on the part of each person who at the Effective Time is a current or former director or officer of the Company (i) existing pursuant to the MBCA, (ii) the Company’s articles of organization or bylaws or (iii) each indemnification agreement identified on Section 6.8(a) of the Company Disclosure Schedule between any such person and the Company in effect on the date of this Agreement (collectively, the “Existing Indemnification Provisions”), shall survive the Merger and shall continue in full force and effect in accordance with the terms of such Existing Indemnification Provisions. Parent also agrees that for the period beginning from and after the Effective Time and ending the sixth anniversary of the Effective Time, it shall (and shall cause the Surviving Corporation to) indemnify all such persons to the fullest extent provided by the Existing Indemnification Provisions with respect to all actual or alleged acts or omissions prior to the Effective Time occurring in connection with or arising out of such individuals’ service as officers or directors of the Company or any of the Company Subsidiaries. Without limitation of the foregoing, if any such person is or becomes involved in any such capacity in any action, proceeding or investigation in connection with any actual or alleged action, inaction, state of affairs or other matter, including any matter related to the transactions contemplated by this Agreement, occurring on or prior to the Effective Time, to the extent such action, proceeding, investigation, allegation or other matter is the subject of the Existing Indemnification Provisions, Parent shall (or shall cause the Surviving Corporation to) pay such person’s reasonable fees and other expenses of counsel selected by such person (including the cost of any investigation, preparation and settlement) incurred in connection therewith promptly after statements therefor are received by Parent, to the extent that doing so would be consistent with the Company’s prior custom and practice. Parent shall be entitled to assume the defense of any such action or proceeding, with counsel selected by Parent reasonably acceptable to the indemnified person. Parent shall pay all reasonable fees and expenses, including fees and expenses of counsel, that may be incurred by any indemnified person in enforcing the indemnity and other obligations provided for in this Section. Notwithstanding the foregoing, no person shall be entitled to indemnification pursuant to this Section 6.8(a) with respect to any actual or alleged acts or omissions constituting (i) a breach of this Agreement or the Voting Agreement, (ii) criminal conduct or (iii) any violation of federal, state or foreign securities Laws relating to trading in any securities or the disclosure of nonpublic information, except to the extent such person is otherwise entitled to indemnification pursuant to the Existing Indemnification Provisions.

(b) Parent agrees that the Company and, from and after the Effective Time, the Surviving Corporation shall cause to be maintained in effect for not less than six years from the Effective Time the insurance coverage provided under the policies of directors’ and officers’ liability insurance maintained by the Company at the date of this Agreement; provided, however, that in no event shall the Surviving Corporation be required to pay an annual premium for such coverage in excess of 200% of the last annual premium paid by the Company prior to the date of this Agreement, it being understood that if the annual premiums payable for such insurance coverage exceed such amount, Parent shall be obligated to obtain a policy with the greatest coverage available for a cost equal to such amount. Notwithstanding anything contained in the previous sentence, the Company may obtain a prepaid tail policy (the “Tail Policy”) prior to the Effective Time, which policy provides Indemnified Persons with directors’ and officers’ liability insurance for a period ending no earlier than the sixth anniversary of the Effective Time; provided that the aggregate premium for the Tail Policy shall not exceed $25,000,000. Parent’s obligations under this paragraph may be satisfied by the purchase of a Tail Policy that provides the coverage described above. Except as permitted by the foregoing provisions of this Section 6.8(b), the Company shall not purchase any directors’ and officers’ liability insurance, including any Tail Policy, on or after the date of this Agreement without the written approval of Parent (which shall not be unreasonably withheld, delayed or conditioned), except in connection with any expiration of the Company’s current directors’ and officers’ liability insurance policy (it being understood that, notwithstanding anything to the contrary contained in this Agreement, upon the expiration of the Company’s current directors’ and officers’ liability insurance policy, the Company may replace such policy with a policy having substantially the same level and scope of coverage).

Section 6.9 Employee Benefits.

(a) Following the Effective Time, Parent shall honor, and cause the Surviving Corporation to honor, in accordance with their terms, all Company Plans, all severance and separation pay plans, agreements and arrangements, and written employment, severance, retention, change in control and termination policies and agreements. Without limiting the generality of the foregoing, Parent shall honor, in accordance with their terms, and cause the Surviving Corporation to honor, all rights to vacation, personal and sick days accrued by employees of the Company and the Company Subsidiaries under any Company Plans in effect immediately prior to the Effective Time. Until the first anniversary of the Effective Time, Parent shall provide, and cause the Surviving Corporation to provide, to employees of the Company and Company Subsidiaries who remain employed with the Surviving Corporation and its subsidiaries (the “Continuing Employees”), employee benefits under employee benefit plans of Parent or its subsidiaries that are in the aggregate not materially less favorable than those provided to such Continuing Employees pursuant to Company Plans in effect immediately prior to the Effective Time (other than any equity or equity-based plans, programs or arrangements, post-retirement welfare plans or defined benefit pension plans, which in each case, shall not be taken into account for any purpose in making such determination, taking into account the changes to the Company Plans previously disclosed to Parent or subsequently agreed between Parent and the Company). Nothing herein shall prohibit any changes to any Company Plan that are (i) required by Law (including any applicable qualification requirements of Section 401(a) of the Code); (ii) necessary as a technical matter to reflect the transactions contemplated hereby; or (iii) required for the Surviving Corporation to provide for or permit investment in its securities or Parent’s securities. Furthermore, nothing herein shall (a) require Parent to continue any particular Company Plan or Company Benefit Agreement or prevent the amendment or termination thereof, subject to the obligation to provide severance pay and benefits as provided above, or (b) shall require Parent, the Surviving Corporation or any Subsidiary of the Surviving Corporation to continue to employ any particular Company employee following the Effective Time.

(b) With respect to any employee benefit plans in which the Continuing Employees first become eligible to participate, solely to the extent that Parent makes such plan or program available to employees of the Surviving Corporation, on or after the Effective Time, and in which the Continuing Employees did not participate prior to the Effective Time, Parent shall, subject to any required approval of the applicable insurance provider, if any, (i) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Continuing Employees under any such new plans in which such Continuing Employees may be eligible to participate after the Effective Time, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous Company Plan; (ii) provide each Continuing Employee with credit for any co-payments and deductibles paid prior to the Effective Time (to the same extent such credit was given under the analogous Company Plan prior to the Effective Time) in satisfying any applicable deductible or out-of-pocket requirements under any such new plan in which such Continuing Employees may be eligible to participate after the Effective Time; (iii) recognize all service of such Continuing Employees for purposes of eligibility to participate, vesting and vacation entitlement in any such new plan in which such Continuing Employees may be eligible to participate after the Effective Time; and (iv) with respect to flexible spending accounts, provide each Continuing Employee of the Company and the Company Subsidiaries with a credit for any salary reduction contributions made thereto and a debit for any expenses incurred thereunder with respect to the plan year in which the Effective Time occurs; provided that the foregoing clauses (i) through (iv) shall not apply to the extent it would result in duplication of benefits.

(c) Without limiting the obligations of Purchaser under Section 6.9(a) with respect to the employees of the Company and the Company Subsidiaries who are employed primarily outside the United States, following the Effective Time, Parent and its subsidiaries will provide such employees with employee benefits in accordance with applicable Law.

(d) No provision of this Agreement shall be construed as prohibiting or limiting the ability of Parent or the Surviving Company to amend, modify or terminate any plans, programs, policies, arrangements, agreements or understandings of Parent, the Company or the Surviving Company. Without limiting the scope of Section 9.6, nothing in this Section 6.9 shall confer any rights or remedies of any kind or description upon any Participant or any other person other than Parent, the Company and their respective successors and assigns.

Section 6.10 Shareholder Litigation. The Company shall give Parent the opportunity to participate in the defense or settlement of any shareholder litigation against the Company and/or its directors relating to the transactions contemplated by this Agreement, whether commenced prior to or after the execution and delivery of this Agreement; provided, that (subject to the following sentence) the Company shall control such defense and settlement, and in no event shall Parent have the right or power to settle such litigation. The Company agrees that it shall not settle or make an offer to settle any litigation commenced against the Company or any of its directors by any shareholder of the Company relating to this Agreement, the Merger or any other transaction contemplated by this Agreement, without the prior written consent of Parent.

ARTICLE VII

CONDITIONS

Section 7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger and to consummate the other transactions contemplated by this Agreement at and following the Closing are subject to the satisfaction or waiver, where permissible, at or prior to the Effective Time, of each of the following conditions:

(a) the Company Shareholders’ Approval shall have been obtained;

(b) no statute, rule, regulation, executive order, decree, ruling, judgment, decision, order or preliminary or permanent injunction shall have been enacted, entered, promulgated or enforced by any court or other Governmental Authority of competent jurisdiction which has the effect of making the Merger illegal or otherwise restraining or prohibiting the consummation of the Merger; and

(c) any waiting period (or extension thereof) applicable to consummation of the Merger under the HSR Act shall have expired or been terminated and, the Commission of the European Communities shall have issued a decision authorizing consummation of the Merger pursuant to the European Commission merger regulation or the applicable waiting periods thereunder shall have expired.

Section 7.2 Conditions to Obligations of Parent and Subsidiary. The obligations of Parent and Subsidiary to effect the Merger and to consummate the other transactions contemplated by this Agreement at and following the Closing are further subject to the following conditions, any one or more of which may be waived by Parent:

(a) all waiting periods, clearances and approvals required under the antitrust Laws of the jurisdictions covered under Schedule 7.2 shall have expired, or been obtained or satisfied, as applicable;

(b) the representations and warranties of the Company contained in this Agreement (i) that are set forth in the first sentence of Section 4.1, in Section 4.2 and in Sections 4.4(a), 4.4(d) and 4.4(e) (the “Designated

Representations”) shall be true and correct in all material respects as of the date of this Agreement and the Closing Date as if made on such date, (ii) that are qualified as to Company Material Adverse Effect shall be true and correct as of the date of this Agreement and the Closing Date as if made on such date (other than representations and warranties that expressly relate to an earlier date, which shall be true and correct as of such earlier date), and (iii) that are not Designated Representations and are not so qualified shall be true and correct as of the Closing Date in all material respects (other than representations and warranties that expressly relate to an earlier date, which shall be true and correct in all material respects as of such earlier date), except in the case of the representations and warranties referred to in this clause (iii) for any failure or failures to be true and correct in all material respects that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect;

(c) the Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing;

(d) Parent shall have received a certificate signed on behalf of the Company by the Company’s chief executive officer and chief financial officer to the effect that the conditions contained in Sections 7.2(b) and (c) have been satisfied;

(e) since the date of this Agreement, no events that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect shall have occurred; and

(f) the Company shall have delivered to Parent a certificate in the form contemplated by Section 897 of the Code to the effect that the Company is not and has not been within five years of the date of the certificate a “United States real property holding corporation” within the meaning of Section 897 of the Code.

Section 7.3 Conditions to Obligations of the Company. The obligations of the Company to effect the Merger and to consummate the other transactions contemplated by this Agreement at and following the Closing are further subject to the following conditions, any one or more of which may be waived by the Company:

(a) the representations and warranties of Parent and Subsidiary set forth in this Agreement shall be true and correct in all material respects as of the Closing Date;

(b) Parent and Subsidiary shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing; and

(c) the Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to the effect that the conditions provided in Sections 7.3(a) and (b) have been satisfied.

ARTICLE VIII

TERMINATION

Section 8.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time before the Effective Time, whether before or after receipt of the Company Shareholders’ Approval:

(a) by mutual written consent of the Company and Parent;

(b) by either the Company or Parent, if:

(i) the Closing has not occurred on or before August 31, 2007 (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to any party whose breach of any provision of this Agreement has been the cause of, or resulted in, or materially contributed to, the failure to hold the Closing on or before the Termination Date;

(ii) any statute, rule, regulation, executive order, decree, ruling, judgment, decision, order or injunction of or by any court or other Governmental Authority of competent jurisdiction that makes the consummation of the Merger illegal shall be in effect and shall have become final and nonappealable; provided, however, that neither party may terminate this Agreement pursuant to this Section 8.1(b)(ii) unless that party first shall have used its reasonable best efforts to prevent the entry of and to procure the removal, reversal, dissolution, setting aside or invalidation of any such order, decree, ruling, judgment, decision, order or injunction; or

(iii) the Shareholders’ Meeting shall have been duly held and the votes cast at the Shareholders’ Meeting (including any adjournment thereof) shall be insufficient to constitute the Company Shareholders Approval;

(c) by the Company:

(i) in accordance with the provisions of Section 6.6(d), provided that the Company has complied with all the requirements of Section 6.6(d); or

(ii) if (x) there shall have been a breach in any material respect of any representation or warranty in this Agreement of Parent or Subsidiary or (y) Parent or Subsidiary shall not have performed or complied in any material respect with any material covenant or material agreement contained in this Agreement, in either case such that the condition set forth in Section 7.3(a) or (b), as the case may be, would be incapable of being satisfied by the Termination Date;

(d) by Parent, if:

(i) the Company shall have entered into a definitive agreement providing for a transaction that is a Superior Proposal;

(ii) the Company’s Board of Directors makes a Company Adverse Recommendation Change; provided, however, that for this purpose neither (x) disclosure of any Acquisition Proposal that is not being recommended by the Company’s Board of Directors nor (y) disclosure of any other facts or circumstances that is not accompanied by a statement that the Company’s Board of Directors has made a Company Adverse Change Recommendation, shall be considered a Company Adverse Recommendation Change, to the extent any disclosure referred to in clause (x) or (y) is limited to that required by applicable Law; or

(iii) (x) there shall have been a breach in any material respect of any representation or warranty in this Agreement of the Company or (y) the Company shall not have performed or complied in any material respect with any material covenant or material agreement contained in this Agreement, in either case such that the condition set forth in Section 7.2(a) or (b), as the case may be, would be incapable of being satisfied by the Termination Date.

Section 8.2 Effect of Termination.

(a) In the event of termination of this Agreement by either Parent or the Company pursuant to the provisions of Section 8.1, this Agreement forthwith shall become void and there shall be no liability or further obligation under or in respect of this Agreement on the part of the Company, Parent, Subsidiary or their respective officers or directors, other than the last sentence of Section 6.5, Section 6.7, this Section 8.2 and Article IX, all of which shall survive, and except to the extent that such termination results from a willful breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

(b) The Company agrees that a fee (a “Termination Fee”) shall be payable under certain circumstances following a termination of this Agreement, as follows:

(i) if this Agreement is terminated by the Company pursuant to Section 8.1(c)(i) the Termination Fee shall be payable immediately upon such termination, and

(ii) if this Agreement (x) is terminated by the Company or Parent pursuant to Section 8.1(b)(iii) and after the date of this Agreement and before the Shareholders’ Meeting an Acquisition Proposal by a third party has been publicly disclosed or announced and not subsequently withdrawn and within one year after the termination, the Company shall consummate a transaction or enter into a definitive agreement or agreement in principle for an Acquisition Proposal (replacing for this purpose, references to “25%” with “40%”) (an “Alternative Transaction”), (y) is terminated by Parent pursuant to Section 8.1(d)(i), or (z) is terminated by the Company or Parent pursuant to Section 8.1(b)(iii) and before the Shareholders’ Meeting the Company’s Board of Directors shall have made a Company Adverse Recommendation Change, then the Company shall pay the Termination Fee, in the case referred to in clause (x), at the earlier of consummation of the Alternative Transaction and the Company entering into a definitive agreement or an agreement in principle providing for an Alternative Transaction, or, in the cases referred to in each of clause (y) and clause (z), upon termination of this Agreement by Parent.

(c) The amount of the Termination Fee shall be $180,000,000.

(d) The Termination Fee shall be paid as directed by Parent by wire transfer of immediately available funds promptly, but in no event later than two business days, after it first becomes due.

(e) The Company and Parent acknowledge and agree that the agreements contained in Section 8.2 (b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if the Company fails promptly to pay the amount due pursuant to Section 8.2(b), and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for the Termination Fee, the Company shall pay to Parent its costs and expenses (including attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of the Termination Fee from the date such payment was required to be made until the date of payment at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1 Amendment. This Agreement may not be amended except by action authorized by the respective Boards of Directors of Parent and the Company and taken before or after the Company Shareholders’ Approval is obtained and prior to the time of the Merger Filing; provided, however, that after the Company Shareholders’ Approval is obtained, this Agreement may not be amended to (i) change the amount or kind of consideration to be received by the holders of Company Common Stock upon conversion of their shares pursuant to the terms of this Agreement; (ii) change the articles of organization of the Surviving Corporation, except for changes permitted by Section 10.05 of the MBCA; or (iii) change any of the other terms or conditions of this Agreement if the change would adversely affect the holders of Company Common Stock in any material respect.

Section 9.2 Extension; Waiver. At any time prior to the Effective Time, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document, certificate or writing delivered pursuant hereto or (c) waive compliance by the party with any of the agreements or conditions contained herein. Any agreement on the part of any party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Section 9.3 Non-Survival. None of the representations or warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, and after the Effective Time, none of the Company, Parent, Subsidiary or their respective officers or directors shall have any further obligation with respect thereto. None of the covenants or other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, nor any rights or obligations arising out of the breach of any such covenant or other agreement, shall survive the Effective Time except for those covenants or agreements that by their terms apply or are to be performed in whole or in part after the Effective Time, and except that this Article IX shall survive the Effective Time.

Section 9.4 Notices. All notices and other communications hereunder shall be in writing and may be given by any of the following methods: (a) personal delivery; (b) facsimile transmission; (c) registered or certified mail, postage prepaid return receipt requested; or (d) overnight delivery service. Notices shall be sent to the appropriate party at its address or facsimile number (or such other address or facsimile number for such party as shall be specified by such party by notice given hereunder):

If to Parent or Subsidiary, to:

Schneider Electric SA

43-45 bd Franklin Roosevelt

92500 Rueil-Malmaison

Facsimile:	+33 (0)1 41 29 71 97
Attention:	J.P. Salazar, Sr. VP, General Counsel

with a copy (which shall not constitute notice) to:

Schneider Electric – North American Operating Division

1415 South Roselle Road

Palatine, IL 60067-7399

Facsimile:	+1 847-925-7419
Attention:	Howard E. Japlon, Sr. VP, General Counsel

and with a copy (which shall not constitute notice) to:

Cravath, Swaine & Moore LLP

Worldwide Plaza

825 Eighth Avenue New York, NY 10019

Facsimile:	(212) 474-3700
Attention:	Alan Stephenson, Esq.
Mark Greene, Esq.

If to the Company, to:

American Power Conversion Corporation

132 Fairgrounds Road

West Kingston, Rhode Island 02892

Facsimile:	+1 (401) 788-2670

Attention: Jeffrey Giguere, Vice President & General Counsel

with a copy (which shall not constitute notice) to:

Clifford	Chance US LLP

31 West 52nd Street

New	York, New York 10019

Telephone:	(212) 878-8000
Facsimile:	(212) 878-8375
Attention:	John A. Healy

All such notices and other communications shall be deemed received (i) in the case of personal delivery, upon actual receipt by the addressee, (ii) in the case of overnight delivery, on the first business day following delivery to the overnight delivery service, (iii) in the case of mail, on the date of delivery indicated on the return receipt and (iv) in the case of a facsimile transmission, upon transmission by the sender and issuance by the transmitting machine of a confirmation slip that the number of pages constituting the notice has been transmitted without error. In the case of notices sent by facsimile transmission, the sender shall contemporaneously mail a copy of the notice to the addressee at the address provided for above; however, such mailing shall in no way alter the time at which the facsimile notice is deemed received.

Section 9.5 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS EXCEPT TO THE EXTENT THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS MANDATORILY APPLY TO THE MERGER.

Section 9.6 Third-Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and except as set forth in this Agreement, nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement other than as contemplated by Section 6.8.

Section 9.7 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by reason of any Law or public policy, all other terms and provisions of this Agreement nevertheless shall remain in full force and effect.

Section 9.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties. Any assignment in violation of the preceding sentence shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 9.9 Interpretation; Certain Definitions. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In this Agreement, unless a contrary intention appears, (a) the words “herein,”, “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision, (b) the words “include,”, “includes,”, “including” or other similar terms are deemed to be followed by the words “without limitation” and are intended by the parties to be by way of example rather than limitation, (c) reference to any Article or Section means such Article or Section of this Agreement, (d) all terms defined in this Agreement have their defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein, (e) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms, (f) if any action is to be taken by any party hereto pursuant to this Agreement on a day that is not a Business Day, such action shall be taken on the next Business Day following such day, (g) the use of “or” is not intended to be exclusive unless expressly indicated otherwise, (h) “ordinary course of business” (or similar terms) shall be deemed followed by “consistent with past practice”, (i) “assets” shall include “rights”, including rights under contracts and (j) “reasonable efforts” or similar terms shall not require the waiver of any rights under this Agreement. As used in this Agreement, (i) “business day” means any day other than a Saturday, a Sunday or other day on which commercial banks in New York City, New York or Paris, France are permitted or required by Law or executive order to be closed for the conduct of regular banking business, (ii) except where the context otherwise requires, “person” means any individual, partnership, joint venture, corporation, limited liability company, trust, unincorporated organization or other entity and a government or any department, agency or subdivision thereof, including the permitted successors and assigns of such person and (iii) a “subsidiary” of any person means another person, at least a majority of the securities or other interests having the ordinary voting power to elect at least a majority of the board of directors or others performing similar functions with respect to such person is directly or indirectly owned or controlled (x) by such first person, (y) by one or more of such first person’s subsidiaries, or (z) by such first person and one or more of its subsidiaries; provided that no person that is not directly or indirectly wholly owned by any other person shall be a subsidiary of such other person unless such other person controls, or has the right, power or ability to control, that person. No provision of this Agreement shall be interpreted or construed against any party solely because that party or its legal representative drafted the provision.

Section 9.10 Jurisdiction. Each of the Company, Parent and Subsidiary hereby irrevocably and unconditionally consents and agrees to submit to the exclusive jurisdiction of the courts of the State of New York and of the United States of America located in the State of New York (the “New York Courts”) for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the New York Courts and agrees not to plead or claim in any New York Court that such litigation brought therein has been brought in an inconvenient forum; provided, however, that nothing in this Section 9.10 is intended to waive the right of any party to remove any such action or proceeding commenced in any such state court to an appropriate federal court that is a New York Court to the extent the basis for such removal exists under applicable Law.

Section 9.11 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 9.12 Waiver of Jury Trial. Each party hereto hereby waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any suit, action or other proceeding arising out of this Agreement or the transactions contemplated hereby. Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement, by, among other things, the mutual waiver and certifications in this Section 9.12.

Section 9.13 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

Section 9.14 Entire Agreement. This Agreement (including the documents and instruments referred to herein), the Voting Agreement and the Confidentiality Agreement constitute the entire agreement among the parties hereto with respect to the subject matter hereof, and supersede all prior agreements and understandings, both oral and written, among the parties with respect to the subject matter of this Agreement. No representation, warranty, promise, inducement or statement of intention has been made by any party that is not embodied in this Agreement or such other documents, and none of the parties shall be bound by, or be liable for, any alleged representation, warranty, promise, inducement or statement of intention not embodied herein or therein.

[Signature Page Follows]

IN WITNESS WHEREOF, Parent, Subsidiary and the Company have caused this Agreement to be signed by their respective officers as of the date first written above.

SCHNEIDER ELECTRIC SA

By:	/s/ Pierre Bouchut
Name:	Pierre Bouchut
Title:	CFO

TRIANON INC.

By:	/s/ Juan Pedro Salazar
Name:	Juan Pedro Salazar
Title:	President

AMERICAN POWER CONVERSION CORPORATION

By:	/s/ Robert Johnson
Name:	Robert Johnson
Title:	CEO

Signature Page to Merger Agreement

ANNEX B

EXECUTION COPY

VOTING AGREEMENT dated as of October 28, 2006, among Schneider Electric SA, a company organized under the laws of France (“Parent”), and the individuals and other parties listed on Schedule A hereto (each, a “Shareholder” and, collectively, the “Shareholders”).

WHEREAS Parent, Trianon Inc., a Massachusetts corporation, and American Power Conversion Corporation, a Massachusetts corporation (the “Company”), propose to enter into an Agreement and Plan of Merger dated as of the date hereof (as the same may be amended or supplemented, the “Merger Agreement”; capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement);

WHEREAS each Shareholder owns the number of shares of Company Common Stock set forth opposite such Shareholder’s name on Schedule A hereto (such shares of Company Common Stock, together with any other shares of capital stock of the Company acquired by such Shareholder after the date hereof and during the term of this Agreement, being collectively referred to herein as the “Subject Shares” of such Shareholder); and

WHEREAS, as a condition to its willingness to enter into the Merger Agreement, Parent has requested that each Shareholder enter into this Agreement.

NOW, THEREFORE, the parties hereto agree as follows:

SECTION 1. Representations and Warranties of Each Shareholder. Each Shareholder hereby, severally and not jointly, represents and warrants to Parent as of the date hereof in respect of such Shareholder as follows:

(a) Authority; Execution and Delivery; Enforceability. Such Shareholder has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by such Shareholder of this Agreement and consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such Shareholder. Such Shareholder has duly executed and delivered this Agreement, and this Agreement constitutes the legal, valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms. The execution and delivery by such Shareholder of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Lien upon any of the properties or assets of such Shareholder under, any provision of any Contract to which such Shareholder is a party or by which any properties or assets of such Shareholder are bound or, subject to the filings and other matters referred to in the next sentence, any provision of any Judgment or Law applicable to such Shareholder or the properties or assets of such Shareholder. No Consent of, or registration, declaration or filing with, any Governmental Authority is required to be obtained or made by or with respect to such Shareholder in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, other than such reports under Sections 13(d) and 16 of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby. If such Shareholder is married and the Subject Shares of such Shareholder constitute community property or otherwise need spousal or other approval to be legal, valid and binding, this Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, such Shareholder’s spouse, enforceable against such spouse in accordance with its terms. No trust of which such Shareholder is a trustee requires the consent of any beneficiary to the execution and delivery of this Agreement or to the consummation of the transactions contemplated hereby.

(b) The Subject Shares. Such Shareholder is the record and beneficial owner of, or is the trustee of a trust that is the record holder of, and whose beneficiaries are the beneficial owners of, and has good and marketable title to, the Subject Shares set forth opposite such Shareholder’s name on Schedule A attached hereto, free and clear of any Liens. Such Shareholder does not own, of record or beneficially, any shares of capital stock of the Company other than the Subject Shares set forth opposite such Shareholder’s name on Schedule A attached hereto. Such Shareholder has the sole right to vote such Subject Shares, and none of such Subject Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of such Subject Shares, except as contemplated by this Agreement.

SECTION 2. Representations and Warranties of Parent. Parent hereby represents and warrants to each Shareholder as follows: Parent has all requisite corporate power and authority to execute and delivery this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by Parent of this Agreement and consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Parent. Parent has duly executed and delivered this Agreement, and this Agreement constitutes the legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms. The execution and delivery by Parent of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Lien upon any of the properties or assets of Parent under, any provision of any Contract to which Parent is a party or by which any properties or assets of Parent are bound or, subject to the filings and other matters referred to in the next sentence, any provision of any Judgment or Law applicable to Parent or the properties or assets of Parent. No Consent of, or registration, declaration or filing with, any Governmental Authority is required to be obtained or made by or with respect to Parent in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, other than such reports under Sections 13(d) and 16 of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby.

SECTION 3. Covenants of Each Shareholder. Each Shareholder, severally and not jointly, covenants and agrees as follows:

(a) (1) At any meeting of the shareholders of the Company called to seek the Company Shareholders’ Approval or in any other circumstances upon which a vote, consent or other approval (including by written consent) with respect to the Merger Agreement, the Merger or any other transaction contemplated by the Merger Agreement is sought, such Shareholder shall vote (or cause to be voted) the Subject Shares of such Shareholder in favor of granting the Company Shareholders’ Approval.

(2) Such Shareholder hereby irrevocably grants to, and appoints, Parent and Schneider Electric Holdings Inc., or any of them, and any individual designated in writing by any of them, and each of them individually, as such Shareholder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Shareholder, to vote the Subject Shares of such Shareholder, or grant a consent or approval in respect of the Subject Shares of such Shareholder in a manner consistent with this Section 3. Such Shareholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon such Shareholder’s execution and delivery of this Agreement. Such Shareholder hereby affirms that the irrevocable proxy set forth in this Section 3(a) is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of such Shareholder under this Agreement. Such Shareholder hereby further affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked. Such Shareholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. Such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 7.22 of Chapter 156D of the MBCA. The proxy and power of attorney granted by each Shareholder is a durable power of attorney and shall survive the bankruptcy, death or incapacity of such Shareholder. The irrevocable proxy granted hereunder shall automatically terminate upon the termination of Sections 3(a) and 3(b).

(b) At any meeting of shareholders of the Company or at any adjournment thereof or in any other circumstances upon which such Shareholder’s vote, consent or other approval is sought, such Shareholder shall vote (or cause to be voted) the Subject Shares of such Shareholder against (i) any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company, (ii) any Acquisition Proposal and (iii) any amendment of the articles of organization or bylaws of the Company or other proposal or transaction involving the Company or any Company Subsidiary, which amendment or other proposal or transaction would in any manner impede, frustrate, prevent or nullify any provision of the Merger Agreement, the Merger or any other transaction contemplated by the Merger Agreement or change in any manner the voting rights of any class of Company Capital Stock. Such Shareholder shall not commit or agree to take any action inconsistent with the foregoing.

(c) Other than this Agreement, such Shareholder shall not (A) sell, transfer, pledge, assign or otherwise dispose of (including by gift) (collectively, “Transfer”), or enter into any Contract, option or other arrangement (including any profit sharing arrangement) with respect to the Transfer of, any Subject Shares to any person other than pursuant to the Merger or (B) enter into any voting arrangement, whether by proxy, voting agreement or otherwise, with respect to any Subject Shares and shall not commit or agree to take any of the foregoing actions, other than any such Transfer intended solely for the purpose of planning for the orderly handling, disposition and administration of such Shareholder’s estate; provided, however, that any such transferee agrees to be bound by the terms of this Agreement.

(d) Such Shareholder shall not, nor shall it authorize or permit any officer, director or employee of, or any investment banker, attorney or other adviser or representative of, such Shareholder to, (i) directly or indirectly solicit, initiate or encourage the submission of, any Acquisition Proposal, (ii) enter into any agreement with respect to any Acquisition Proposal or (iii) directly or indirectly participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal. Such Shareholder promptly shall advise Parent orally and in writing of any Acquisition Proposal or inquiry made to such Shareholder with respect to or that could lead to any Acquisition Proposal, the identity of the person making any such Acquisition Proposal or inquiry and the material terms of any such Acquisition Proposal or inquiry.

(e) Such Shareholder shall use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by the Merger Agreement. Such Shareholder shall not issue any press release or make any other public statement with respect to the Merger or any other transaction contemplated by the Merger Agreement without the prior consent of Parent, except as may be required by applicable law.

(f) Such Shareholder hereby consents to and approves the actions taken by the Board of Directors of the Company in approving the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement. Such Shareholder hereby waives, and agrees not to exercise or assert, any appraisal rights under the MBCA in connection with the Merger.

SECTION 4. Termination. This Agreement, shall terminate upon the earliest of (i) the Effective Time, (ii) the termination of the Merger Agreement in accordance with its terms and (iii) the Termination Date, other than with respect to the liability of any party for breach hereof prior to such termination.

SECTION 5. Additional Matters. (a) Each Shareholder shall, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as Parent may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement.

(b) None of the Shareholders makes any agreement or understanding herein in his or her capacity as a director or officer of the Company. Each Shareholder signs solely in his, her or its capacity as the record holder and beneficial owner of, or the trustee of a trust whose beneficiaries are the beneficial owners of, such Shareholder’s Subject Shares and nothing herein shall limit or affect any actions taken by any Shareholder in his capacity as an officer or director of the Company to the extent specifically permitted by the Merger Agreement.

SECTION 6. General Provisions.

(a) Amendments. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

(b) Notice. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to Parent in accordance with Section 9.4 of the Merger Agreement and to the Shareholders at their respective addresses set forth on Schedule A hereto (or at such other address for a party as shall be specified by like notice).

(c) Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section to this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Wherever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.

(d) Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

(e) Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement. This Agreement shall become effective against Parent when one or more counterparts have been signed by Parent and delivered to each Shareholder. This Agreement shall become effective against any Shareholder when one or more counterparts have been executed by such Shareholder and delivered to Parent. Each party need not sign the same counterpart.

(f) Entire Agreement; No Third-Party Beneficiaries. This Agreement (i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (ii) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

(g) Governing Law. This Agreement shall be governed by the laws of the State of New York without regard to principles of conflicts of laws except to the extent the laws of the Commonwealth of Massachusetts mandatorily apply to Section 3(a)(2) of this Agreement or to the Merger.

(h) Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise, by Parent without the prior written consent of each Shareholder or by any Shareholder without the prior written consent of Parent, and any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

(i) Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereto hereby irrevocably and unconditionally consents and agrees to submit to the exclusive jurisdiction of the New York Courts for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the New York Courts and agrees not to plead or claim in any New York Court that such litigation brought therein has been brought in an inconvenient forum; provided, however, that nothing in this Section 6(i) is intended to waive the right of any party to remove any such action or proceeding commenced in any such state court to an appropriate federal court that is a New York Court to the extent the basis for such removal exists under applicable Law.

(j) Waiver of Jury Trial. Each party hereto hereby waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any suit, action or other proceeding arising out of this Agreement or the transactions contemplated hereby. Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement, by, among other things, the mutual waiver and certifications in this Section 6(j).

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, each party has duly executed this Agreement, all as of the date first written above.

SCHNEIDER ELECTRIC SA

by	/s/ JUAN PEDRO SALAZAR
Name:	J. Pedro Salazar
Title:	Senior Vice President, General Counsel

ROGER B. DOWDELL, JR.

/s/ ROGER B. DOWDELL, JR.

NEIL E. RASMUSSEN

/s/ NEIL E. RASMUSSEN

[SIGNATURE PAGE TO VOTING AGREEMENT]

To the extent any of the Subject Shares referred to herein are jointly owned by the undersigned, the undersigned hereby agree and consent to the provisions of this Agreement.

By:	/s/ NEIL E. RASMUSSEN
Name:	Neil E. Rasmussen

By:	/s/ ANNA W. RASMUSSEN
Name:	Anna W. Rasmussen

To the extent any of the Subject Shares referred to herein are jointly owned by the undersigned, the undersigned hereby agree and consent to the provisions of this Agreement.

By:	/s/ LINDA A. DOWDELL
Name:	Linda A. Dowdell

SCHEDULE A

Name and Address of Shareholder	Number of Shares of Company Common Stock Owned
Roger B. Dowdell, Jr.	11,909,024
Neil E. Rasmussen	6,241,244

ANNEX C

PERSONAL AND CONFIDENTIAL

October 28, 2006

Board of Directors

American Power Conversion Corporation

132 Fairgrounds Road

W. Kingston, Rhode Island 02892

Ladies and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of common stock, par value $0.01 per share (the “Shares”), of American Power Conversion Corporation (the “Company”) of the $31.00 per Share in cash to be received by such holders pursuant to the Agreement and Plan of Merger, dated as of October 28, 2006 (the “Agreement”), among Schneider Electric SA (“Parent”), Trianon Inc., an indirect wholly owned subsidiary of Parent, and the Company.

Goldman, Sachs & Co. and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes. We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the transaction contemplated by the Agreement (the “Transaction”). We expect to receive fees for our services in connection with the Transaction, all of which are contingent upon consummation of the Transaction, and the Company has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement. We also may provide investment banking services to the Company and Parent in the future. In connection with the above-described investment banking services we may receive compensation.

Goldman, Sachs & Co. is a full service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, risk management, hedging, financing and brokerage activities for both companies and individuals. In the ordinary course of these activities, Goldman, Sachs & Co. and its affiliates may provide such services to the Company, Parent and their respective affiliates, may actively trade the debt and equity securities (or related derivative securities) of the Company and Parent for their own account and for the accounts of their customers and may at any time hold long and short positions of such securities.

C-1

Board of Directors

American Power Conversion Corporation

October 28, 2006

Page Two

In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company for the five fiscal years ended December 31, 2005; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; certain other communications from the Company to its stockholders; and certain internal financial analyses and forecasts for the Company prepared by its management. We also have held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company. In addition, we have reviewed the reported price and trading activity for the Shares, compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the electrical products and equipment industry specifically and in other industries generally and performed such other studies and analyses, and considered such other factors, as we considered appropriate.

We have relied upon the accuracy and completeness of all of the financial, accounting, legal, tax and other information discussed with or reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries and we have not been furnished with any such evaluation or appraisal.

Our opinion does not address the underlying business decision of the Company to engage in the Transaction. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to the Transaction.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the $31.00 per Share in cash to be received by the holders of Shares pursuant to the Agreement is fair from a financial point of view to such holders.

Very truly yours,

/S/ GOLDMAN, SACHS & CO.
GOLDMAN, SACHS & CO.

C-2

ANNEX D

PART 13 OF THE MASSACHUSETTS BUSINESS CORPORATION ACT

SUBDIVISION A: RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES

Section 13.01. DEFINITIONS

In this PART the following words shall have the following meanings unless the context requires otherwise:

“Affiliate”, any person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control of or with another person.

“Beneficial shareholder”, the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

“Corporation”, the issuer of the shares held by a shareholder demanding appraisal and, for matters covered in sections 13.22 to 13.31, inclusive, includes the surviving entity in a merger.

“Fair value”, with respect to shares being appraised, the value of the shares immediately before the effective date of the corporate action to which the shareholder demanding appraisal objects, excluding any element of value arising from the expectation or accomplishment of the proposed corporate action unless exclusion would be inequitable.

“Interest”, interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

“Marketable securities”, securities held of record by, or by financial intermediaries or depositories on behalf of, at least 1,000 persons and which were

(a) listed on a national securities exchange,

(b) designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or

(c) listed on a regional securities exchange or traded in an interdealer quotation system or other trading system and had at least 250,000 outstanding shares, exclusive of shares held by officers, directors and affiliates, which have a market value of at least $5,000,000.

“Officer”, the chief executive officer, president, chief operating officer, chief financial officer, and any vice president in charge of a principal business unit or function of the issuer.

“Person”, any individual, corporation, partnership, unincorporated association or other entity.

“Record shareholder”, the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

“Shareholder”, the record shareholder or the beneficial shareholder.

Section 13.02. RIGHT TO APPRAISAL

(a) A shareholder is entitled to appraisal rights, and obtain payment of the fair value of his shares in the event of, any of the following corporate or other actions:

(1) consummation of a plan of merger to which the corporation is a party if shareholder approval is required for the merger by section 11.04 or the articles of organization or if the corporation is a subsidiary that is merged with its parent under section 11.05, unless, in either case, (A) all shareholders are to receive only cash for their shares in amounts equal to what they would receive upon a dissolution of the corporation or, in the case of shareholders already holding marketable securities in the merging corporation, only marketable securities of the surviving corporation and/or cash and (B) no director, officer or controlling shareholder has a direct or indirect material financial interest in the merger other than in his capacity as (i) a shareholder of the corporation, (ii) a director, officer, employee or consultant of either the merging or the surviving corporation or of any affiliate of the surviving corporation if his financial interest is pursuant to bona fide arrangements with either corporation or any such affiliate, or (iii) in any other capacity so long as the shareholder owns not more than five percent of the voting shares of all classes and series of the corporation in the aggregate;

(2) consummation of a plan of share exchange in which his shares are included unless: (A) both his existing shares and the shares, obligations or other securities to be acquired are marketable securities; and (B) no director, officer or controlling shareholder has a direct or indirect material financial interest in the share exchange other than in his capacity as (i) a shareholder of the corporation whose shares are to be exchanged, (ii) a director, officer, employee or consultant of either the corporation whose shares are to be exchanged or the acquiring corporation or of any affiliate of the acquiring corporation if his financial interest is pursuant to bona fide arrangements with either corporation or any such affiliate, or (iii) in any other capacity so long as the shareholder owns not more than five percent of the voting shares of all classes and series of the corporation whose shares are to be exchanged in the aggregate;

(3) consummation of a sale or exchange of all, or substantially all, of the property of the corporation if the sale or exchange is subject to section 12.02, or a sale or exchange of all, or substantially all, of the property of a corporation in dissolution, unless:

(i) his shares are then redeemable by the corporation at a price not greater than the cash to be received in exchange for his shares; or

(ii) the sale or exchange is pursuant to court order; or

(iii) in the case of a sale or exchange of all or substantially all the property of the corporation subject to section 12.02, approval of shareholders for the sale or exchange is conditioned upon the dissolution of the corporation and the distribution in cash or, if his shares are marketable securities, in marketable securities and/or cash, of substantially all of its net assets, in excess of a reasonable amount reserved to meet unknown claims under section 14.07, to the shareholders in accordance with their respective interests within one year after the sale or exchange and no director, officer or controlling shareholder has a direct or indirect material financial interest in the sale or exchange other than in his capacity as (i) a shareholder of the corporation, (ii) a director, officer, employee or consultant of either the corporation or the acquiring corporation or of any affiliate of the acquiring corporation if his financial interest is pursuant to bona fide arrangements with either corporation or any such affiliate, or (iii) in any other capacity so long as the shareholder owns not more than five percent of the voting shares of all classes and series of the corporation in the aggregate;

(4) an amendment of the articles of organization that materially and adversely affects rights in respect of a shareholder’s shares because it:

(i) creates, alters or abolishes the stated rights or preferences of the shares with respect to distributions or to dissolution, including making non-cumulative in whole or in part a dividend theretofore stated as cumulative;

(ii) creates, alters or abolishes a stated right in respect of conversion or redemption, including any provision relating to any sinking fund or purchase, of the shares;

(iii) alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

(iv) excludes or limits the right of the holder of the shares to vote on any matter, or to cumulate votes, except as such right may be limited by voting rights given to new shares then being authorized of an existing or new class; or

(v) reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under section 6.04;

(5) an amendment of the articles of organization or of the bylaws or the entering into by the corporation of any agreement to which the shareholder is not a party that adds restrictions on the transfer or registration or any outstanding shares held by the shareholder or amends any pre-existing restrictions on the transfer or registration of his shares in a manner which is materially adverse to the ability of the shareholder to transfer his shares;

(6) any corporate action taken pursuant to a shareholder vote to the extent the articles of organization, bylaws or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to appraisal;

(7) consummation of a conversion of the corporation to nonprofit status pursuant to subdivision B of PART 9; or

(8) consummation of a conversion of the corporation into a form of other entity pursuant to subdivision D of PART 9.

(b) Except as otherwise provided in subsection (a) of section 13.03, in the event of corporate action specified in clauses (1), (2), (3), (7) or (8) of subsection (a), a shareholder may assert appraisal rights only if he seeks them with respect to all of his shares of whatever class or series.

(c) Except as otherwise provided in subsection (a) of section 13.03, in the event of an amendment to the articles of organization specified in clause (4) of subsection (a) or in the event of an amendment of the articles of organization or the bylaws or an agreement to which the shareholder is not a party specified in clause (5) of subsection (a), a shareholder may assert appraisal rights with respect to those shares adversely affected by the amendment or agreement only if he seeks them as to all of such shares and, in the case of an amendment to the articles of organization or the bylaws, has not voted any of his shares of any class or series in favor of the proposed amendment.

(d) The shareholder’s right to obtain payment of the fair value of his shares shall terminate upon the occurrence of any of the following events:

(i) the proposed action is abandoned or rescinded; or

(ii) a court having jurisdiction permanently enjoins or sets aside the action; or

(iii) the shareholder’s demand for payment is withdrawn with the written consent of the corporation.

(e) A shareholder entitled to appraisal rights under this chapter may not challenge the action creating his entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

Section 13.03. ASSERTION OF RIGHTS BY NOMINEES AND BENEFICIAL OWNERS

(a) A record shareholder may assert appraisal rights as to fewer than all the shares registered in the record shareholder’s name but owned by a beneficial shareholder only if the record shareholder objects with respect to all shares of the class or series owned by the beneficial shareholder and notifies the corporation in writing of the name and address of each beneficial shareholder on whose behalf appraisal rights are being asserted. The rights of a record shareholder who asserts appraisal rights for only part of the shares held of record in the record shareholder’s name under this subsection shall be determined as if the shares as to which the record shareholder objects and the record shareholder’s other shares were registered in the names of different record shareholders.

(b) A beneficial shareholder may assert appraisal rights as to shares of any class or series held on behalf of the shareholder only if such shareholder:

(1) submits to the corporation the record shareholder’s written consent to the assertion of such rights no later than the date referred to in subclause (ii) of clause (2) of subsection (b) of section 13.22; and

(2) does so with respect to all shares of the class or series that are beneficially owned by the beneficial shareholder.

SUBDIVISION B: PROCEDURE FOR EXERCISE OF APPRAISAL RIGHTS

Section 13.20. NOTICE OF APPRAISAL RIGHTS

(a) If proposed corporate action described in subsection (a) of section 13.02 is to be submitted to a vote at a shareholders’ meeting or through the solicitation of written consents, the meeting notice or solicitation of consents shall state that the corporation has concluded that shareholders are, are not or may be entitled to assert appraisal rights under this chapter and refer to the necessity of the shareholder delivering, before the vote is taken, written notice of his intent to demand payment and to the requirement that he not vote his shares in favor of the proposed action. If the corporation concludes that appraisal rights are or may be available, a copy of this chapter shall accompany the meeting notice sent to those record shareholders entitled to exercise appraisal rights.

(b) In a merger pursuant to section 11.05, the parent corporation shall notify in writing all record shareholders of the subsidiary who are entitled to assert appraisal rights that the corporate action became effective. Such notice shall be sent within 10 days after the corporate action became effective and include the materials described in section 13.22.

Section 13.21. NOTICE OF INTENT TO DEMAND PAYMENT

(a) If proposed corporate action requiring appraisal rights under section 13.02 is submitted to vote at a shareholders’ meeting, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares:

(1) shall deliver to the corporation before the vote is taken written notice of the shareholder’s intent to demand payment if the proposed action is effectuated; and

(2) shall not vote, or cause or permit to be voted, any shares of such class or series in favor of the proposed action.

(b) A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment under this chapter.

Section 13.22. APPRAISAL NOTICE AND FORM

(a) If proposed corporate action requiring appraisal rights under subsection (a) of section 13.02 becomes effective, the corporation shall deliver a written appraisal notice and form required by clause (1) of subsection (b) to all shareholders who satisfied the requirements of section 13.21 or, if the action was taken by written consent, did not consent. In the case of a merger under section 11.05, the parent shall deliver a written appraisal notice and form to all record shareholders who may be entitled to assert appraisal rights.

(b) The appraisal notice shall be sent no earlier than the date the corporate action became effective and no later than 10 days after such date and must:

(1) supply a form that specifies the date of the first announcement to shareholders of the principal terms of the proposed corporate action and requires the shareholder asserting appraisal rights to certify (A) whether or not beneficial ownership of those shares for which appraisal rights are asserted was acquired before that date and (B) that the shareholder did not vote for the transaction;

(2) state:

(i) where the form shall be sent and where certificates for certificated shares shall be deposited and the date by which those certificates shall be deposited, which date may not be earlier than the date for receiving the required form under subclause (ii);

(ii) a date by which the corporation shall receive the form which date may not be fewer than 40 nor more than 60 days after the date the subsection (a) appraisal notice and form are sent, and state that the shareholder shall have waived the right to demand appraisal with respect to the shares unless the form is received by the corporation by such specified date;

(iii) the corporation’s estimate of the fair value of the shares;

(iv) that, if requested in writing, the corporation will provide, to the shareholder so requesting, within 10 days after the date specified in clause (ii) the number of shareholders who return the forms by the specified date and the total number of shares owned by them; and

(v) the date by which the notice to withdraw under section 13.23 shall be received, which date shall be within 20 days after the date specified in subclause (ii) of this subsection; and

(3) be accompanied by a copy of this chapter.

Section 13.23. PERFECTION OF RIGHTS; RIGHT TO WITHDRAW

(a) A shareholder who receives notice pursuant to section 13.22 and who wishes to exercise appraisal rights shall certify on the form sent by the corporation whether the beneficial owner of the shares acquired beneficial ownership of the shares before the date required to be set forth in the notice pursuant to clause (1) of subsection (b) of section 13.22. If a shareholder fails to make this certification, the corporation may elect to treat the shareholder’s shares as after-acquired shares under section 13.25. In addition, a shareholder who wishes to exercise appraisal rights shall execute and return the form and, in the case of certificated shares, deposit the shareholder’s certificates in accordance with the terms of the notice by the date referred to in the notice pursuant to subclause (ii) of clause (2) of subsection (b) of section 13.22. Once a shareholder deposits that shareholder’s certificates or, in the case of uncertificated shares, returns the executed forms, that shareholder loses all rights as a shareholder, unless the shareholder withdraws pursuant to said subsection (b).

(b) A shareholder who has complied with subsection (a) may nevertheless decline to exercise appraisal rights and withdraw from the appraisal process by so notifying the corporation in writing by the date set forth in the appraisal notice pursuant to subclause (v) of clause (2) of subsection (b) of section 13.22. A shareholder who fails to so withdraw from the appraisal process may not thereafter withdraw without the corporation’s written consent.

(c) A shareholder who does not execute and return the form and, in the case of certificated shares, deposit that shareholder’s share certificates where required, each by the date set forth in the notice described in subsection (b) of section 13.22, shall not be entitled to payment under this chapter.

Section 13.24. PAYMENT

(a) Except as provided in section 13.25, within 30 days after the form required by subclause (ii) of clause (2) of subsection (b) of section 13.22 is due, the corporation shall pay in cash to those shareholders who complied with subsection (a) of section 13.23 the amount the corporation estimates to be the fair value of their shares, plus interest.

(b) The payment to each shareholder pursuant to subsection (a) shall be accompanied by:

(1) financial statements of the corporation that issued the shares to be appraised, consisting of a balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

(2) a statement of the corporation’s estimate of the fair value of the shares, which estimate shall equal or exceed the corporation’s estimate given pursuant to subclause (iii) of clause (2) of subsection (b) of section 13.22; and

(3) a statement that shareholders described in subsection (a) have the right to demand further payment under section 13.26 and that if any such shareholder does not do so within the time period specified therein, such shareholder shall be deemed to have accepted the payment in full satisfaction of the corporation’s obligations under this chapter.

Section 13.25. AFTER-ACQUIRED SHARES

(a) A corporation may elect to withhold payment required by section 13.24 from any shareholder who did not certify that beneficial ownership of all of the shareholder’s shares for which appraisal rights are asserted was acquired before the date set forth in the appraisal notice sent pursuant to clause (1) of subsection (b) of section 13.22.

(b) If the corporation elected to withhold payment under subsection (a), it must, within 30 days after the form required by subclause (ii) of clause (2) of subsection (b) of section 13.22 is due, notify all shareholders who are described in subsection (a):

(1) of the information required by clause (1) of subsection (b) of section 13.24;

(2) of the corporation’s estimate of fair value pursuant to clause (2) of subsection (b) of said section 13.24;

(3) that they may accept the corporation’s estimate of fair value, plus interest, in full satisfaction of their demands or demand appraisal under section 13.26;

(4) that those shareholders who wish to accept the offer shall so notify the corporation of their acceptance of the corporation’s offer within 30 days after receiving the offer; and

(5) that those shareholders who do not satisfy the requirements for demanding appraisal under section 13.26 shall be deemed to have accepted the corporation’s offer.

(c) Within 10 days after receiving the shareholder’s acceptance pursuant to subsection(b), the corporation shall pay in cash the amount it offered under clause (2) of subsection (b) to each shareholder who agreed to accept the corporation’s offer in full satisfaction of the shareholder’s demand.

(d) Within 40 days after sending the notice described in subsection (b), the corporation must pay in cash the amount if offered to pay under clause (2) of subsection (b) to each shareholder deserved in clause (5) of subsection (b).

Section 13.26. PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR OFFER

(a) A shareholder paid pursuant to section 13.24 who is dissatisfied with the amount of the payment shall notify the corporation in writing of that shareholder’s estimate of the fair value of the shares and demand payment of that estimate plus interest, less any payment under section 13.24. A shareholder offered payment under section 13.25 who is dissatisfied with that offer shall reject the offer and demand payment of the shareholder’s stated estimate of the fair value of the shares plus interest.

(b) A shareholder who fails to notify the corporation in writing of that shareholder’s demand to be paid the shareholder’s stated estimate of the fair value plus interest under subsection (a) within 30 days after receiving the corporation’s payment or offer of payment under section 13.24 or section 13.25, respectively, waives the right to demand payment under this section and shall be entitled only to the payment made or offered pursuant to those respective sections.

SUBDIVISION C: JUDICIAL APPRAISAL OF SHARES

Section 13.30. COURT ACTION

(a) If a shareholder makes demand for payment under section 13.26 which remains unsettled, the corporation shall commence an equitable proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, it shall pay in cash to each shareholder the amount the shareholder demanded pursuant to section 13.26 plus interest.

(b) The corporation shall commence the proceeding in the appropriate court of the county where the corporation’s principal office, or, if none, its registered office, in the commonwealth is located. If the corporation is a foreign corporation without a registered office in the commonwealth, it shall commence the proceeding in the county in the commonwealth where the principal office or registered office of the domestic corporation merged with the foreign corporation was located at the time of the transaction.

(c) The corporation shall make all shareholders, whether or not residents of the commonwealth, whose demands remain unsettled parties to the proceeding as an action against their shares, and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law or otherwise as ordered by the court.

(d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint 1 or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have the powers described in the order appointing them, or in any amendment to it. The shareholders demanding appraisal rights are entitled to the same discovery rights as parties in other civil proceedings.

(e) Each shareholder made a party to the proceeding is entitled to judgment (i) for the amount, if any, by which the court finds the fair value of the shareholder’ s shares, plus interest, exceeds the amount paid by the corporation to the shareholder for such shares or (ii) for the fair value, plus interest, of the shareholder’s shares for which the corporation elected to withhold payment under section 13.25.

PROXY

AMERICAN POWER CONVERSION CORPORATION

Proxy for the Special Meeting of Shareholders on

[•], 2007

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Robert J. Johnson, Richard J. Thompson and Jeffrey J. Giguere, and each of them individually as, the attorneys and proxies of the undersigned, with full power of substitution, to appear and to vote all shares of stock of American Power Conversion Corporation (the “Company”) which the undersigned is entitled to vote at the Special Meeting of Shareholders of the Company to be held on [•], at 10:00 a.m. local time, at 31 West 52nd Street, New York, New York, and at any adjournments or postponements thereof, upon the matters set forth in the Notice of Special Meeting of Shareholders and Proxy Statement dated [•], a copy of which has been received by the undersigned.

CONTINUED AND TO BE MARKED, DATED AND SIGNED ON REVERSE SIDE

YOUR VOTE IS IMPORTANT. YOU ARE URGED TO DATE, SIGN AND PROMPTLY

RETURN THIS PROXY IN THE ENVELOPE PROVIDED.

SEE REVERSE SIDE

☒	Please mark votes as in this example.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE

FOR ITEMS 1 and 2

	FOR	AGAINST	ABSTAIN

1.      The approval of the Agreement and Plan of Merger, dated as of October 28, 2006, by and among Schneider Electric SA, Trianon Inc., an indirect wholly-owned subsidiary of Schneider Electric, and the Company, providing for a merger in which each share of APC common stock, par value $.01 per share, will be converted into the right to receive $31.00 in cash, without interest.

	☐	☐	☐

2. The adjournment or postponement of the Special Meeting to a later time, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the Merger Agreement.	☐	☐	☐

3. In their discretion, the proxies are authorized to act and vote upon such other business, if any, as may properly come before the Special Meeting or any postponements or adjournments thereof.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF AMERICAN POWER CONVERSION CORPORATION. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR THE APPROVAL OF THE MERGER AGREEMENT AND FOR THE PROPOSAL TO ADJOURN OR POSTPONE THE SPECIAL MEETING, IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO ACT AND VOTE UPON SUCH OTHER MATTERS, IF ANY, AS MAY PROPERLY BE BROUGHT BEFORE THE SPECIAL MEETING.

☐	MARK HERE IF YOU PLAN TO ATTEND THE MEETING

☐	MARK HERE FOR ADDRESS CHANGE AND NOTE IT BELOW

If you are signing as attorney, executor, trustee or guardian, then please give your full title as such. If your shares are held jointly, then each owner should sign.

Signature	Date

Signature	Date